As filed with the Securities and Exchange Commission on January 29, 1998
                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ________________

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ________________

                       NATIONAL COMMERCE BANCORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ________________

           TENNESSEE                           6711                      62-0784645
(State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)       Classification Code Number)   Identification Number)

                              ONE COMMERCE SQUARE
                           MEMPHIS, TENNESSEE 38150
                                (901) 523-3434

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive officers)
                               ________________

                               LEWIS E. HOLLAND
             EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                       NATIONAL COMMERCE BANCORPORATION
                              ONE COMMERCE SQUARE
                           MEMPHIS, TENNESSEE 38150
                                (901) 523-3434

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH A COPY TO:

                           PHILIP A. THEODORE, ESQ.
                                KING & SPALDING
                             191 PEACHTREE STREET
                          ATLANTA, GEORGIA 30303-1763
                                (404) 572-4676

                               ________________

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable following the effectiveness of this Registration
                                  Statement.
                               ________________

     If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                               ________________

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                        AMOUNT TO         OFFERING PRICE          AGGREGATE          AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    BE REGISTERED(1)     PER SHARE(2)       OFFERING PRICE(2)  REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $2.00 par value                             850,000           $   15.98          $13,582,761.00     $  4,006.91
====================================================================================================================================

(1) This amount is based upon the maximum number of shares anticipated to be issued pursuant to an Agreement and Plan of Merger dated as of January 26, 1998 between the Registrant and Bancshares of West Memphis, Inc. The actual number of shares to be issued may vary depending on the closing sales prices of the Registrant's common stock over a specified period.

(2) Computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the book value as of September 30, 1997 of the securities to be received by the Registrant in exchange for the securities registered hereby.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                       NATIONAL COMMERCE BANCORPORATION
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

                  (PURSUANT TO ITEM 501(b) OF REGULATION S-K
                       AND ITEM 1 OF PART I OF FORM S-4)

         S-4 ITEM NUMBER AND HEADING                                  LOCATION OF INFORMATION STATEMENT/PROSPECTUS HEADING
         ---------------------------                                  ----------------------------------------------------
A.   INFORMATION ABOUT THE TRANSACTION

     1.   Forepart of Registration Statement and Outside Front        Forepart of Registration Statement; Outside Front Cover
          Cover Page of Prospectus                                    Page of Prospectus

     2.   Inside Front and Outside Back Cover Page of                 Table of Contents; Available Information;
          Prospectus                                                  Incorporation of Certain Documents by Reference

     3.   Risk Factors, Ratio of Earnings to Fixed Charges, and       Introduction; Summary; Risk Factors; Selected Financial
          Other Information                                           Data; Index to Financial Statements of BWM

     4.   Terms of the Transaction                                    Summary; Merger; Description of NCBC Capital Stock;
                                                                      Comparison of Rights of BWM and NCBC Shareholders;
                                                                      Business of BWM; Appendix I and Appendix II

     5.   Pro Forma Financial Information                             Not Applicable

     6.   Material Contacts with the Company Being Acquired           Business of BWM

     7.   Additional Information Required for Reoffering by           Not Applicable
          Persons and Parties Deemed to be Underwriters

     8.   Interests of Named Experts and Counsel                      Relationships with Independent Accountants; Experts;
                                                                      Legal Opinions

     9.   Disclosure of Commission Position on Indemnification        Not Applicable
          for Securities Act Liabilities

B.   INFORMATION ABOUT THE REGISTRANT

     10.  Information with Respect to S-3 Registrants                 Available Information; Incorporation of Certain
                                                                      Documents by Reference; Summary; Selected Financial
                                                                      Data

     11.  Incorporation of Certain Information by Reference           Incorporation of Certain Documents by Reference

     12.  Information with Respect to S-2 or S-3 Registrants          Not Applicable

     13.  Incorporation of Certain Information by Reference           Not Applicable

     14.  Information with Respect to Registrants other than          Not Applicable
          S-2 or S-3 Registrants

C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED

     15.  Information with Respect to S-3 Companies                   Not Applicable

     16.  Information with Respect to S-2 or S-3 Companies            Not Applicable

     17.  Information with Respect to Companies other than            Introduction; Summary; The Merger; Business of BWM;
          S-2 or S-3 Companies                                        Comparison of Rights of BWM and NCBC Shareholders;
                                                                      Index to Financial Statements of BWM; Management's
                                                                      Discussion and Analysis of BWM's Financial Condition
                                                                      and Results of Operations.

D.   VOTING AND MANAGEMENT INFORMATION

     18.  Information if Proxies, Consents or Authorizations          Not Applicable
          are to be Solicited

     19.  Information if Proxies, Consents or Authorizations          Summary--The Meeting; Information Concerning the Meeting
          are Not to be Solicited, or in an Exchange Offer

                 [Bancshares of West Memphis, Inc. Letterhead]



Dear Stockholder:

     A Special Meeting of the Stockholders of Bancshares of West Memphis, Inc. ("BWM") will be held on __________, 1998, at _____ a.m., local time, at the main office of the Bank of West Memphis, 626 East Broadway, West Memphis, Arkansas.

     The purpose of the meeting is to ask you to approve the merger of BWM into National Commerce Community Bancorp II, Inc., a wholly owned subsidiary of National Commerce Bancorporation ("NCBC") (the "Merger"). The Merger is subject, among other things, to the approval of the holders of two-thirds (2/3) of the outstanding shares of common stock of BWM ("BWM Stock"). If the Merger is consummated, each holder of BWM Stock will receive that number of shares of NCBC common stock equal to the quotient of: (i) the greater of (x) 850,000 shares of NCBC common stock or (y) the quotient of $25.5 million divided by the average of the closing price per share of NCBC common stock as quoted on the Nasdaq National Market on the last five trading days prior to the effective date of the Merger, divided by (ii) the number of shares of BWM Stock outstanding on the effective date of the Merger.

     BWM'S BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND APPROVAL OF THE MERGER.

     Enclosed with this letter are a Notice of Special Meeting and an Information Statement/Prospectus, which contains a detailed description of the entire transaction. Please read the enclosed material carefully. We look forward to seeing you at the meeting.


                                        Sincerely,


                                        __________________________________
                                        George H. Dunklin, Chairman
West Memphis, Arkansas
____________, 1998

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                 _____________


To The Stockholders of Bancshares of West Memphis, Inc.:

Notice is hereby given that a Special Meeting of the Stockholders of Bancshares of West Memphis, Inc. ("BWM") will be held on _______, 1998, at _____ a.m., local time, at the main office of the Bank of West Memphis, 626 East Broadway, West Memphis, Arkansas, for the following purposes:

     1. To consider and act upon a proposal to approve a plan of merger providing for the merger of BWM into National Commerce Community Bancorp II, Inc. ("Community Bancorp"), a wholly owned subsidiary of National Commerce Bancorporation ("NCBC") (the "Merger"), as a result of which each outstanding share of common stock of BWM ("BWM Stock") will be converted into that number of shares of NCBC common stock equal to the quotient of: (i) the greater of (x) 850,000 shares of NCBC common stock or (y) the quotient of $25.5 million divided by the average of the closing price per share of NCBC common stock as quoted on the Nasdaq National Market on the last five trading days prior to the effective date of the Merger, divided by (ii) the number of shares of BWM Stock outstanding on the effective date of the Merger. Such approval, if voted, shall be deemed to constitute the ratification, confirmation and approval of the execution and delivery by BWM of the Plan and Agreement of Merger ("Agreement") dated January 26, 1998, among NCBC, Community Bancorp and BWM.

     2. To transact such other business as may properly be brought before the Special Meeting or at any adjournment thereof.

Information regarding the matters to be acted upon at the meeting is contained in the accompanying Information Statement/Prospectus.

Consummation of the Merger is conditioned upon approval by the holders of two-thirds (2/3) of the outstanding shares of BWM Stock. Only those holders of BWM Stock of record at the close of business on ____________, 1998, are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

Dissenting shareholders who comply with the procedural requirements of Section 4-26-1007 of the Arkansas Business Corporation Act will be entitled to receive payment of the cash value of their shares if the Merger is approved.

Your vote is important regardless of the number of shares you own. Please plan to attend the meeting.

                                        By Order of the Board of Directors


                                        ____________________________________
                                        Secretary
West Memphis, Arkansas
____________, 1998

PROSPECTUS

                             INFORMATION STATEMENT
                                      OF
                       BANCSHARES OF WEST MEMPHIS, INC.
                               626 EAST BROADWAY
                       WEST MEMPHIS, ARKANSAS 72301-3200
                                 870-732-8000
                    FOR THE SPECIAL MEETING OF SHAREHOLDERS
                      OF BANCSHARES OF WEST MEMPHIS, INC.
                         TO BE HELD ON _________, 1998


     This Information Statement is being furnished to the holders of shares ("BWM Shareholders") of Common Stock, $1.00 par value ("BWM Common Stock"), of Bancshares of West Memphis, Inc., an Arkansas corporation ("BWM"), in connection with the Special Meeting of Shareholders (the "Meeting") to be held on ________, 1998, at the main office of Bank of West Memphis, 626 East Broadway, West Memphis, Arkansas 72301-3200, and any adjournments of the Meeting. This Information Statement also constitutes a prospectus of National Commerce Bancorporation, a Tennessee corporation ("NCBC"), relating to the shares of NCBC Common Stock, par value $2.00 per share ("NCBC Common Stock"), to be issued to BWM Shareholders pursuant to the terms of the Agreement and Plan of Merger, dated January 26, 1998 (the "Merger Agreement"), described in this Information Statement. Under the terms of the Merger Agreement, BWM will be merged (the "Merger") with and into National Commerce Community Bancorp II, Inc., an Arkansas corporation and a wholly owned subsidiary of NCBC (the "Merger Subsidiary"), and each outstanding share of BWM Common Stock (excluding treasury shares and shares held by BWM Shareholders who perfect their dissenters' rights) shall be converted into the right to receive that number of shares of NCBC Common Stock equal to the quotient of: (i) the greater of (x) 850,000 shares of NCBC Common Stock or (y) the quotient of the "Net Purchase Price" (defined below) divided by the NCBC "Current Market Price Per Share" (defined below), divided by (ii) the number of shares of BWM Common Stock outstanding at and as of the Effective Time. Cash will be paid in lieu of any fractional shares otherwise issuable in the Merger. BWM Shareholders who perfect their dissenters rights under Arkansas law will receive cash equal to the statutory fair value of their BWM Common Stock in lieu of NCBC Common Stock otherwise issuable. After the Merger, Merger Subsidiary will be the surviving corporation and Bank of West Memphis, the wholly owned bank subsidiary of BWM, will become a subsidiary of Merger Subsidiary.

     This Information Statement is first being mailed to BWM Shareholders on or about _______, 1998.

               MANAGEMENT OF BWM IS NOT SOLICITING PROXIES FROM
           BWM SHAREHOLDERS IN CONNECTION WITH THE SPECIAL MEETING.
              BWM SHAREHOLDERS ARE REQUESTED NOT TO SEND PROXIES.
                  ___________________________________________

         THE SHARES OF NCBC COMMON STOCK TO BE ISSUED UNDER THE MERGER
       AGREEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
       THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
                 _____________________________________________

     No person is authorized to give any information or to make any representations other than those contained in this Information Statement and, if given or made, such information or representations must not be relied upon as having been authorized. This document does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     All information concerning BWM contained in this Information Statement has been furnished by BWM, and all information concerning Merger Subsidiary and NCBC has been furnished by NCBC.

                       _________________________________

          The date of this Information Statement is __________, 1998

                             AVAILABLE INFORMATION

     NCBC is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). Copies of reports, proxy and information statements and other information filed by NCBC can be obtained, at prescribed rates, from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities referred to above and at the Regional Offices of the SEC as follows: the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. NCBC Common stock is traded over-the-counter on the Nasdaq National Market tier and is quoted under the trade symbol "NCBC," and such reports, proxy and information statements and other information concerning NCBC can be inspected and copied at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006 or obtained by calling the Nasdaq Public Reference
Room Disclosure Group at (800) 638-8241.   This Information Statement does not
contain all the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") that NCBC has filed with the SEC under the Securities Act of 1933 (the "Securities Act"), to which reference is hereby made.


                          FORWARD-LOOKING STATEMENTS

     This Information Statement may contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act with respect to the financial condition, results of operations and business of NCBC and BWM. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 12E of the Exchange Act and Section 27A of the Securities Act. NCBC and BWM caution readers that such "forward-looking statements," including without limitation, those relating to NCBC's and BWM's future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to NCBC or BWM, are necessarily estimates reflecting the best judgment of NCBC and BWM senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward-looking statements." Such "forward-looking statements" should, therefore, be considered in light of various important factors, including those set forth in this Information Statement. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in NCBC's portfolio of outstanding loans, and competition in NCBC markets. Other factors set forth from time to time in NCBC's reports and registration statements filed with the SEC should also be considered. NCBC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents of NCBC are incorporated by reference into this Information Statement:

     (1) the Annual Report on Form 10-K of NCBC for the year ended December 31, 1996;

     (2) the Quarterly Reports on Form 10-Q of NCBC for the quarters ended March 31, June 30 and September 30, 1997; and

     (2) the Registration Statement on Form S-8 (File No. 33-38552) filed with the SEC on January 11, 1991, which provides a description of the Common Stock to be issued pursuant to the Merger.

     All documents filed by NCBC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Information Statement and prior to the date on which the Meeting is held, which date is expected to be _______, 1998, shall be deemed to be incorporated by reference into this Information Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference into this Information Statement shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in this Information Statement (or in any other subsequently filed document which also is incorporated by reference into this Information Statement) modifies or supersedes such document. Any statement so modified or superseded shall not be deemed to constitute a part of this Information Statement except as so modified or superseded.

     THIS INFORMATION STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, UPON WRITTEN OR ORAL REQUEST, FROM LEWIS E. HOLLAND, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, NATIONAL COMMERCE BANCORPORATION, ONE COMMERCE SQUARE, MEMPHIS, TENNESSEE 38150; TELEPHONE NO. (901) 523-3242. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _________, 1998.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION...................................................      i
FORWARD-LOOKING STATEMENTS..............................................      i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................      i
TABLE OF CONTENTS.......................................................    iii
SUMMARY.................................................................      1
     The Parties........................................................      1
     The Meeting........................................................      1
     The Merger.........................................................      1
     Market Prices of NCBC and BWM Common Stock.........................      4
     NCBC and BWM Selected Historical Financial Data....................      5
     NCBC and BWM Equivalent Per Common Share Data......................      8
RISK FACTORS............................................................      9
INFORMATION CONCERNING THE MEETING......................................     10
     The Meeting........................................................     10
     Vote Required......................................................     10
     Other Matters to be Considered.....................................     10
THE MERGER..............................................................     10
     General............................................................     10
     Background of the Merger...........................................     11
     Reasons for the Merger; Board of Directors Recommendation..........     11
     Exchange of Certificates Representing BWM Common Stock.............     12
     Covenants; Conditions; Representations and Warranties;
               Amendment and Termination................................     12
     Beneficial Ownership of BWM Common Stock...........................     14
     Resale of NCBC Common Stock by Affiliates..........................     15
     Regulatory and Other Legal Considerations..........................     16
     Accounting Treatment...............................................     17
     Federal Income Tax Considerations..................................     17
     Expenses...........................................................     18
     Stock Exchange Listing.............................................     18
     No Solicitation of Transactions; Break-Up Fee......................     18
     Dissenters' Rights.................................................     18
COMPARISON OF RIGHTS OF BWM AND NCBC SHAREHOLDERS.......................     20
DESCRIPTION OF BWM CAPITAL STOCK........................................     24
DESCRIPTION OF NCBC CAPITAL STOCK.......................................     24
BUSINESS OF BWM.........................................................     25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF BWM'S
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................     26
LEGAL OPINIONS..........................................................     27
EXPERTS.................................................................     27
INDEX TO FINANCIAL STATEMENTS...........................................    F-1

APPENDIX I--FORM OF MERGER AGREEMENT....................................    I-1

APPENDIX II--ARKANSAS CODE OF 1987 (S) 4-26-1007........................   II-1

--------------------------------------------------------------------------------

                                    SUMMARY

     Certain significant matters discussed in this Information Statement are summarized below. These summaries are not intended to be complete and are qualified in all respects by reference to the detailed information appearing elsewhere in this Information Statement. BWM Shareholders are urged to review carefully the entire Information Statement (including the Appendices and other documents to which this Information Statement refers).

THE PARTIES

     NCBC

     National Commerce Bancorporation, a Tennessee corporation ("NCBC"), is a bank holding company formed in February 1966. NCBC provides retail and commercial banking and investment services through the ownership, directly or indirectly, of all the outstanding capital stock of (i) National Bank of Commerce, Memphis, Tennessee; (ii) Nashville Bank of Commerce, Nashville, Tennessee; (iii) NBC Bank, FSB, Knoxville, Tennessee; (iv) Commerce Capital Management, Inc., Memphis, Tennessee; (v) Brooks, Montague & Associates, Inc., Chattanooga, Tennessee; (vi) TransPlatinum Service Corp., Nashville, Tennessee ("TransPlatinum"); (vii) U.S.I. Alliance Corp.; and (viii) Monroe Properties, Inc. NCBC advises these subsidiaries concerning financial and employee benefits matters, performs certain record-keeping functions to ensure compliance with accounting and regulatory requirements and assists in obtaining additional financing.

     BWM

     BWM is a one bank holding company headquartered at 626 East Broadway, West Memphis, Arkansas 72301-3200, telephone (870) 732-8000. Its only subsidiary, Bank of West Memphis, headquartered in West Memphis, Arkansas, has three locations in Crittenden County, Arkansas. BWM had consolidated assets of approximately $106.6 million as of September 30, 1997.

THE MEETING

     The BWM Special Meeting of Shareholders (the "Meeting") is scheduled to be held at the main office of Bank of West Memphis, 626 East Broadway, West Memphis, Arkansas 72301-3200, on _______, 1998 at _____ , local time. The purpose of the Meeting is to consider and vote upon the approval and adoption of the Merger Agreement. Only holders of shares of BWM Common Stock of record at the close of business on ________, 1998 (the "Record Date"), will be entitled to vote at the Meeting. As of the Record Date, there were [81,284] shares of BWM Common Stock outstanding and entitled to vote, with each share entitled to one vote. As of the Record Date, approximately [70.38%] of the outstanding shares of BWM Common Stock were beneficially owned by officers and directors of BWM and their affiliates. The affirmative vote of the holders of two-thirds (2/3) of the shares of BWM Common Stock represented at the Meeting and entitled to vote is necessary to approve and adopt the Merger Agreement. See "Information Concerning the Meeting - Vote Required."

MANAGEMENT OF BWM IS NOT SOLICITING PROXIES FROM BWM STOCKHOLDERS IN CONNECTION WITH THE SPECIAL MEETING. BWM STOCKHOLDERS ARE REQUESTED NOT TO SEND PROXIES.

THE MERGER

     General

     The Merger Agreement, a copy of which is attached as Appendix I and incorporated by reference in this Information Statement, provides for the Merger of BWM with and into Merger Subsidiary in accordance with the applicable provisions of the Arkansas Code of 1987 (the "Act"). Merger Subsidiary will be the surviving corporation of the Merger. The separate existence of BWM will cease following the Merger and Bank of West Memphis will become a wholly owned bank subsidiary of Merger Subsidiary. Subject to the terms, conditions and procedures set forth in the Merger Agreement, upon consummation of the Merger at the Effective Time as defined in the Merger Agreement (the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

"Effective Time"), each of the issued and outstanding shares of BWM Common Stock (excluding treasury shares and shares held by BWM Shareholders who perfect their dissenters' rights) will be converted, without any further action on the part of BWM Shareholders, into the right to receive that number of shares of NCBC Common Stock equal to the quotient of: (i) the greater of (x) 850,000 shares of NCBC Common Stock or (y) the quotient of the "Net Purchase Price" (defined below) divided by the NCBC "Current Market Price Per Share" (defined below), divided by
(ii) the number of shares of BWM Common Stock outstanding at and as of the Effective Time. The term "Net Purchase Price" is defined in the Merger Agreement to mean $25,500,000. The term "Current Market Price Per Share" as so defined means the average of the closing price per share of the NCBC Common Stock on the Nasdaq National Market tier (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by NCBC) on the last five trading days prior to the Effective Date. BWM Shareholders who properly exercise and perfect their dissenters' rights under the Act will be paid the statutory fair value of their shares in cash. In addition, cash will be paid to BWM Shareholders in lieu of fractional shares otherwise issuable in the Merger based on the NCBC Current Market Price Per Share.

     On the date of this Information Statement, the closing sale price of a share of NCBC Common Stock on the Nasdaq National Market tier was $33.75. Assuming that such price were the "Current Market Price Per Share" and that BWM owned 100% of the issued and outstanding shares of capital stock of Bank of West Memphis, BWM Shareholders would be entitled to receive an aggregate of 850,000 shares of NCBC Common Stock in the Merger, each share of BWM Common Stock would be entitled to receive 10.46 shares of NCBC Common Stock (the "Current Exchange Ratio") and the equivalent value of a share of BWM Common Stock would be $353.03. The market price of NCBC Common Stock is subject to fluctuation and could be more or less than its market price on the date of this Information Statement. Any such change will cause a corresponding change in the number of shares of NCBC Common Stock that will be issued in the Merger (but not to less than 850,000) and the aggregate value of the NCBC Common Stock to be issued in the Merger. BWM SHAREHOLDERS ARE URGED TO OBTAIN UPDATED MARKET INFORMATION CONCERNING NCBC COMMON STOCK.

     Background of the Merger

     The managements of NCBC and BWM began considering a potential combination in September 1997. A letter of intent was finalized and executed on October 24, 1997. The Merger Agreement was approved by the BWM Board of Directors on December 16, 1997, and by the NCBC Board of Directors on January 15, 1998. The Merger Agreement was executed on January 26, 1998. See "The Merger -- Background of the Merger."

     Board of Directors' Recommendation

     The Board of Directors of BWM voted to approve the Merger Agreement as being in the best interests of BWM and BWM Shareholders and recommends that BWM Shareholders vote for the approval of the Merger and the approval and adoption of the Merger Agreement. See "The Merger -- Reasons For the Merger; Board of Directors' Recommendation."

     Covenants; Conditions; Representations and Warranties; Amendment and Termination

     The respective obligations of the parties to consummate the Merger are subject to, among other things, the requisite vote of BWM Shareholders approving the Merger and compliance with certain regulatory requirements. Additional conditions to the obligations of NCBC and BWM to consummate the Merger are discussed in "The Merger -- Covenants; Conditions; Representations and Warranties; Amendment and Termination."

     The Merger Agreement may be amended by agreement between BWM, NCBC and Merger Subsidiary, but no amendment reducing the consideration to be received by BWM Shareholders is valid unless approved by the BWM Shareholders. The Merger Agreement may be terminated by either NCBC or Merger Subsidiary, on the one hand, or BWM, on the other hand, if by March 31, 1998, specified conditions in the Merger Agreement have not been satisfied or waived.

--------------------------------------------------------------------------------

     In addition to the conditions described in the preceding sentence, the obligations of NCBC and Merger Subsidiary to consummate the Merger are subject the following conditions: (i) the average total deposits of Bank of West Memphis for the quarter immediately preceding the closing date shall not be less than $92.0 million; (ii) exclusive of gains or losses on transactions in securities, total stockholders equity of BWM as of the end of the quarter immediately preceding the closing date shall not be less than $13.5 million; (iii) BWM shall own, free and clear of any liens, not less than 97.4% of the outstanding capital stock of Bank of West Memphis; (iv) from and after December 31, 1996, neither BWM nor Bank of West Memphis shall have consummated any extraordinary sale of assets nor any material investment portfolio restructuring; and (v) certain BWM shareholders shall have entered into non-compete agreements with NCBC, Merger Subsidiary and Bank of West Memphis.

     Regulatory or Other Legal Considerations

     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and the expiration of the 30-day Department of Justice waiting period. NCBC filed an application for such approval on or about December 9, 1997. The approval was granted on January 7, 1998. See "The Merger-- Regulatory and Other Legal Considerations."

     Federal Income Tax Considerations

     NCBC and BWM have received an opinion that the Merger will constitute a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code"), and that BWM Shareholders will not recognize gain or loss for federal income tax purposes upon the conversion of BWM Common Stock into NCBC Common Stock (except with respect to any cash paid in lieu of fractional shares of NCBC Common Stock or in respect of the exercise of dissenters' rights). See "The Merger -- Federal Income Tax Considerations."

     Comparison of Rights of BWM and NCBC Shareholders

     BWM is incorporated under the laws of the State of Arkansas. NCBC is incorporated under the laws of the State of Tennessee. BWM Shareholders, whose rights as shareholders are currently governed by Arkansas law and the BWM Charter and By-laws, upon consummation of the Merger will become shareholders of NCBC and their rights as NCBC shareholders will be governed by Tennessee law and the NCBC Restated Charter (the "NCBC Charter") and By-laws. The NCBC Charter and By-laws contain certain provisions intended to deter certain takeover attempts. The BWM Charter and By-laws contain similar, but not identical, provisions. See "Comparison of Rights of BWM and NCBC Shareholders."

     Dissenters' Rights

     BWM Shareholders who do not vote in favor of the Merger and who comply with the applicable provisions of the Act, which provisions require, among other things, the filing of a written statement of intention to dissent prior to or at the Meeting, will be entitled, if the Merger is consummated, to have an Arkansas court determine the statutory fair value of their shares of BWM Common Stock and to receive payment of that amount in cash in lieu of receiving shares of NCBC Common Stock in the Merger. See "The Merger -- Dissenters' Rights" and Appendix II.

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

--------------------------------------------------------------------------------

MARKET PRICES OF NCBC AND BWM COMMON STOCK

     The NCBC Common Stock is traded over-the-counter on the Nasdaq National Market tier and is quoted under the trade symbol "NCBC."

     On April 23, 1997, NCBC announced a 2-for-1 stock split, effective as of May 16, 1997, for shares held of record on May 5, 1997. The stock prices set forth in the table below have been adjusted to reflect such stock split. The stock prices listed in the table were obtained from Nasdaq and represent the high and low closing sales prices.

                       MARKET PRICE OF NCBC COMMON STOCK

                                                             HIGH       LOW
                                                             ----       ---
          1996

          First Quarter..................................   $15.500  $ 12.750
          Second Quarter.................................    15.875    14.875
          Third Quarter..................................    16.750    15.500
          Fourth Quarter.................................    19.190    16.625

          1997

          First Quarter..................................   $23.000  $ 17.875
          Second Quarter.................................    23.625    19.250
          Third Quarter..................................    27.625    22.875
          Fourth Quarter.................................    35.750   27.1875

          1998
          First Quarter (through January 28, 1998).......   $ 35.25  $  30.25

     There is no active market in BWM Common Stock. It has been reported to BWM by certain selling or purchasing shareholders that BWM Common Stock traded for $75.00 per share during the periods indicated in the table above in privately negotiated transactions. The most recent transactions in shares of BWM Common Stock occurred on April 23, 1996, when two shares were sold for $75.00 per share. Although BWM management believes such information to be reliable, it has not been verified. This reported information does not include all transactions in BWM Common Stock, and it is possible that transactions occurred during these periods at prices higher than, or lower than, these prices. Since there is no established trading market for BWM Common Stock, these prices may not necessarily be indicative of the value of BWM Common Stock or of the prices at which BWM Common Stock would trade if there were an established market.

     On November 18, 1997, the last trading day before the public announcement of the Merger, the high and low sales price per share reported on the Nasdaq National Market tier for NCBC Common Stock were $30-7/8 and $30.25, respectively ($322.95 and $316.42, respectively, on an equivalent share basis for each share of BWM Common Stock based on the Current Exchange Ratio). On January 28, 1998, the high and low sales price per share reported on the Nasdaq National Market tier for NCBC Common Stock were $33.875 and $32.125, respectively ($354.33 and $336.55, respectively, on an equivalent share basis for each share of BWM Common Stock based on the Current Exchange Ratio). BWM SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE MARKET PRICES OF NCBC COMMON STOCK.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 NCBC AND BWM
                      SELECTED HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

     NCBC

     The selected consolidated financial data of NCBC for, and as of the end of, each of the periods indicated in the five-year period ended December 31, 1996, have been derived from the audited consolidated financial statements of NCBC. The selected consolidated financial data for each of the nine months ended September 30, 1996 and 1997, and as of September 30, 1997, have been derived from the unaudited consolidated financial statements of NCBC, which reflect, in the opinion of management of NCBC, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the financial data for such periods. The results for such interim periods are not necessarily indicative of the results for the full year. The selected financial data should be read in conjunction with the consolidated financial statements of NCBC and the notes thereto which have been incorporated by reference herein. All common share data have been restated to reflect a 2-for-1 stock split, effective as of May 16, 1997. Pro forma data reflecting the Merger and another pending acquisition are not presented because such acquisitions individually and combined do not have a significant effect on the data as presented. NCBC has agreed to acquire First Citizens Bancshares Company, a one bank holding company located in Marion, Arkansas, subject to the approval of bank regulatory agencies and to approval of its shareholders. In connection therewith NCBC would be required to issue approximately 274,500 shares of NCBC Common Stock based on the NCBC closing market price per share of $33.75 on January 28, 1998. Acquisitions accounted for under the pooling of interests accounting method are included for all periods presented, while acquisitions accounted for under the purchase accounting method are included from the date of acquisition.

                                                                                                 NINE MONTHS
                                                                                                  ENDED
                                                  FOR THE YEAR ENDED DECEMBER 31,                SEPTEMBER 30
                                       -----------------------------------------------------  --------------------
                                         1992       1993       1994       1995       1996       1996       1997
                                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Total interest income.............    $160,317   $162,690   $195,120   $246,465   $286,567   $210,115   $249,994
  Total interest expense............      67,698     62,297     85,099    126,440    151,101    110,560    131,974
                                        --------   --------   --------   --------   --------   --------   --------
     Net interest income............      92,619    100,393    110,021    120,025    135,466     99,555    118,020
  Provision for loan losses.........      12,543      8,392      7,077      9,750     14,134     11,444     11,285
                                        --------   --------   --------   --------   --------   --------   --------
  Net interest income after provision
     for loan losses................      80,076     92,001    102,944    110,275    121,332     88,111    106,735
  Total other income................      46,519     52,289     49,940     53,868     70,929     52,665     56,457
  Total other expenses..............      76,217     86,082     87,574     91,830    105,169     77,356     88,234
                                        --------   --------   --------   --------   --------   --------   --------
  Income before income taxes........      50,378     58,208     65,310     72,313     87,092     63,420     74,958
  Income taxes......................      16,385     18,802     20,968     23,278     29,579     21,656     25,689
                                        --------   --------   --------   --------   --------   --------   --------
     Net income.....................    $ 33,993   $ 39,406   $ 44,342   $ 49,035   $ 57,513   $ 41,764   $ 49,269
                                        ========   ========   ========   ========   ========   ========   ========
PER COMMON SHARE DATA:
  Earnings per share................    $   0.69   $   0.79   $   0.89   $   0.97   $   1.15   $   0.83   $   0.97
  Cash dividends declared...........    $   0.24   $   0.28   $   0.31   $   0.35   $   0.40   $   0.29   $   0.33

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                         DECEMBER 31,                                            SEPTEMBER 30,
                                     -------------------------------------------------------------------    ------------------------

                                        1992            1993          1994          1995         1996          1996          1997
                                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Total Cash and cash
     equivalents...................  $  325,468     $  120,396    $  166,433    $  387,755    $  195,902    $  167,904    $  234,164
  Available-for-sale
     securities....................          (1)       954,788       872,379       516,623       700,775       534,083       611,626
  Held-to-maturity
     securities....................          (1)        17,408       283,906       762,023       817,124       819,651       962,423
                                     ----------     ----------    ----------    ----------    ----------    ----------    ----------
         Total securities..........     676,719        972,196     1,156,285     1,278,646     1,517,899     1,353,734     1,574,049
  Trading account securities.......      36,283         63,124        13,507        20,159        31,812        25,565        21,197
  Loans, net of unearned
     discounts.....................   1,200,603      1,395,830     1,592,806     1,931,213     2,347,973     2,247,777     2,607,352
  Less allowance for loan
     losses........................      17,356         21,467        24,310        29,010        35,514        34,827        39,911
                                     ----------     ----------    ----------    ----------    ----------    ----------    ----------
         Net loans.................   1,183,247      1,374,363     1,568,496     1,902,203     2,312,459     2,212,950     2,567,441
  Premises and equipment net.......      12,931         15,388        17,729        18,382        21,799        19,628        26,463
  Broker/dealer customer
     receivables...................       1,142         23,645         1,130        13,444        11,699        10,601        14,009
  Other assets.....................      47,752         51,655        82,229        74,453       108,839        95,165       119,637
                                     ----------     ----------    ----------    ----------    ----------    ----------    ----------
         Total assets..............  $2,283,542     $2,620,767    $3,005,809    $3,695,042    $4,200,409    $3,885,547     4,556,960
                                     ==========     ==========    ==========    ==========    ==========    ==========    ==========
    Total deposits.................  $1,771,170     $1,919,641    $2,154,390    $2,574,770    $2,976,430    $2,758,389    $2,971,897
  Short-term borrowings and
     other liabilities.............     236,241        289,652       299,076       444,413       358,476       345,961       609,304
  Federal Home Loan Bank
     Advances......................      71,099        170,025       321,541       372,799       396,109       322,362       424,837
  Long Term debt...................       6,372          6,372         6,383         6,381       156,065       156,017       206,086
                                     ----------     ----------    ----------    ----------    ----------    ----------    ----------
         Total liabilities.........   2,084,882      2,385,690     2,781,390     3,398,363     3,887,080     3,582,729     4,212,124
Total shareholders' equity.........     198,660        235,077       224,419       296,679       313,329       302,818       344,836
                                     ----------     ----------    ----------    ----------    ----------    ----------    ----------
         Total liability and
         shareholders' equity......  $2,283,542     $2,620,767    $3,005,809    $3,695,042    $4,200,409    $3,885,547    $4,556,960
                                     ==========     ==========    ==========    ==========    ==========    ==========    ==========

_____________________

 /(1)/ NCBC was not required to differentiate between securities available for sale and securities held to maturity prior to January 1, 1993.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     BWM

     The selected consolidated financial data of BWM for each of the periods indicated in the five-year period ended December 31, 1996, have been derived from the audited consolidated financial statements of BWM. The selected consolidated financial data for each of the nine months ended September 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of BWM, which reflect, in the opinion of management of BWM, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the financial data for such periods. The results of such interim periods are not necessarily indicative of the results for the full year. The selected financial data should be read in conjunction with BWM's consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of BWM's Financial Condition and Results of Operations" set forth elsewhere in this Information Statement.


                        BANCSHARES OF WEST MEMPHIS, INC.
                            SELECTED FINANCIAL DATA

                                                                                                        Nine Months Ended
                                                     Year Ended December 31,                              September 30,
                                    ----------------------------------------------------------------  -------------------------
                                       1992         1993         1994          1995          1996          1996          1997
                                    ----------  -----------  -----------  ------------  ------------  ------------  -----------
SUMMARY OF OPERATING
RESULTS DATA:
   Net Interest Income             $ 3,370,250  $ 3,240,792  $ 3,114,213  $  3,496,526  $  4,018,431  $  2,946,027  $  3,275,317
   Provision for Possible Loan
     and Lease Losses                   40,000        8,000       14,000                      25,000                     110,000
   Net Income                          777,498      656,977      398,777       670,056     1,057,157       782,624     1,025,278
PERIOD END BALANCE SHEET
DATA:
   Total Assets                     98,145,086   99,858,352   99,730,078   100,848,890   107,629,986   106,141,176   106,572,038
   Total Deposits                   87,881,665   89,002,910   89,035,874    88,762,030    94,330,998    93,335,150    92,411,856
   Shareholders' Equity              9,651,663   10,226,456   10,031,614    11,187,314    12,194,452    11,761,174    13,209,339
PER COMMON SHARE DATA:
   Net Income                             9.55         8.07         4.90          8.24         13.01          9.63         12.61
   Cash Dividends                         1.00         1.00         1.00          1.00          1.00           .75           .75
   Book Value                           118.60       125.66       123.27        137.64        150.02        144.69        162.51

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  NCBC AND BWM
                      EQUIVALENT PER COMMON SHARE DATA(1)

     The following unaudited table presents selected historical per common share data for NCBC and BWM and BWM equivalent per common share data on the basis described in Note 2. All common share data has been restated to reflect stock splits and stock dividends during the periods presented. This data should be read in conjunction with the historical financial statements of NCBC (incorporated by reference into this Information Statement) and of BWM (set forth elsewhere in this Information Statement).

                                                     PER SHARE OF COMMON STOCK
                                             ------------------------------------------
                                               NET         CASH              BOOK VALUE
                                            INCOME(3)  DIVIDENDS(4)(5)    (END OF PERIOD)
                                             ------    ---------          ---------------
NCBC -- Historical
     Year ended December 31, 1994..........  $  .89      $ .31              $  4.57
     Year ended December 31, 1995..........  $  .97      $ .35              $  5.98
     Year ended December 31, 1996..........  $ 1.15      $ .40              $  6.43
     Nine Months ended September 30, 1997..  $  .97      $ .33              $  7.05

BWM -- Historical
     Year ended December 31, 1994..........  $ 4.90      $1.00              $123.27
     Year ended December 31, 1995..........  $ 8.24      $1.00              $137.64
     Year ended December 31, 1996..........  $13.01      $1.00              $150.02
     Nine Months ended September 30, 1997..  $12.61      $ .75              $162.51

BWM -- Equivalent/(1)/
     Year ended December 31, 1994..........  $ 9.31      $3.24              $ 47.80
     Year ended December 31, 1995..........  $10.15      $3.66              $ 62.55
     Year ended December 31, 1996..........  $12.03      $4.18              $ 67.26
     Nine Months ended September 30, 1997..  $10.15      $3.45              $ 73.74

___________________
(1) Pro forma data reflecting the Merger and another pending acquisition is not presented because such acquisitions individually and combined do not have a significant effect on the data as presented. NCBC has agreed to acquire First Citizens Bancshares Company, a one bank holding company located in Marion, Arkansas, subject to the approval of bank regulatory agencies and to approval of its shareholders. In connection therewith, NCBC would be required to issue a maximum of approximately 274,500 shares of NCBC Common Stock based on the NCBC closing market price per share of $33.75 on January 28, 1998. Acquisitions accounted for under the pooling of interests accounting method are included for all periods presented, while acquisitions accounted for under the purchase accounting method are included from the date of acquisition.

(2) Represents NCBC data equivalent to one share of BWM Common Stock computed by multiplying NCBC historical data by the Current Exchange Ratio.

(3) Net income per common share is based on the average number of common shares outstanding during the periods presented. Fully diluted per common share data is not presented because there are no material differences between those amounts and the per share common stock data as presented.

(4) NCBC declared quarterly dividends per common share of $.11 beginning the fourth quarter of 1996. In the fourth quarter of 1997, the dividend was increased to $.13 per common share.

(5) BWM's management has historically declared quarterly dividends in the amount of $.25 per share. The Merger Agreement restricts the right of BWM to declare dividends. Thereunder, BWM is entitled to declare quarterly dividends in 1998 in an amount not to exceed $.25 per share for each full calendar quarter preceding consummation of the Merger.

--------------------------------------------------------------------------------

                                 RISK FACTORS

     Transfer of Control to NCBC. BWM Shareholders currently control BWM through their ability to elect the Board of Directors of BWM and to vote on various matters affecting BWM. The Merger will transfer control of BWM from the BWM Shareholders to NCBC. As of the Effective Time, the BWM Shareholders will become shareholders of NCBC, a multi-bank holding company. As a result of the Merger, the former BWM Shareholders will no longer have the ability to control or influence the management policies of BWM's operations, and as shareholders of NCBC their ability to influence the management policies of NCBC will be limited due to the fact that they will hold a relatively small percentage of the voting stock of NCBC.

     Competition. NCBC's banking subsidiaries compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue. See "Business of BWM--Competition."

     Risk from General Economic Conditions. In addition, general economic conditions impact the banking industry. The credit quality of NCBC's loan portfolio necessarily reflects, among other matters, the general economic conditions in the areas in which it conducts its business. The continued financial success of NCBC and its subsidiaries depends somewhat on factors which are beyond NCBC's control, including national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on NCBC's financial condition and results of operations, which, in all likelihood, would adversely affect the market price of NCBC Common Stock. See "Summary--Market Prices of NCBC and BWM Common Stock."

     Less Attractive Acquisition Target. The NCBC Charter and Bylaws contain several provisions which may make NCBC a less attractive target for acquisition by anyone who does not have the support of NCBC's Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered Board of Directors, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. BWM's Charter and Bylaws do not contain similar restrictions, although under Arkansas law BWM's shareholders may take action without a meeting only by unanimous written consent. See "Comparison of Rights of BWM and NCBC Shareholders--Charter and Bylaw Provisions Affecting NCBC Common Stock."

                      INFORMATION CONCERNING THE MEETING

THE MEETING

     Only holders of BWM Common Stock of record at the close of business on the Record Date, are entitled to receive notice of and to vote at the Meeting. As of the Record Date, there were [81,284] shares of BWM Common Stock outstanding and entitled to vote, with each such share entitled to one vote. At the Meeting, BWM Shareholders will vote whether to approve and adopt the Merger Agreement.

MANAGEMENT OF BWM IS NOT SOLICITING PROXIES FROM BWM SHAREHOLDERS IN CONNECTION WITH THE SPECIAL MEETING. BWM SHAREHOLDERS ARE REQUESTED NOT TO SEND PROXIES.

VOTE REQUIRED

     Under the Act, the affirmative vote by the holders of two-thirds (2/3) of the outstanding shares of BWM Common Stock entitled to vote is required to approve and adopt the Merger Agreement. On the Record Date, there were approximately [61] holders of record of BWM Common Stock. On such date, the directors and officers of BWM and their affiliates beneficially owned, and expressed their intent to vote in favor of the Merger, a total of approximately [70.38%] of BWM Common Stock.

     At the date of this Information Statement, neither NCBC nor any of its affiliates owned any of the outstanding shares of BWM Common Stock.

OTHER MATTERS TO BE CONSIDERED

     It is not anticipated that any matter other than matters described above will be brought before the Meeting.

                                  THE MERGER

     The descriptions of the terms and conditions of the Merger, the Merger Agreement, and any related documents in this Information Statement are qualified in their entirety by reference to the copy of the Merger Agreement attached as Appendix I to this Information Statement, to the Arkansas statute governing dissenters' rights, a copy of which is attached as Appendix II to this Information Statement, to the Registration Statement of which this Information Statement is a part and to the exhibits to the Registration Statement.

GENERAL

     Subject to the terms of the Merger Agreement, BWM will be merged with and into Merger Subsidiary in accordance with Arkansas law. Merger Subsidiary will be the surviving corporation of the Merger and the separate existence of BWM will cease following the Merger. Bank of West Memphis will become a wholly owned subsidiary of Merger Subsidiary. If all conditions to consummation of the Merger are satisfied or waived, unless the Merger Agreement is terminated in accordance with its terms, Articles of Merger reflecting the Merger will be filed with the Secretary of State of the State of Arkansas, and the Merger will then become effective at the time and date specified in the Articles of Merger (the "Effective Time"). It is presently contemplated that the Effective Time will occur as soon as practicable after the Meeting and the receipt of the approval of the FRB and the expiration of a statutory Department of Justice 30-day waiting period following FRB approval, subject to the conditions described under "The Merger -- Covenants; Conditions; Representations and Warranties; Amendment and Termination."

     At the Effective Time, each of the issued and outstanding shares of BWM Common Stock (other than treasury shares and shares held by BWM Shareholders who perfect their dissenters' rights) will be converted, without any action on the part of the holders of those shares, into the right to receive that number of shares of NCBC Common Stock equal to the quotient of: (i) the greater of (x) 850,000 shares of NCBC Common Stock or (y) the quotient of the "Net Purchase Price" divided by the NCBC Current Market Price Per Share, divided by (ii) the number of shares of BWM Common Stock outstanding at and as of the Effective Time. BWM Shareholders who properly exercise and perfect their dissenters' rights under the Act will be paid the statutory fair value of their shares in cash. The term "Net Purchase Price" is defined in the Merger Agreement to mean $25,500,000. The term "Current Market Price Per Share" as so defined means the average of the closing price per share of the NCNB Common Stock on the Nasdaq National Market tier (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by NCBC) on the last five trading days prior to the Effective Date. In the event NCBC changes the number of shares of NCBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization, and the record date therefor is prior to the Effective Time, the ratio under which shares of BWM Common Stock will be converted into shares of NCBC Common Stock will be proportionally adjusted.

     On the date of this Information Statement, the closing sale price of a share of NCBC Common Stock on the Nasdaq National Market tier was $33.75. Assuming that such price were the "Current Market Price Per Share" and that BWM owned 100% of the issued and outstanding shares of capital stock of Bank of West Memphis, BWM Shareholders would be entitled to receive an aggregate of 850,000 shares of NCBC Common Stock in the Merger, the Current Exchange Ratio would be
10.46 shares of NCBC Common Stock for each share of BWM Common Stock and the equivalent value of a share of BWM Common Stock would be $353.03. The market price of BWM Common Stock is subject to fluctuations and could be more or less than its market price on the date of this Information Statement. Any such change will cause a corresponding change in the number of shares of NCBC Common Stock that will be issued in the Merger (but not to less than 850,000) and the aggregate value of the NCBC Common Stock to be issued in the Merger. BWM SHAREHOLDERS ARE URGED TO OBTAIN UPDATED MARKET INFORMATION CONCERNING NCBC COMMON STOCK.

     No fractional shares of NCBC Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares, each BWM Shareholder who otherwise would be entitled to a fractional share of NCBC Common Stock will receive a cash payment (without interest) equal to the product of the Current Market Price Per Share multiplied by the fractional share of NCBC Common Stock otherwise issuable.

BACKGROUND OF THE MERGER

     The managements of NCBC and BWM began considering a potential combination
in September, 1997.   A letter of intent was finalized and executed as of
October 24, 1997. The Merger Agreement was approved by the BWM Board of Directors on December 16, 1997, and by the NCBC Board of Directors on January 15, 1998. The Merger Agreement was executed on January 26, 1998.

REASONS FOR THE MERGER; BOARD OF DIRECTORS' RECOMMENDATION

     The terms of the Merger Agreement are the result of arms-length negotiations between BWM and NCBC.

     Reasons for the Merger

     The Board of Directors of BWM believes that the Merger is in the best interests of BWM and the BWM Shareholders. The market value of the NCBC Common Stock to be issued in the Merger represents a substantial premium over the book value of BWM Common Stock. The dividends currently paid on the 10.46 shares of NCBC Common Stock into which each share of BWM Common Stock would be converted (based on the Current Exchange Ratio) are greater than those currently paid on BWM Common Stock. Furthermore, for the first time, BWM Shareholders will have substantial liquidity in their investment because, unlike BWM Common Stock, NCBC Common Stock is listed and actively traded. The Merger also will allow the BWM Shareholders to own shares in NCBC, which has significantly greater financial resources and many more banking locations in more diversified markets than BWM has at the present time and can expect to have in the future. Additionally, after the Merger, the resources of NCBC should enable Bank of West Memphis to enhance its services to its customers and the eastern Arkansas community in which it operates.

     BWM entered into the Merger Agreement after consideration of various factors affecting the determination of the value for BWM Common Stock in the context of a merger transaction, including among other factors the histories, financial conditions, results of operations, and dividend records of BWM and NCBC, and the business prospects of BWM, both separately and as a combined entity with NCBC. In addition, the Board of Directors of BWM considered the effect of the Merger on the employees, customers and suppliers of BWM and Bank of West Memphis and on the community where Bank of West Memphis currently operates.

     Board of Directors' Recommendation

     The Board of Directors of BWM believes that the proposed Merger is in the best interests of BWM and the BWM Shareholders and recommends that BWM Shareholders vote for approval and adoption of the Merger Agreement. The Board of Directors of BWM approved the Merger Agreement at its meeting on December 16, 1997, which was attended by all BWM directors.

EXCHANGE OF CERTIFICATES REPRESENTING BWM COMMON STOCK

     Promptly after the Effective Time, NCBC and BWM shall cause Bank of New York, the exchange agent for NCBC Common Stock (the "Exchange Agent"), to mail to each holder of record of any of the issued and outstanding shares of BWM Common Stock immediately prior to the Effective Time materials that will contain instructions with respect to the surrender of certificates representing shares of BWM Common Stock and the distribution of certificates representing shares of NCBC Common Stock. Shares of BWM Common Stock will be surrendered to the Exchange Agent.

     Upon surrender to the Exchange Agent of one or more certificates for shares of BWM Common Stock for cancellation, together with properly completed transmittal materials, the Exchange Agent will distribute to each BWM Shareholder a certificate representing the shares of NCBC Common Stock into which the holder's shares of BWM Common Stock have been converted, together with all undelivered dividends or distributions in respect of such shares (without interest thereon). Cash will be paid in lieu of the issuance of fractional shares of NCBC Common Stock. BWM Shareholders will not be entitled to receive interest on any such cash to be received in the Merger. See "-- General."

     Until they have surrendered their BWM Common Stock certificates for exchange, BWM Shareholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record of NCBC Common Stock. Upon the surrender of BWM Common Stock certificates, however, NCBC Common Stock certificates (together with all such withheld dividends or other distributions with respect to the certificates, without interest) and any withheld cash payment for a fractional share interest will be delivered and paid (without interest). Neither NCBC nor the Exchange Agent will be liable to a BWM Shareholder for any NCBC Common Stock or dividends thereon delivered in good faith to a public official in accordance with any state's abandoned property, escheat, or other similar law. After the Effective Time, certificates representing shares of BWM Common Stock converted in the Merger into NCBC Common Stock will be deemed for all other corporate purposes to evidence ownership of the shares of NCBC Common Stock into which they were converted.

COVENANTS; CONDITIONS; REPRESENTATIONS AND WARRANTIES;
AMENDMENT AND TERMINATION

     BWM Covenants

     Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement and continuing until the Effective Time, BWM has agreed to operate its business only in the usual, regular and ordinary course and has agreed not to take certain actions (unless expressly contemplated in the Merger Agreement) without the prior written consent of NCBC, including, among other things: (i) amending its Charter, By-laws or other governing instruments; (ii) incurring any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000, except in the ordinary course of business consistent with past practices, or imposing, or suffering the imposition, on any asset of any lien or permitting any such lien to exist on any of its assets;
(iii) directly or indirectly redeeming, repurchasing, or otherwise acquiring any of its capital stock; (iv) declaring or paying any dividend, or making any other distribution in respect of

BWM's capital stock, with the exception of its regular quarterly cash dividend not to exceed $0.25 per share, the declaration dates of which shall be consistent with past practices; (v) issuing, selling, pledging, encumbering, authorizing the issuance of, entering into any contract to issue, sell, pledge, encumber or authorize the issuance of or otherwise permitting to become outstanding any additional shares of BWM Common Stock or any other capital stock of BWM; (vi) adjusting, splitting, combining or reclassifying any capital stock or issuing or authorizing the issuance of any other securities in respect of or in substitution for shares of BWM Common Stock or selling, leasing, mortgaging or otherwise disposing of or otherwise encumbering any shares of capital stock of any subsidiary or any asset, other than in the ordinary course of business for reasonable and adequate consideration; (vii) except for purchases of certain marketable securities, purchasing any securities or making any material investment in any person other than a wholly owned subsidiary or otherwise acquiring direct or indirect control over any other persons, except in the ordinary course of business; (viii) making any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles; or (ix) entering into, modifying, amending or terminating any material contract or waiving, releasing, compromising or assigning any material rights or claims, except in accordance with past practice. BWM also has agreed not to take certain enumerated actions relating to the conduct of its business or pertaining to its employees and employee benefit arrangements.

     In the Merger Agreement, BWM has agreed to cooperate in the preparation and filing of the Registration Statement and the distribution of this Information Statement. The Board of Directors of BWM is required to recommend (subject to compliance with their fiduciary duties as advised by counsel) to the BWM Shareholders approval of the matters submitted for approval in connection with the Merger. The Board of Directors and the officers are obligated (subject to compliance with their fiduciary duties as advised by counsel) to use their reasonable efforts to obtain the approval of the BWM Shareholders of the Merger Agreement, and to take all appropriate actions to cause the Merger to be consummated.

     Conditions to Consummation of the Merger

     The obligations of BWM, NCBC and Merger Subsidiary to consummate the Merger are conditioned upon the following: (i) approval of the Merger Agreement by BWM Shareholders owning two-thirds (2/3) of the outstanding shares of BWM Common Stock under applicable law; (ii) approval of the Merger by the FRB, and the absence of any objection by the United States Justice Department; (iii) each party shall have obtained all consents required for the consummation of the Merger or for preventing any default under any contract or permit, which if such consent is not obtained or made would be reasonably likely to have a material adverse effect; (iv) no court or governmental or regulatory authority shall have enacted, issued, promulgated, enforced or entered any law or order that prohibits, restricts or makes illegal consummation of the Merger; and (v) the shares of NCBC Common Stock to be issued pursuant to the Merger shall have been approved for listing on the Nasdaq National Market tier, subject to official notice of issuance. Consummation of the Merger by the parties is subject to the further conditions, among others, that: (i) the representations and warranties of BWM, NCBC and Merger Subsidiary contained in the Merger Agreement must be true and correct in all material respects as of the Closing Date, and the various covenants of BWM, NCBC and Merger Subsidiary must have been duly performed and complied with pursuant to the Merger Agreement and (ii) NCBC, Merger Subsidiary and BWM must have received certain legal opinions dated the closing date. In addition to the conditions described in the preceding sentence, the obligations of NCBC and Merger Subsidiary to consummate the Merger are subject the following conditions: (i) the average total deposits of Bank of West Memphis for the quarter immediately preceding the Closing Date shall not be less than $92.0 million; (ii) exclusive of gains or losses on transactions in securities, total stockholders equity of BWM as of the end of the quarter immediately preceding the Closing Date shall not be less than $13.5 million;
(iii) BWM shall own, free and clear of any liens, not less than 100.0% of the outstanding capital stock of Bank of West Memphis; (iv) from and after December 31, 1996, neither BWM nor Bank of West Memphis shall have consummated any extraordinary sale of assets nor any material investment portfolio restructuring; and (v) certain BWM shareholders shall have entered into non-compete agreements with NCBC, Merger Subsidiary and Bank of West Memphis.

     It is anticipated that the foregoing conditions will be complied with but BWM, NCBC and Merger Subsidiary may waive any condition to their obligations to consummate the transaction, except requisite approvals of shareholders and regulatory authorities. The Merger Agreement may be terminated by any of the parties if all of the conditions to closing have not been satisfied or waived on or before March 31, 1998.

     Representations and Warranties

     The Merger Agreement contains a number of representations and warranties by NCBC, Merger Subsidiary and BWM. The material accuracy of all those representations and warranties as of the Closing Date is a condition to the obligation of each company to consummate the Merger. The representations and warranties relate to matters such as the organization of each company, the authority of each company to transact its business, to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, the capitalization of each company, the filing of certain reports by each company with regulatory authorities and the presentation of information contained in those reports, the absence of certain changes in BWM's financial condition or business since December 31, 1996, the payment of taxes and filing of tax returns, BWM's allowance for possible loan losses, the absence of material litigation, the compliance with laws by each company, the information provided by each company for use in the Registration Statement, BWM's employee benefit plans and the employment contracts of BWM.

     Amendment and Termination

     The Merger Agreement may be amended by agreement between BWM and NCBC, except that no amendment reducing the consideration received by BWM Shareholders may be made unless approved by the BWM Shareholders. The Merger Agreement may be terminated by either BWM or NCBC upon the failure of conditions to be met on or before March 31, 1998. In such event, the Merger Agreement will be of no further force or effect, and neither party will have any further liability to the other.

BENEFICIAL OWNERSHIP OF BWM COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of BWM Common Stock by owners of 5% or more of the outstanding shares of BWM Common Stock as of January 26, 1998.

                                                 SHARES             % OF
                                              BENEFICIALLY         SHARES
     NAME AND ADDRESS                            OWNED          OUTSTANDING
     ----------------                         ------------      ------------
     George H. Dunklin..................         6,250             7.69%
        c/o Bank of West Memphis
        626 East Broadway
        West Memphis, Arkansas

     Mrs. M.E. Black Dunklin/(1)/.......        44,699            54.99%
        c/o Bank of West Memphis
        626 East Broadway
        West Memphis, Arkansas

     Kipmir Partnership, L.P............         7,625             9.38%
        P. O. Box 1028
        West Memphis, Arkansas

____________________

/(1)/ Includes 16,276 shares owned by M.E. Black Farms, Inc., a corporation controlled by Mrs. Dunklin.

     The following table sets forth certain information regarding the beneficial ownership of BWM Common Stock by directors and all directors and officers of BWM as a group as of January 26, 1998.

                                                                             SHARES
NAME OF DIRECTOR OR                     POSITION                          BENEFICIALLY          % OF SHARES
EXECUTIVE OFFICER                       WITH COMPANY                         OWNED              OUTSTANDING
-------------------                     ------------                      ------------          -----------
George H. Dunklin                       Chairman                                6,250                   7.69

Mrs. M.E. Black Dunklin/(1)/            Vice Chairman                          44,699                  54.99

George H. Dunklin, Jr.                  Director                                3,275                   4.03

H. Gates Williams, Jr.                  President and Chief                         1                   *
                                        Executive Officer

W. Kent Ingram, Jr.                     Director-Treasurer                         50                   *

Keith Ingram                            Director                                   50                   *

Jack K. Hogan/(2)/                      Director-Assistant Secretary              206                   *

Pat K. Magruder                         Director-Secretary                         50                   *

J. Frank Waggener, Jr.                  Director                                  100                   *

Duke B. Clement, Jr.                    Director                                    1                   *

Lloyd C. McCuiston, Jr.                 Director                                2,230                   2.74

Paul W. O'Neal                          Director                                  273                   *

All Directors and Executive                                                    57,185                  70.35
Officers as a Group

______________________

/(1)/ Includes 16,276 shares owned by M.E. Black Farms Inc., a corporation controlled by Mrs. Dunklin.

/(2)/ Includes 21 shares held jointly by Mr. Hogan's wife and a son.

     As of the date of this Information Statement, no director or officer of NCBC or 5% beneficial owner of NCBC Common Stock owned by any BWM Common Stock.

     After the Merger, each BWM director and all directors and officers of BWM as a group will be the beneficial owners of less than 1% of the total outstanding shares of NCBC Common Stock.

RESALE OF NCBC COMMON STOCK BY AFFILIATES

     NCBC Common Stock to be issued to BWM Shareholders in connection with the Merger has been registered under the Securities Act and, upon consummation of the Merger, will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of NCBC or BWM within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with NCBC or BWM at the time of the Meeting (generally, directors and certain executive officers of NCBC or BWM and major stockholders of BWM or NCBC). Generally, all shares of NCBC Common Stock received by such Affiliates may not be sold by them until NCBC publishes at least one full calendar month of the combined results of operations of NCBC and BWM.

     In addition, Affiliates of BWM or NCBC may not sell their shares of NCBC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time (the "Restricted Period"), an Affiliate (together with certain related persons) is entitled to sell shares of NCBC Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares that may be sold by an Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period during the Restricted Period for purposes of Rule 145 may not exceed the greater of (i) one percent of the outstanding shares of NCBC Common Stock or (ii) the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 is available to Affiliates only if NCBC remains current with its information filings with the SEC under the Exchange Act. Following the Restricted Period, an Affiliate may sell such NCBC Common Stock free of such manner of sale or volume limitations, provided that NCBC was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of NCBC. Two years after the Effective Time, an Affiliate may sell shares of NCBC Common Stock without any restrictions so long as such Affiliate was not and had not been for at least three months prior thereto, an Affiliate of NCBC.

REGULATORY AND OTHER LEGAL CONSIDERATIONS

     The Merger is subject to approval by the FRB under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The BHC Act provides that the FRB will not approve a transaction (a) which would result in a monopoly, or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (b) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting its review of any application for approval, the FRB is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the community to be served. The BHC Act also requires the FRB to notify the Attorney General of the United States of the approval of any transaction. Any action brought under the antitrust laws by the Attorney General (acting through the Department of Justice) arising out of any transaction must be commenced by the Department of Justice prior to the earliest date the transaction could be consummated, which, with certain limited exceptions, is 30 days after the FRB approval. The BHC Act further requires that consummation of approved acquisitions or mergers be delayed for a period of not less than 30 days following the date of FRB approval during which time complaining parties may obtain a review of the FRB's order by filing a petition requesting that the order be set aside in the United States Court of Appeals for the District of Columbia Circuit, or in the United States Court of Appeals for the circuit in which the complaining party has its principal place of business. If no action based on the antitrust laws is commenced before the termination of the 30-day period, the acquisition or merger may not be attacked thereafter in any judicial proceeding on the ground that it alone and of itself constituted a violation of any antitrust laws other than Section 2 of the Sherman Antitrust Act.

     The Merger is also subject to approval by the States of Tennessee and Arkansas. The Tennessee Rules of the Department of Financial Institutions require notification of the Department for the direct or indirect acquisition of banks, savings associations, savings banks or trust companies. The purpose of the requirement is to monitor compliance with the Tennessee deposit cap which prohibits any bank holding company from acquiring a Tennessee bank if the acquisition would result in the bank or bank holding company controlling thirty percent (30%) or more of the insured deposits in the state. Arkansas law requires the filing of an "Application for Change in Control" upon the acquisition of a bank or bank holding company and the approval of such application.

     The BHC Act discussed above provide for the publication of notices and the administrative hearings relating to the federal or state filings noted above and permits interested parties to intervene in the proceedings. If interested parties intervene, administrative and judicial proceedings relating to both federal and state filings could substantially delay the regulatory approvals required for consummation of the Merger.

     The management of NCBC does not believe that the consummation of the Merger will violate any antitrust or applicable state laws, but there can be no assurance that the FRB, the Department of Justice or other regulatory authorities will concur in this assessment.

ACCOUNTING TREATMENT

     NCBC will account for the Merger as a pooling of interests. Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of NCBC and BWM will be combined at the Effective Time and carried forward at their previously recorded amounts, the stockholders' equity accounts of NCBC and BWM will be combined on the consolidated balance sheet of NCBC and no goodwill or other intangible assets will be created. Consolidated financial statements of NCBC issued after the Merger will be restated retroactively to reflect the consolidated operations of NCBC and BWM as if the Merger had taken place prior to the periods covered by such consolidated financial statements.

FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain federal income tax consequences of the Merger and the exchange by the holders of BWM Common Stock of such shares for shares of NCBC Common Stock. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions, broker-dealers, foreign corporations, persons who receive stock as compensation for services rendered and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it discuss any state, local or foreign tax considerations. Accordingly, each BWM Shareholder is urged to consult his or her own tax advisor as to the specific tax consequences of the Merger including the applicable federal, state, local and foreign tax consequences of the Merger.

     Neither NCBC nor BWM has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Merger. Instead, Ernst & Young LLP, tax advisors to NCBC, will deliver an opinion to BWM and NCBC relating to certain federal income tax consequences of the Merger. Such opinion will be based upon certain representations of fact provided by NCBC, the Merger Subsidiary, BWM and certain BWM Shareholders. Such representations of fact have not been independently verified by Ernst & Young LLP. Such opinion will be also based upon the Code, regulations thereunder, administrative rulings and practice by the Service, and judicial authority, in each case existing at the time such opinion was delivered. Any change in applicable law or pertinent facts could affect the continuing validity of such opinions and this discussion. In addition, a tax opinion is not binding upon the Service, and there can be no assurance, and none is hereby given, that the Service will not take a position which is contrary to one or more positions reflected in the tax opinion, or that such opinion will be upheld by the courts if challenged by the Service. However, NCBC and BWM have agreed in the Merger Agreement not to take any action which would disqualify the Merger as a reorganization which is tax-free to the BWM Shareholders pursuant to
Section 368(a) of the Code. Based on the foregoing, it is anticipated that the tax opinion will state, among other matters, that: (i) the Merger should constitute a reorganization within the meaning of Section 368(a) of the Code, and NCBC, Merger Subsidiary and BWM will each be a party to the reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss should be recognized by BWM or Merger Subsidiary as a result of the Merger; (iii) no gain or loss should be recognized by a BWM Shareholder who receives solely shares of NCBC Common Stock in exchange for shares of BWM Common Stock; (iv) the receipt of cash in lieu of fractional shares of NCBC Common Stock should be treated as if fractional shares were distributed as part of the exchange and then were redeemed by NCBC; (v) the tax basis of the shares of NCBC Common Stock received by a BWM Shareholder should be equal to the tax basis of the shares of BWM Common Stock exchanged therefor, excluding any basis allocable to a fractional share of NCBC Common Stock for which cash is received; and (vi) the holding period of the shares of NCBC Common Stock received by a BWM Shareholder should include the holding period or periods of the shares of NCBC Common Stock exchanged therefor, provided that the shares of BWM Common Stock are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time.

     EACH HOLDER OF SHARES OF BWM COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S PERSONAL TAX AND FINANCIAL ADVISORS AS TO THE SPECIFIC FEDERAL INCOME TAX

CONSEQUENCES TO SUCH HOLDER, BASED ON SUCH HOLDER'S OWN PARTICULAR STATUS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

     THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH FIRST CITIZENS SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

EXPENSES

     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement are to be borne by the party incurring the expense, except that BWM will bear all costs of printing the Registration Statement.

STOCK EXCHANGE LISTING

     NCBC Common Stock is listed on the Nasdaq National Market tier. NCBC will use its best efforts to cause the shares of NCBC Common Stock to be issued under the Merger Agreement to be approved for listing on the Nasdaq National Market tier, subject to official notice of issuance, prior to the Effective Time.


NO SOLICITATION OF TRANSACTIONS; BREAK-UP FEE

     Pursuant to the Merger Agreement, neither BWM nor any affiliate of BWM nor any representatives thereof may directly or indirectly solicit or knowingly encourage any exchange offer or any proposal for a merger, consolidation, acquisition of all or substantially all, but in no event less than 77%, of the outstanding BWM Common Stock and, concurrently, not less than 97.4% of the outstanding common stock of Bank of West Memphis (an "Acquisition Proposal") by any person. Furthermore, except to the extent necessary to comply with the fiduciary duties of BWM's Board of Directors, neither BWM nor any affiliate or representative of BWM may, pursuant to the Merger Agreement, furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into, or agree to enter into any contract with respect to any Acquisition Proposal, but BWM may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. BWM has agreed pursuant to the Merger Agreement to promptly notify NCBC in the event that it receives any inquiry or proposal relating to any such transaction. Pursuant to the Merger Agreement, BWM has further agreed to pay or cause to be paid to NCBC the sum of $500,000 prior to entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, nonbinding, conditional or unconditional) with any third party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal.


DISSENTERS' RIGHTS

     Any BWM Shareholder who properly perfects his statutory dissenters' rights of appraisal in accordance with Section 4-26-1007 of the Act ("Section 1007") may be entitled to receive in cash the fair value of such shareholders' shares of BWM Common Stock determined immediately prior to the Merger, excluding any appreciation or depreciation in value in anticipation of the Merger. Under the Act, a BWM Shareholder's right to dissent from the Merger will not necessarily act as a bar to such BWM Shareholder's other legal actions. The following is a summary of Section 1007 and the procedures for BWM Shareholders dissenting from the Merger and perfecting such dissenters' rights of appraisal. This summary is qualified in its entirety by reference to Section 1007, which is reprinted in full as Appendix II to this Information Statement. Appendix II should be reviewed carefully by any BWM Shareholder who wishes to perfect such statutory dissenters' rights of appraisal. FAILURE TO STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 1007 WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

     A BWM Shareholder who wishes to perfect his dissenter's rights in the event that the Merger is adopted must: (i) deliver to BWM, prior to or at the Meeting, a written objection to the Merger Agreement; (ii) deliver to Merger Subsidiary a written demand for payment of the fair value of his shares within 10 days after the Meeting if the Merger Agreement is approved at the Meeting; and (iii) not have voted in favor of the Merger Agreement.

     Any written objection to the Merger Agreement should be mailed or delivered by a BWM Shareholder to 626 E. Broadway, West Memphis, Arkansas 72301,
Attention: Kent J. Reubens, Counsel for BWM. Because the written objection must be delivered prior to the time the BWM Shareholder votes on the Merger, it is recommended, although not required, that a shareholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery. A written demand for payment should be delivered to National Commerce Community Bancorp II, Inc., One Commerce Square, Memphis, Tennessee 38150, Attn: Susan Warner.

     Ten days after the Merger is effected, Merger Subsidiary must send to the dissenting BWM Shareholder a dissenter's notice. If, within 30 days of the consummation of the Merger, the dissenting shareholder and the surviving corporation agree on the fair value of the dissenting BWM Shareholder's shares. Merger Subsidiary will pay that amount to the dissenting BWM Shareholder.
Merger Subsidiary must make such payment within 90 days of the effective date of the Merger.

     If BWM and the dissenting BWM Shareholder cannot agree within 30 days upon the fair value of the dissenting BWM Shareholder's shares, the dissenting BWM Shareholder then has 60 days in which to file a petition in the appropriate court for a judicial determination of the fair value of the dissenting BWM Shareholders shares. ANY DISSENTING BWM SHAREHOLDERS WHO FAIL TO FILE A PETITION WITHIN THE 60 DAY PERIOD WILL BE BOUND BY THE TERMS OF THE MERGER AGREEMENT.

     Any BWM Shareholder receiving cash as a result of the exercise of dissenters' rights will be deemed, in effect, to have sold his shares, with the tax consequences applicable to a sale. See "Federal Income Tax Considerations."

     THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE ARKANSAS BUSINESS CORPORATION ACT RELATING TO THE RIGHTS OF DISSENTING BWM SHAREHOLDERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE ARKANSAS BUSINESS CORPORATION ACT WHICH ARE INCLUDED AS APPENDIX II TO THIS INFORMATION STATEMENT. ANY BWM SHAREHOLDER INTENDING TO EXERCISE DISSENTERS' RIGHTS IS URGED TO REVIEW CAREFULLY APPENDIX II SO AS TO BE IN STRICT COMPLIANCE WITH THE PROVISIONS OF THE ARKANSAS BUSINESS CORPORATION ACT.

     A DISSENTING BWM SHAREHOLDER MAY RECEIVE MORE OR LESS VALUE FOR HIS DISSENTING SHARES THAN A BWM SHAREHOLDER WHO DOES NOT DISSENT AND RECEIVES NCBC COMMON STOCK, AND A DISSENTING BWM SHAREHOLDER MAY BE ASSESSED BY THE COURT FOR ALL OR A PORTION OF THE COSTS OF COURT PROCEEDINGS ARISING FROM DISSENT IF THE COURT FINDS THAT THE ACTION OF THE BWM SHAREHOLDER WAS ARBITRARY OR VEXATIOUS OR OTHERWISE NOT IN GOOD FAITH.

               COMPARISON OF RIGHTS OF BWM AND NCBC SHAREHOLDERS


     BWM is incorporated under the laws of the State of Arkansas, and NCBC is incorporated under the laws of the State of Tennessee. BWM Shareholders, whose rights as shareholders are currently governed by Arkansas law and the BWM Articles of Incorporation and By-laws, will become, upon consummation of the Merger, shareholders of NCBC. Their rights as shareholders of NCBC will be governed by Tennessee law and the NCBC Charter and By-laws. Certain differences between the rights of BWM Shareholders and NCBC Shareholders are summarized below. The summary does not purport to be a complete statement of the rights of BWM Shareholders as compared with the rights of NCBC Shareholders. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. The summary is qualified in its entirety by reference to the Tennessee General Corporation Act, the Tennessee Business Corporation Act (effective October 1, 1987), the Arkansas Business Corporation Act of 1965 (the "ABCA"), effective for Arkansas corporations incorporated prior to December 31, 1987 which have not elected to be governed by the Arkansas Business Corporation Act of 1987, and the respective Articles of Incorporation, Charter and By-laws of the two corporations.

     Changes in Control. Certain provisions of the NCBC Charter and By-laws may have the effect of preventing discouraging or delaying any change of control of NCBC. These provisions include the authority to issue preferred stock with such rights and privileges as the Board of Directors may deem appropriate from time to time, provisions for the classification of the NCBC Board of Directors and provisions relating to certain business combinations. The authority of the Board of Directors to issue preferred stock with such rights and privileges, including voting rights, dividend, redemption and conversion rights, may enable the Board of Directors to prevent a change in control despite a shift in ownership of NCBC Common Stock. The classification of the NCBC Board of Directors, pursuant to which one-third of the directors of NCBC are elected each year for a three-year term, and the special Board of Directors voting provisions in connection with transactions with Interested Shareholders (as described below), may delay the ability of dissatisfied NCBC Shareholders or anyone who obtains a controlling interest in NCBC Common Stock to elect a new Board of Directors and to exercise control of NCBC. The provision of the NCBC Charter relating to certain business combinations (the "Fair Price Provisions") may have the effect of deterring or making more difficult a change in control or acquisition of NCBC. The Charter and By-laws of BWM do not contain any such provisions for classification of the BWM Board of Directors.

     The Fair Price Provisions contained in the NCBC Charter are summarized below. The Fair Price Provisions require that certain business combinations involving an Interested Shareholder (as defined in the NCBC Charter to include a person who beneficially owns (as defined in the NCBC Charter) 5% or more of NCBC Common Stock) be approved by the holders of at least two-thirds of the outstanding shares of NCBC Common Stock, unless two-thirds of the entire NCBC Board of Directors approves the transaction and certain minimum price criteria and procedural safeguards are satisfied. These transactions include any merger or consolidation of NCBC into an Interested Shareholder or any affiliates thereof, any sale of more than $5 million in assets of NCBC to an Interested Shareholder or any affiliates thereof, any recapitalization or reclassification of NCBC securities or similar transaction increasing the percentage ownership by an Interested Shareholder or any proposal for the liquidation of NCBC.

     The Fair Price Provisions require that a business combination involving any Interested Shareholder which does not receive the required shareholder vote must meet certain fair price criteria. Those criteria require, among other things, that the aggregate amount of the cash and fair market value of the consideration other than cash to be received for each share of NCBC be at least equal to the highest of the following computations:

          (i) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by the Interested Shareholder for any shares of NCBC Common Stock acquired by it (1) within the four-year period immediately prior to the first public announcement of the proposed business combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder whichever is higher, or

          (ii) the fair market value per share of NCBC Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder.

     In addition, the consideration paid for NCBC Common Stock in a business combination must be either cash or the same form of consideration paid by the Interested Shareholder to acquire the largest number of shares of NCBC Common Stock previously acquired by it.

     The Fair Price Provisions are designed to discourage attempts to take over NCBC by utilizing two-tier pricing tactics or by acquiring less than all of NCBC's outstanding shares. In recent years there have been increasing numbers of non-negotiated attempts to take over publicly owned corporations. These attempts typically involve the accumulation of a substantial block of the target corporation, followed by a merger or other reorganization of the acquired company on terms determined entirely by the purchaser. The terms of these attempts may include two-tier pricing, which is the practice of paying cash to acquire a controlling interest in a company and acquiring the remaining equity interest by paying the remaining shareholders a price that is lower than the price paid to acquire the controlling interest or by utilizing a different form of consideration for payment to the remaining shareholders than was used to purchase the controlling interest.

     While the terms of such a non-negotiated takeover could be fair to NCBC Shareholders, negotiated transactions may result in more favorable terms to NCBC Shareholders because of factors such as the timing of the transaction, the tax effects on the shareholders and the fact that the nature and amount of the consideration paid to all shareholders will be negotiated by the parties at arms-length rather than dictated by the purchaser.

     Although the federal securities laws and regulations applicable to certain of the business combinations covered by the Fair Price Provisions require that disclosure be made to shareholders of the terms of such a transaction, these laws do not assure shareholders that the financial terms of the business combination will be fair to them or that they can effectively prevent its consummation. The Fair Price Provisions are intended to address some of the effects of these gaps in federal and state laws and prevent some of the potential inequities of certain acquisitions that involve two or more steps. The Fair Price Provisions require that, in order to complete a business combination that is not approved by a two-thirds vote of the holders of at least 75% of the outstanding NCBC Common Stock, an Interested Shareholder must obtain the affirmative vote of two-thirds of NCBC Board of Directors, or meet the minimum price and procedural requirements of the Fair Price Provisions.

     Due to the difficulties of complying with the requirements of the Fair Price Provisions, the Fair Price Provisions generally may discourage attempts to acquire control of NCBC. As a result, holders of NCBC Common Stock may be deprived of an opportunity to sell their shares at a premium above the market price. In addition, the Fair Price Provisions would give veto power to the holders of a minority of NCBC Common Stock with respect to certain business combinations that are opposed by more than one-third of the NCBC Board of Directors and which do not meet the Fair Price Provisions, but which a majority of shareholders may believe to be desirable and beneficial. Moreover, in any such business combination not receiving the requisite approval of NCBC Shareholders or of directors, the minimum price provisions of the Fair Price Provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value.

     Amendment of Charter. Tennessee law requires a majority vote of the outstanding shares of the corporation entitled to vote to amend its charter.
The NCBC Charter, however, requires an affirmative vote by at least two-thirds of the shares entitled to vote (other than shares held by an Interested Shareholder) to alter or amend any provisions of the Charter unless the Board of Directors, by a two-thirds majority, submits the proposed amendment to a vote of shareholders in which circumstance a majority vote of shareholders is needed. The ABCA requires that the articles of incorporation of Arkansas corporations may only be amended by the affirmative vote of two-thirds of the shares of the corporation entitled to vote. The BWM Charter contains no provision regarding an amendment.

     Certain Voting Rights. Tennessee law requires approval of any merger, consolidation or sale of substantially all the assets of a corporation (except for a surviving corporation in certain exempted mergers) by a vote of a majority of the outstanding shares of the corporation entitled to vote, unless the corporation's charter requires approval by a greater percentage. Arkansas law requires shareholders eligible to vote to approve the merger or share exchange by an affirmative vote of two-thirds of the votes entitled to be cast.

     As described more fully above, the NCBC Charter requires a special shareholder vote to approve certain business combinations, including mergers, consolidations and sales of assets, involving certain shareholders.

     Dividends. A Tennessee corporation may pay dividends, if authorized by the Board of Directors, unless, after giving effect to the dividend, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the charter permits otherwise) the amount necessary to satisfy, upon dissolution, the rights of shareholders whose preferential rights are superior to those receiving the distribution if the corporation were dissolved at the time of the distribution. The NCBC Charter authorizes distributions in accordance with Section 48-16-401 of the Tennessee Business Corporation Act.

     An Arkansas corporation may pay dividends out of unreserved and unrestricted earned surplus, out of net earnings for the fiscal year in which declared, or out of capital surplus if certain conditions are met. The BWM Charter authorizes the BWM Board of Directors to declare dividends as and when they deem expedient.

     Boards of Directors. As permitted by Tennessee law, the NCBC By-laws divide the NCBC Board of Directors into three classes serving staggered three-year terms, with the terms of one class of directors to expire each year. The classification of the NCBC Board of Directors means that approximately one-third of the NCBC Board of Directors is elected each year, with the result that it would take two annual meetings of NCBC Shareholders to change the majority of the members constituting the NCBC Board of Directors. The classification of directors has the effect of making it more difficult to change the composition of the board of directors. A classified board of directors can help promote the continuity and stability of management and policies because a majority of the directors at any given time will have prior experience as directors.

     In addition, the NCBC By-laws provide that any or all of the NCBC directors may be removed from office at any time with or without cause, but only by the affirmative vote of at least two-thirds of the shares entitled to vote.

     The ABCA provides that, except in certain circumstances, any or all of the board of directors of an Arkansas corporation may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors at a meeting called expressly for that purpose. The ABCA does not address staggered boards of directors. The BWM Articles of Incorporation and By-laws do not address either staggered boards of directors or the removal of directors.

     Special Meetings of Shareholders. Tennessee law provides that the Board of Directors, any person authorized by the charter or bylaws, or unless the charter provides otherwise, the holder of at least 10% of the votes entitled to be cast may call a special meeting of shareholders. NCBC By-laws provide that a special meeting of NCBC Shareholders may be called by the Chairman of the Board, the Board of Directors, or upon the written request of the holders of not less than 10% of the votes entitled to be cast of NCBC Common Stock. The BWM By-laws provide that a special meeting may be called by the President, Secretary, the BWM Board of Directors or any three or more shareholders owning, in the aggregate, not less than 25% of BWM stock.

     Dissenters' Rights. Under Tennessee law, shareholders of a corporation that is being merged into or is selling all or substantially all its assets to another corporation have the right to dissent from the action and have a Tennessee court determine the statutory fair value of their shares. Under the ABCA, shareholders of a corporation that is party to a merger have the right to dissent from the action and have an Arkansas court determine the fair value of their shares. See "The Merger -- Dissenters' Rights."

     Preemptive Rights. Unless the charter of a Tennessee corporation provides otherwise, Tennessee law states that shareholders of a Tennessee corporation do not have preemptive rights to acquire proportional amounts of the corporation's unissued shares upon decision of the board of directors to issue them. The NCBC Charter provides that no holder of any class of NCBC common stock will have preemptive rights.

     Unless the articles of incorporation of an Arkansas corporation provide otherwise, the ABCA states that common stock holders have preemptive rights to acquire proportional amounts of the of the corporation's unissued shares (other than certain convertible securities) upon decision of the board of directors to sell such shares for cash after two years from the date when the articles of incorporation are filed. The BWM Charter states that BWM common stockholders have a preemptive right to purchase or subscribe for a proportionate amount of any issue of common stock sold by BWM after its incorporation.

     Indemnification/Limitation on Liability. The BWM Charter provides that BWM will indemnify an agent of the corporation against expenses, judgments, fines and settlements incurred in a proceeding, other than an action by or in the right of the corporation, if the agent acted in good faith and reasonably believed that the act was in the best interests, or at least not opposed to the best interests, of the corporation, and, with respect to a criminal proceeding, the agent had no reasonable cause to believe the agent's conduct was unlawful. In the case of an action by or in the right of the corporation, BWM will indemnify any agent against expenses incurred in defending or settling the action if the agent acted in good faith and reasonably believed that the act was in, or at least not opposed to, the best interests of the corporation; provided, however, that no indemnification may be given where the agent is adjudged liable to the corporation with respect to any claim, issue or matter, unless a court deems it proper.

     Under Tennessee law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation and (iii) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. A corporation may not indemnify a director or officer under Tennessee law (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct under Tennessee law or (ii) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. A corporation will indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding. The NCBC By-laws provide for indemnification in accordance with Tennessee law for officers and directors of NCBC and their testators and intestators.

     The NCBC Charter, pursuant to Tennessee law, provides that the directors of NCBC will not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as director except for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of the law, or (iii) liability with regard to unlawful distributions. The BWM Charter states that a director will not be liable to BWM for profits realized in certain interested transactions if the transaction is ratified or approved by either (i) a vote of a majority of a quorum of the BWM Board of Directors or the applicable executive committee, if any, exclusive of the interested director, or (ii) the written consent or vote of a majority of the outstanding shares of BWM stock entitled to vote.

                       DESCRIPTION OF BWM CAPITAL STOCK

     Pursuant to its Charter, BWM is authorized to issue up to 100,000 shares of BWM Common Stock, par value $1.00 per share, of which 81,284 shares were issued and outstanding at the Record Date. The BWM Charter authorizes no other capital stock.

     Each share of BWM Common Stock is entitled to one vote on all matters presented to BWM Shareholders. Cumulative voting is permitted in the election of directors. Each share of BWM Common Stock also is entitled to dividends, but only when and if declared by the Board of Directors. The right of BWM to declare a dividend on BWM Common Stock is restricted by the Merger Agreement. Certain limitations under federal and Arkansas law apply to the payment of dividends by Bank of West Memphis. See "Description of NCBC Capital Stock" for a description of the federal restrictions.

     BWM Common Stock is not listed on any market system or exchange, and there is no active market in BWM Common Stock.


                       DESCRIPTION OF NCBC CAPITAL STOCK

     NCBC is authorized by its Charter to issue up to 75,000,000 shares of NCBC Common Stock, par value $2.00 per share, of which 48,946,583 shares were issued and outstanding at September 25, 1997, and up to 5,000,000 shares of Preferred Stock, no par value, of which no shares are issued and outstanding.

     The holders of NCBC Common Stock are entitled to one vote per share on all matters submitted for action by the shareholders. Any corporate action requiring shareholder approval other than the election of directors may be authorized by the affirmative vote of a majority of the shares represented at a meeting at which a quorum is present or represented. Directors are elected by a plurality of the votes cast in an election. There is no provision for cumulative voting with respect to the election of directors. The Board of Directors is divided into three classes with staggered three-year terms. The affirmative vote of at least two-thirds of the outstanding shares of each class of capital voting stock is required to amend, alter, change or repeal Article Seven of the Charter providing for classification of the Board of Directors, to approve certain business combinations, including mergers and consolidations involving NCBC, sale of substantially all of the assets of NCBC, liquidation of NCBC, reclassification of NCBC's securities and recapitalizations of NCBC involving amendments to the Charter, unless certain price and procedural requirements are met. Special meetings of shareholders may be called by the Chairman, President or Vice President, or by a majority of the members of the Board of Directors, or by holders of not less than one-tenth of all shares entitled to vote at such meeting upon request delivered to the Chairman, President or Secretary of NCBC by such shareholders at least 90 days before the proposed date of the meeting.

     All shares of NCBC Common Stock are entitled to share equally in such dividends as the Board of Directors may declare from sources legally available therefor. Upon liquidation or dissolution of NCBC, whether voluntary or involuntary, all shares of NCBC Common Stock are entitled to share equally in the assets available for distribution to shareholders after payment of all prior obligations of NCBC. The holders of NCBC Common Stock have no preemptive rights.

     The transfer agent for NCBC Common Stock is The Bank of New York.

     NCBC is a legal entity separate and distinct from its subsidiaries, including its subsidiary banks. There are various legal and regulatory limitations under federal and state law on the extent to which its subsidiaries, including its bank and bank holding company subsidiaries, can finance or otherwise supply funds to NCBC.

     The principal source of NCBC's cash revenues is dividends from its subsidiaries. There are certain limitations under federal and Tennessee law on the payment of dividends by such subsidiaries. The prior approval of the appropriate federal regulatory body is required if the total of all dividends declared by any state member bank of the Federal Reserve System or any national banking association in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock. Such regulatory bodies also have authority to prohibit a state member bank or bank holding company, such as NCBC, or a national banking association from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute such an unsafe or unsound practice.

     Retained earnings of NCBC's banking subsidiaries available for payment of cash dividends under all applicable regulations would have been approximately $39.1 million as of December 31, 1996. See Notes to Financial Statements of NCBC, incorporated by reference in this Information Statement, with respect to certain contractual limits on dividend payments by NCBC.

     NCBC's subsidiaries, subsidiary banks and their respective subsidiaries are subject to limitations under Section 23A of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with, NCBC and its other subsidiaries. Furthermore, loans and extensions of credit are also subject to various collateral requirements.

     Certain provisions of the Charter and By-laws of NCBC may restrict changes of control of NCBC. These provisions include the authority to issue preferred stock with such rights and privileges as the Board of Directors may deem appropriate from time to time, provisions for the classification of the NCBC Board of Directors and provisions relating to certain business combinations with certain shareholders. See "Comparison of Rights of BWM and NCBC Shareholders-- Changes in Control" and "--Boards of Directors."

                                BUSINESS OF BWM

     BWM, an Arkansas corporation, is a bank holding company which was organized in 1983 to acquire control of Bank of West Memphis (the "Bank"). BWM currently owns approximately 97.4% of the outstanding shares of common stock of the Bank. The Bank first began operations in 1928 and conducts a general commercial banking business primarily in Crittenden County , Arkansas. As of September 30, 1997, BWM had total assets of approximately $106.6 million, total deposits of approximately $92.4 million and total shareholders' equity of approximately $13.2 million. The principal executive offices of BWM and Bank of West Memphis are located at 626 East Broadway, West Memphis, Arkansas 72301-3200 and their telephone number is (870) 732-8000.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF BWM'S
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides certain information concerning Bancshares of West Memphis, Inc.'s (BWM) financial condition and results of operations. For a more complete understanding of the following discussion, reference should be made to the financial statements of BWM presented elsewhere in this Information Statement.

FINANCIAL CONDITION - SEPTEMBER 30, 1997 COMPARED WITH SEPTEMBER 30, 1996

During this period of time, net loans increased by $8,815,136, or 21.57%, which was funded by a $3,635,906 decrease in investment securities and a reduction in short term investments. Interest bearing deposits decreased by $2,480,063, or 3.09%, which was partially offset by an increase in non-interest bearing deposit of $1,556,769, or 11.84%.

STATEMENT OF INCOME - NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED WITH SEPTEMBER 30, 1996

Net income for the first nine months of 1997 was $1,025,278 compared to $782,624 for the same period in 1996. Net interest margin increased by $329,290, or 11.18%

The Bank made a loan loss provision of $110,000 for the first nine months of 1997, while there was no provision during the first nine months of 1996. Other operating income decreased by $23,178, primarily due to a one time sale of other real estate in 1996 that yielded a $84,999 gain, while other service charges and fees increased $39,661 or 160.41% during 1997. Operating expenses decreased $145,276, or 6.17%, generally in all expense categories.

1996 COMPARED TO 1995

1996 was a period of excellent growth for BWM. Net loans increased by $6,038,779, or 18.61%, deposits increased by $5,568,968 or 6.27%, and total assets increased by $6,781,096, or 6.72%. BWM concluded the year with a return on assets of 0.98% and a return on equity of 8.67%, both of which increased from 1995. Net income for 1996 was $1,057,157 compared to $670,056 in 1995. The
$730,186 increase in interest income was offset by a $208,281 increase in interest expense, resulting in an increase in net interest margin of $521,905. The $5,568,968 increase in deposits yielded a $49,619 increase in deposit fee income. The increase in other income during 1996 resulted mainly from the sale of other real estate.

A positive impact on 1996 earnings was the decrease in loss on pension settlement from $83,379 in 1995 to zero in 1996. Operating expenses increased in 1996 by $38,837 due to loss on impaired assets resulting from the anticipated closing of a leased branch facility.

1995 COMPARED TO 1994

1995 was a period of moderate growth for BWM. Assets increased by $1,118,812, or 1.12%. Deposits remained relatively flat with a $273,844, or .31% decrease; however, loan growth had a substantial $4,212,485, or 14.92% increase. Flat deposit growth required the use of short term borrowings to fund loans. Short term investments decreased by $5,400,000, or 61.36%. BWM used a portion of its resources to increase its portfolio of investment securities.

Net income rose by $271,279, or 68.03%, from 1994 to $670,056. The increase in loan volume strengthened the net interest margin by $382,313, or 12.28%. Other income declined by $16,004, or 2.88%, primarily because of a decline in deposit fee income.

Non-interest expense decreased by $37,457, or 1.19%, which was distributed among the major expense categories except equipment expense, which increased by $43,112, or 13.51%. Loss on pension settlement declined by $45,853, or 35.48%. The provision for income taxes increased by $139,202, or 139.58%.

ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses for each of the past two years is presented below:

                                                  1995       1996
                                                  ----       ----
     Balance at beginning of period             $346,545   $287,947
     Amounts charged-off                         (69,889)   (59,760)
     Recoveries on amounts previously
         charged-off                              11,291     17,994
     Provision for loan losses                               25,000
                                                --------   --------

     Balance at end of period                   $287,947   $271,181
                                                ========   ========

Ratio of net charge-offs during the period to
average loans outstanding during the period        .1794%     .1093%

The allowance for loan losses is established through a provision for loan losses charged to expenses. The allowance represents an amount, which, in management's judgement, will be adequate to absorb probable losses on existing loans that may become uncollectible. The adequacy of the allowance for loan losses is determined on an ongoing basis by means of an analysis of the overall quality of the loan portfolio, the historical loan loss experience of the bank, loan delinquency trends and the economic conditions within the trade area. Also, additional allocations are made to the allowance based on specially identified potential loss situations. These potential loss situations are identified by an internal loan committee, as well as by the account officers' evaluation of their portfolios.

NONACCRUAL AND PAST DUE LOANS

It is the policy of BWM to place loans greater than 90 days past due on nonaccrual status, unless the lending officer can provide sufficient evidence supporting probable collection within the near future. All loans greater than 110 days past due are placed on nonaccrual. At the discretion of the lending officer, some loans past due less than 90 days may be placed on nonaccrual.

As of September 30, 1997 and 1996, there were approximately $127,000 and $250,000, respectively, in nonaccrual loans. At September 30, 1996, there were $42,000 in accruing loans contractually past due 90 days or more as to principal or interest payments.

                                LEGAL OPINIONS

     The validity of the shares of NCBC Common Stock to be issued upon consummation of the Merger has been passed upon for NCBC by Susan Warner, associate counsel of NCBC. As of January 28, 1998, Ms. Warner beneficially owned 6,693.3112 shares of NCBC Common Stock.

                                    EXPERTS

     The consolidated financial statements of NCBC, incorporated by reference herein from NCBC's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and are incorporated herein by reference in reliance upon such report given upon authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of BWM at December 31, 1996 and for the year then ended included in this Information Statement and elsewhere in the Registration Statement have been examined by Erwin & Co., independent public accountants, whose report thereon appears elsewhere herein. Such financial statements have been so included in reliance upon their report given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of BWM as of December 31, 1995 and for the two years in the period ended December 31, 1995 appearing in this Information Statement-Prospectus have been audited by Ernst & Young LLP, independent auditors as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                    Page
                                                                                                    ----
Bancshares of West Memphis, Inc.
        Audited Consolidated Financial Statements
           Independent Auditors' Report..........................................................    F-2
           Report of Independent Auditors........................................................    F-3
           Consolidated Balance Sheets - December 31, 1995 and 1996..............................    F-4
           Consolidated Statements of Income - Years Ended December 31, 1994, 1995 and 1996 .....    F-6
           Consolidated Statements of Changes in Stockholders' Equity - Years Ended
                December 31, 1994, 1995 and 1996.................................................    F-7
           Consolidated Statements of Cash Flows - Years Ended
                December 31, 1994, 1995 and 1996.................................................    F-9
           Notes to Consolidated Financial Statements - December 31, 1995 and 1996...............   F-10
        Unaudited Consolidated Financial Statements
           Consolidated Balance Sheets - September 30, 1997 and 1996............................    F-22
           Consolidated Statements of Income - Nine Months ended
                September 30, 1997 and 1996.....................................................    F-24
           Consolidated Statements of Cash Flows - Nine Months
                Ended September 30, 1997 and 1996...............................................    F-25


Board of Directors and Stockholders
Bancshares of West Memphis, Inc.
West Memphis, Arkansas

                         Independent Auditors' Report
                         ----------------------------

We have audited the accompanying consolidated balance sheet of Bancshares of West Memphis, Inc. as of December 31, 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Bancshares of West Memphis, Inc. as of December 31, 1994 and 1995, were audited by other auditors whose report dated February 1, 1996, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bancshares of West Memphis, Inc. as of December 31, 1996, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


Erwin & Co.

/s/ Erwin & Co.

January 23, 1997
Little Rock, Arkansas

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Bancshares of West Memphis, Inc.


We have audited the accompanying consolidated balance sheet of Bancshares of West Memphis, Inc. as of December 31, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the two years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bancshares of West Memphis, Inc. at December 31, 1995, and the consolidated results of operations and cash flows for the two years in the period then ended in conformity with generally accepted accounting principles.


                                                      /s/ Ernst & Young LLP

Memphis, Tennessee
February 1, 1996

                       BANCSHARES OF WEST MEMPHIS, INC.

                          CONSOLIDATED BALANCE SHEETS

                          December 31, 1995 and 1996



                                    ASSETS
                                    ------

                                                      1995        1996
                                                   ----------  -----------
CASH AND CASH EQUIVALENTS:
 Cash and due from banks                          $  5,075,902  $  5,339,599
 Federal funds sold                                  3,400,000     5,300,000
                                                  ------------   ------------

  Total cash and cash equivalents                    8,475,902    10,639,599


INVESTMENT SECURITIES                               56,604,041    55,213,358
                                                  ------------  ------------


LOANS:
 Real estate - construction                          1,734,362       848,912
 Real estate - mortgage                             12,657,289    16,262,304
 Commercial and industrial                           5,429,746     8,678,172
 Consumer                                            6,854,670     6,596,962
 Agriculture                                         5,781,198     6,118,784
 Other                                                 285,258       259,402
                                                  ------------  ------------

                                                    32,742,523    38,764,536
 Less: allowance for loan losses                      (287,947)     (271,181)
                                                  ------------  ------------

  Net loans                                         32,454,576    38,493,355
                                                  ------------  ------------


BANK PREMISES AND EQUIPMENT                          1,362,583     1,124,764
                                                  ------------  ------------

OTHER ASSETS:
    Interest receivable                              1,294,394     1,417,404
    Other assets                                       657,394       741,506
                                                  ------------  ------------

         Total other assets                          1,951,788     2,158,910
                                                  ------------  ------------
                                                  $100,848,890  $107,629,986
                                                  ============  ============

                            See accompanying notes

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

                                                       1995           1996
                                                   ------------    ------------
DEPOSITS:
 Non-interest bearing -
  Individual and commercial                        $ 14,571,581    $ 14,786,266
                                                   ------------     -----------
 Interest bearing -
  NOW accounts                                       31,533,383      33,716,260
  Savings                                             8,473,766       7,919,305
  Certificates of deposit, $100,000 and over          5,606,142       7,302,721
  Other time deposits                                28,577,158      30,606,446
                                                   ------------     -----------

  Total interest bearing                             74,190,449      79,544,732
                                                   ------------     -----------
  Total deposits                                     88,762,030      94,330,998
                                                   ------------     -----------

OTHER LIABILITIES:
 Accrued interest payable                               274,835         285,105
 Deferred income taxes                                  200,527         217,719
 Other liabilities                                      104,396         255,266
                                                   ------------     -----------
  Total other liabilities                               579,758         758,090
                                                   ------------     -----------
MINORITY INTEREST                                       319,788         346,446
                                                   ------------     -----------
STOCKHOLDERS' EQUITY:
 Common stock, $10 par value; 100,000 shares
  authorized, 96,495 shares issued                      964,950         964,950
 Surplus                                                964,970         965,025
 Retained earnings                                    9,968,558      10,944,431
 Unrealized securities gains (losses), net of tax        62,151          93,266
 Treasury stock, at cost, 15,213 and 15,211
  shares at December 31, 1995 and 1996,
  respectively                                         (773,315)       (773,220)
                                                   ------------     -----------
  Total stockholders' equity                         11,187,314      12,194,452
                                                   ------------     -----------
                                                   $100,848,890    $107,629,986
                                                   ============    ============

                            See accompanying notes

                       BANCSHARES OF WEST MEMPHIS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

             For the years ended December 31, 1994, 1995 and 1996

                                              1994         1995         1996
                                           ----------   ----------   ----------
INTEREST INCOME:
 Loans, including fees                     $2,476,891   $2,903,172   $3,503,000
 Investment securities
  U. S. Government and agencies             2,435,592    2,689,895    2,838,071
  States and political subdivisions           237,260      248,779      285,615
 Federal funds sold                           197,860      285,405      230,751
                                           ----------   ----------   ----------

                                            5,347,603    6,127,251    6,857,437
INTEREST EXPENSE                            2,233,390    2,630,725    2,839,006
                                           ----------   ----------   ----------

NET INTEREST INCOME                         3,114,213    3,496,526    4,018,431
 Provision for loan losses                     14,000                    25,000
                                           ----------   ----------   ----------

NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES                                3,100,213    3,496,526    3,993,431
                                           ----------   ----------   ----------

OTHER OPERATING INCOME:
 Service charges on deposits                  463,882      447,506      497,125
 Other service charges and fees                38,700       36,976       36,039
 Securities gains, net                           (125)       4,817          905
 Other                                         52,986       50,140      129,010
                                           ----------   ----------   ----------

TOTAL OTHER INCOME                            555,443      539,439      663,079
                                           ----------   ----------   ----------

OPERATING EXPENSES:
 Salaries and benefits                      1,714,264    1,652,959    1,731,272
 Loss on pension settlement                   129,232       83,379
 Write-down of impaired assets                                           38,837
 Occupancy                                    258,095      249,211      229,007
 Equipment                                    319,174      362,286      326,320
 Other                                        725,629      761,102      843,374
                                           ----------   ----------   ----------

TOTAL OPERATING EXPENSES                    3,146,394    3,108,937    3,168,810
                                           ----------   ----------   ----------

INCOME BEFORE INCOME TAXES AND
 MINORITY INTEREST                            509,262      927,028    1,487,700
INCOME TAX PROVISION                           99,731      238,933      402,106
                                           ----------   ----------   ----------

INCOME BEFORE MINORITY INTEREST               409,531      688,095    1,085,594
MINORITY INTEREST                              10,754       18,039       28,437
                                           ----------   ----------   ----------

NET INCOME                                 $  398,777   $  670,056   $1,057,157
                                           ==========   ==========   ==========

Net income per share                            $4.90        $8.24       $13.01
                                           ==========   ==========   ==========

Weighted-average shares outstanding            81,381       81,282       81,284
                                           ==========   ==========   ==========

                            See accompanying notes

                       BANCSHARES OF WEST MEMPHIS, INC.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

             For the years ended December 31, 1994, 1995 and 1996




                                          Common                 Retained
                                          Stock     Surplus      Earnings
                                         --------   --------    -----------
Balance at December 31, 1993             $964,950   $964,950    $ 9,062,426

Adjustment to beginning
 balance for change in accounting
 method,  net of deferred
 taxes of $64,121

Net income                                                          398,777

Dividends paid, $1.00 per share                                     (81,381)

Change in net unrealized gain (loss)
 on investment securities, net of
 income tax effect of $263,938

Sale of treasury stock                                    20

Other                                                                    37
                                         --------   --------    -----------
Balance - December 31, 1994               964,950    964,970      9,379,859

Net income                                                          670,056

Dividends paid, $1.00 per share                                     (81,357)

Change in net unrealized gain (loss)
 on investment securities, net of
 income tax effect of $295,955

Purchase of treasury stock
                                         --------   --------    -----------
Balance - December 31, 1995               964,950    964,970      9,968,558

Net income                                                        1,057,157

Dividends paid, $1.00 per share                                     (81,284)

Change in net unrealized gain (loss)
 on investment securities, net of
 income tax effect of $16,029

Sale of treasury stock                                    55
                                         --------   --------    -----------
Balance - December 31, 1996              $964,950   $965,025    $10,944,431
                                         ========   ========    ===========

                            See accompanying notes

     Net
  Unrealized
     Gain
   (Loss) on                    Total
  Investment    Treasury     Stockholders'
  Securities      Stock         Equity
  ----------    ---------    ------------
                $(765,870)   $10,226,456



   $ 124,471                     124,471


                                 398,777

                                 (81,381)



    (636,821)                   (636,821)

                       55             75

                                      37
  ----------    ---------    -----------
    (512,350)    (765,815)    10,031,614

                                 670,056

                                 (81,357)



     574,501                     574,501

                   (7,500)        (7,500)
  ----------    ---------    -----------
      62,151     (773,315)    11,187,314

                               1,057,157

                                 (81,284)



      31,115                      31,115

                       95            150
  ----------    ---------    -----------
  $   93,266    $(773,220)   $12,194,452
  ==========    =========    ===========




                            See accompanying notes

                       BANCSHARES OF WEST MEMPHIS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             For the years ended December 31, 1994, 1995 and 1996

                                                    1994            1995           1996
                                               ------------     -----------    ------------
Net income                                     $    398,777     $   670,056    $  1,057,157
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Securities (gains) losses, net                      125          (4,817)           (905)
    Net investment securities premium
       amortization (discount accretion)                            (32,252)        (95,462)
    Depreciation and amortization                   235,758         354,223         261,322
    Write-down of impaired assets                                                    38,837
    Loss on assets disposed                                                           8,517
    Gain on sale of other real estate                                               (84,999)
    Deferred income taxes                           (27,211)         61,020             733
    Provision for loan losses                        14,000                          25,000
    Minority interest                                10,754          18,039          28,437
    (Increase) decrease in accrued interest
       receivable and other assets                   21,868        (427,446)       (217,255)
    Increase in accrued interest payable
       and other liabilities                         66,086         112,209         161,139
                                               ------------     -----------    ------------

Net cash provided by operating activities           720,157         751,032       1,182,521
                                               ------------     -----------    ------------

Cash flows from investing activities:
  Proceeds from maturities of investment
    securities held-to-maturity                  16,057,403      11,655,263      16,029,651
  Purchase of investment securities held-
    to-maturity                                 (14,419,031)     (8,014,551)     (8,278,302)
  Proceeds from sales, calls and maturities
    of investment securities available-for-sale   9,077,466       4,880,640      16,150,493
  Purchase of investment securities
    available-for-sale                           (9,675,000)     (9,831,282)    (22,366,381)
  Net increase in loans                            (349,918)     (4,212,485)     (6,063,779)
  Proceeds from sale of other real estate                                            85,000
  Capital expenditures                             (501,843)       (235,930)        (60,725)
                                               ------------     -----------    ------------

Net cash provided by (used in) investing
 activities                                         189,077      (5,758,345)     (4,504,043)
                                               ------------     -----------    ------------

Cash flows from financing activities:
  Net increase (decrease) in time deposits         (448,513)       (702,737)      3,725,867
  Net increase in other deposits                    481,477         428,893       1,843,101
  Dividends paid                                    (81,381)        (81,357)        (81,284)
  Dividends paid by bank to minority
    interest stockholders                            (2,615)         (2,615)         (2,615)
  (Purchase) sale of treasury stock                      75          (7,500)            150
                                               ------------     -----------    ------------
Net cash provided by (used in) financing
 activities                                         (50,957)       (365,316)      5,485,219
                                               ------------     -----------    ------------

Net increase (decrease) in cash and cash
  equivalents                                  $    858,277     $(5,372,629)   $  2,163,697

CASH AND CASH EQUIVALENTS:
  Beginning of year                              12,990,254      13,848,531       8,475,902
                                               ------------     -----------    ------------

  End of year                                  $ 13,848,531     $ 8,475,902    $ 10,639,599
                                               ============     ===========    ============

SUPPLEMENTAL CASH FLOWS INFORMATION:

  Interest paid                                $  2,154,985     $ 2,598,921    $  2,828,735
  Income taxes paid                                  80,000          75,901         269,978


                            See accompanying notes

                       BANCSHARES OF WEST MEMPHIS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          December 31, 1995 and 1996



(1)  SIGNIFICANT ACCOUNTING POLICIES:

     Organization and basis of presentation -

          Bancshares of West Memphis, Inc. (the Company), and its 97.4% owned subsidiary, Bank of West Memphis (the Bank) provide banking and trust services to the West Memphis, Arkansas market.

          The consolidated financial statements include the accounts of the Company and the Bank and are presented to conform with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation. The parent company only financial statements include the accounts of the Company giving recognition to its investment in, advances to, and equity in undistributed earnings of the Bank.

          Property, other than cash deposits, held by the Trust Department of the Bank in its fiduciary or agency capacity for customers is not included in the accompanying financial statements, in accordance with normal practices of banks.

     Estimates -

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash and cash equivalents -

          For purposes of the statement of cash flows, cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     Investment securities -

          Investment securities are accounted for according to the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments In Debt and Equity Securities". Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Investment securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

          Investment securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported as a separate component of stockholders' equity, net of the deferred tax effect.

          The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion is included in interest income from investments. Realized gains and losses and declines in value judged to be other than temporary, are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

     Loans -

          Loans are carried at their principal amount outstanding. When loans are originated, collateral is obtained based on management's credit assessment of the customer. Interest on loans is recognized based on the principal amounts outstanding (simple interest method). The accrual of interest on a loan is discontinued when, in the opinion of management, there is doubt about the ability of the borrower to pay interest or principal when due. Such loans were immaterial in amount at December 31, 1996 and 1995. Interest previously accrued but uncollected on these loans and any loans written off is charged against current income. Subsequent interest is recognized as income when collected.

          Beginning in 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". The 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with the new standard is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The effect of adoption of SFAS 114 was immaterial.

     Allowance for loan losses -

          The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable loan losses. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future portfolio payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

     Bank premises and equipment -

          Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets by the straight-line method for buildings and improvements and accelerated method for furniture and equipment for both financial statements and income tax reporting purposes.

     Impairment of long-lived assets -

          SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" addresses the accounting for impairment of long-lived assets, such as bank premises and equipment and identifiable intangible assets, effective January 1, 1996. In the event that facts and circumstances indicate that the carrying value of long-lived assets may not be recovered through future operations or sale, an impairment loss may be recognized. The estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to fair value or a value based on discounted cash flows is required.

     Unamortized cost in excess of fair value of net assets acquired -

          A core deposit intangible of $113,999 and $103,866 at December 31, 1995 and 1996, respectively, is included in other assets and represents unamortized cost in excess of fair value of net assets acquired. Amortization is computed by the straight-line method over 15 years.

         Income taxes -

          The liability method is used for accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the difference are expected to reverse.

         Per share amounts -

              Net income per share computations are based on the weighted-average number of shares outstanding.

         Reclassifications -

          Certain reclassifications have been made to the 1994 and 1995 financial statements to conform to the 1996 basis of presentation.


(2)  RESTRICTION ON CASH AND NON-INTEREST BEARING DEPOSITS:

          The Bank is required by the Federal Reserve Bank to maintain average balances of cash and non-interest bearing deposits. The average amount of these reserve balances for the years ended December 31, 1995 and 1996 were approximately $425,000 and $777,000, respectively.


(3)  INVESTMENT SECURITIES:

          Following is a summary of available-for-sale and held-to-maturity investment securities as shown in the consolidated balance sheets at December 31, 1995 and 1996:

                                                    December 31, 1995
                                              SECURITIES AVAILABLE-FOR-SALE
                                    -------------------------------------------------
                                                    Gross       Gross      Estimated
                                      Amortized   Unrealized  Unrealized     Fair
                                         Cost        Gains      Losses       Value
                                    -----------   ----------  ----------  -----------
U.S Treasury securities             $ 8,854,902    $ 63,628    $  8,184   $ 8,910,346

Obligations of United States
 agencies and corporations           17,447,113      22,168       4,234    17,465,047

Mortgage-backed securities              877,005      23,319                   900,324
                                    -----------    --------    --------   -----------

                                    $27,179,020    $109,115    $ 12,418   $27,275,717
                                    ===========    ========    ========   ===========


                                                    December 31, 1995
                                               SECURITIES HELD-TO-MATURITY
                                   ---------------------------------------------------
                                                     Gross       Gross     Estimated
                                     Amortized     Unrealized  Unrealized     Fair
                                        Cost         Gains       Losses       Value
                                    ------------   ----------  ----------  -----------
U.S. Treasury securities            $21,474,781    $262,618     $  22,435  $21,714,964

Obligations of states and
 political subdivisions               6,945,234      53,997        20,203    6,979,028

Mortgage-backed securities              908,309      14,419            23      922,705
                                    -----------    --------    ----------  -----------

                                    $29,328,324    $331,034    $   42,661  $29,616,697
                                    ===========    ========    ==========  ===========


                                                     December 31, 1996
                                               SECURITIES AVAILABLE-FOR-SALE
                                    --------------------------------------------------
                                                     Gross       Gross     Estimated
                                     Amortized     Unrealized  Unrealized     Fair
                                        Cost         Gains       Losses       Value
                                    ------------   ----------  ----------  -----------

U.S. Treasury securities            $11,356,390    $ 99,104    $  16,149   $11,439,345

Obligations of United States
 agencies and corporations           21,419,053     107,352       63,125    21,463,280

Mortgage-backed securities              711,815      17,924                    729,739
                                    -----------    --------    ----------  -----------

                                    $33,487,258    $224,380    $  79,274   $33,632,364
                                    ===========    ========    =========   ===========


                                                      December 31, 1996
                                                SECURITIES HELD-TO-MATURITY
                                    ---------------------------------------------------
                                                     Gross       Gross     Estimated
                                     Amortized     Unrealized  Unrealized     Fair
                                        Cost         Gains       Losses       Value
                                    ------------   ----------  ----------  -----------

U.S. Treasury securities            $12,884,617    $110,704    $  15,926   $12,979,395

Obligations of states and
 political subdivisions               8,083,660      46,054       23,722     8,105,992

Mortgage-backed securities              612,717      12,432          347       624,802
                                    -----------    --------   ----------   -----------

                                    $21,580,994    $169,190    $  39,995   $21,710,189
                                    ===========    ========    =========   ===========

        The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  AVAILABLE-FOR-SALE
                                               ------------------------
                                                              Estimated
                                                Amortized        Fair
                                                   Cost         Value
                                               -----------  -----------
Due in one year or less                        $ 7,355,721  $ 7,368,480
Due from one to five years                      22,220,315   22,341,640
Due from five to ten years                       3,199,407    3,192,505
                                               -----------  -----------

                                                32,775,443   32,902,625
Mortgage-backed securities                         711,815      729,739
                                               -----------  -----------

                                               $33,487,258  $33,632,364
                                               ===========  ===========


                                                   HELD-TO-MATURITY
                                               --------------------------
                                                              Estimated
                                                Amortized       Fair
                                                   Cost        Value
                                               -----------  -------------

Due in one year or less                        $ 9,174,312  $ 9,191,331
Due from one to five years                       9,566,222    9,666,353
Due from five to ten years                       2,126,578    2,127,827
Due over ten years                                 101,165       99,876
                                               -----------  -----------

                                                20,968,277   21,085,387
Mortgage-backed securities                         612,717      624,802
                                               -----------  -----------

                                               $21,580,994  $21,710,189
                                               ===========  ===========

          Investment securities with carrying values of $7,192,091 and $11,195,422 at December 31, 1995 and 1996, respectively, were pledged to secure trust, U.S. Government and other public deposits.


(4)   ALLOWANCE FOR LOAN LOSSES:

          Changes in the allowance for loan losses are as follows:

                                                 1995           1996
                                               ---------      ---------

  Balance - beginning of year                  $346,545       $287,947
  Provision for loan losses                                     25,000
  Recoveries                                     11,291         17,994
  Loans charged off                             (69,889)       (59,760)
                                               --------       --------

  Balance - end of year                        $287,947       $271,181
                                               ========       ========


(5)  BANK PREMISES AND EQUIPMENT:

          Bank premises and equipment consist of the following at December 31:

                                                             Useful Lives
                                     1995           1996       In Years
                                 ------------   -----------    --------
Land                              $   243,954   $   243,954
Buildings and improvements          1,645,369     1,512,268        5-45
Furniture and equipment             1,557,733     1,556,283        5-50
                                  -----------   -----------
                                    3,447,056     3,312,505
Less accumulated depreciation      (2,084,473)   (2,187,741)
                                  -----------   -----------

                                  $ 1,362,583   $ 1,124,764
                                  ===========   ===========

          During 1996, management became aware that it would be required to close a branch located in leased facilities during 1997. In accordance with SFAS 121, the carrying value of the leaseholds were written down and a loss of $38,837 included in the accompanying consolidated statement of income for the year ended December 31, 1996.

(6)  DEPOSITS:

          At December 31, 1996, the scheduled maturities of certificates of deposit are as follows:

                   1997                              $36,557,458
                   1998                                  687,711
                   1999                                  288,039
                   2000                                  312,209
                   2001                                   48,319
                   Thereafter                             15,431
                                                     -----------
                                                     $37,909,167
                                                     ===========

(7)  INCOME TAXES:

          The Parent and the Bank file a consolidated federal income tax return. Income tax expense is allocated to the Bank on a separate return basis.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred tax liability at December 31, 1995 and 1996 are as follows:

                                                         1995        1996
                                                       --------    --------
Deferred tax liabilities:
 Prepaid pension cost                                  $123,552    $153,007
 Core deposit intangible                                 12,404      12,127
 Prepaid expenses                                        57,260      38,573
 Net unrealized gains on securities
  available-for-sale                                     32,877      49,336
 Other                                                    2,700
                                                       --------    --------

                                                        228,793     253,043
                                                       --------    --------
Deferred tax assets:
 Allowance for loan losses                               18,629      12,929
 Premises and equipment                                   9,637      22,395
                                                       --------    --------

                                                         28,266      35,324
                                                       --------    --------

   Net deferred tax liability                          $200,527    $217,719
                                                       ========    ========

          Components of the provision for income taxes are as follows:

                                                1994       1995      1996
                                              --------   --------  --------
 Current - federal                            $126,942   $177,913  $401,373
 Deferred  - federal                           (27,211)    61,020       733
                                              --------   --------  --------
                                              $ 99,731   $238,933  $402,106
                                              ========   ========  ========

          The reasons for the difference between actual income taxes and the expected income taxes computed at the statutory federal income tax rate are as follows:

                                       1994                    1995                    1996
                                -------------------     -------------------     -------------------
                                 Amount    Percent       Amount    Percent       Amount    Percent
                                ---------  --------     ---------  --------     ---------  --------
Computed at statutory rate      $173,149      34.0%     $315,190      34.0%     $505,818      34.0%
Interest and other items
  exempt from income taxes       (85,274)    (16.7)      (89,680)     (9.6)      (93,476)     (6.3)
Non-deductible expenses            9,706       1.9        11,295       1.2         1,454        .1
Other, net                         2,150        .4         2,128        .2       (11,690)      (.8)
                                --------     -----      --------      ----      --------      ----
                                $ 99,731      19.6%     $238,933      25.8%     $402,106      27.0%
                                ========     =====      ========      ====      ========      ====

(8)  EMPLOYEE BENEFIT PLANS:

          The Bank has a defined-benefit pension plan covering substantially all full-time employees who have completed one year of service. Benefits are payable upon retirement at age sixty-five, or at age fifty-five after fifteen years of service. Contributions are currently being made at a level to fund normal costs plus amortization of unfunded prior service costs over thirty years. Net pension cost included the following components for the years ended December 31, 1994, 1995 and 1996:

                                      1994         1995          1996
                                   ---------     ---------     --------
Service cost                       $ 102,794     $  72,944     $106,826
Interest cost                        166,515       139,674      142,169
Actual return on plan assets         (45,017)     (129,068)     (93,014)
Net amortization and deferral       (107,332)        9,283      (13,228)
                                   ---------     ---------     --------
 Net pension cost                  $ 116,960     $  92,833     $142,753
                                   =========     =========     ========


          Actuarial present value of benefit obligations at December 31:

                                                         1995         1996
                                                     -----------   -----------
Accumulated benefit obligations, including vested
 benefits of $1,578,590 at December 31, 1995 and
 $1,707,392 at December 31, 1996                     $ 1,695,155   $ 1,853,443

          The status of the defined-benefit plan at December 31, 1996 and 1995 is as follows:

                                                    1995          1996
                                                -----------    -----------
Plan assets at fair value                       $ 1,734,897    $ 1,998,477
Projected benefit obligation                     (1,695,155)    (2,207,422)
                                                -----------    -----------
Excess (shortfall) of plan assets over
 projected benefit obligation                        39,742       (208,945)

Unrecognized net asset at January 1, 1989
 being amortized over 16 years                      (70,772)       (59,884)
Unrecognized prior service cost                       2,454          2,148
Unrecognized net loss                               391,963        716,701
                                                -----------    -----------
 Prepaid pension cost                           $   363,387    $   450,020
                                                ===========    ===========

          The weighted-average expected long-term rate of return on plan assets was 7.5% in 1995 and 1996. The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0% at December 31, 1995 and 1996. The weighted-average rate of increase in future compensation levels was 3.5% for 1995 and 1996. Plan assets are invested in a portfolio that primarily consists of U.S. Government securities.

          In 1994 and 1995, several retirees of the Bank elected lump sum distributions from the pension plan which were deemed a settlement to the plan. The settlement loss resulting from the lump sum distribution in 1994 and 1995 were $129,232 and $83,379, respectively.

          The Bank also has a 401(k) thrift savings plan covering employees who have completed one year of service. The plan provides for contributions by eligible employees of one to ten percent of their annual compensation. The Bank's maximum matching contribution is equal to one-half of the first two and one-half percent of each employee's contribution. The Bank's contribution was $13,817, $11,700 and $13,233 in 1994, 1995 and 1996, respectively.

          In addition, the Bank has a cafeteria plan which provides health and dental coverage to substantially all employees. Any employee is eligible for enrollment after 30 days of employment. The Bank's contribution was $89,205, $85,283 and $84,960 in 1994, 1995 and 1996, respectively.


(9)  COMMITMENTS AND CONTINGENCIES:

          The Bank leases certain main bank and branch facilities and equipment under operating lease agreements which expire at various dates. Total rent expense under these leases was $89,271, $69,656, and $61,321 for the years ended December 31, 1994, 1995 and 1996, respectively. The terms of several of the leases require payment by the lessee of property taxes and insurance on the property.

          Minimum future lease commitments under these noncancellable operating leases are as follows:

           1997                                  $ 54,233
           1998                                    23,400
           1999                                    23,400
           2000                                     1,510
                                                 --------
                                                 $102,543
                                                 ========

          In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. Management does not anticipate any significant losses as a result of these transactions.

          The Bank's maximum exposure to credit loss for unfunded lines of credit and standby letters of credit outstanding at December 31, 1995 and 1996 is as follows:

                                                       Contract Amount
                                                       1995        1996
                                                    ----------  ----------

    Commitments to extend credit                    $7,017,001  $7,220,048
    Standby letters of credit                          274,720     288,820


(10)  RELATED PARTY TRANSACTIONS:

          Certain of the Bank's directors and officers, and the companies in which they have significant interests, are customers of and have transactions with the Bank in the ordinary course of business. All loans and commitments to loan included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, do not involve more than a normal risk of collection and do not involve any unfavorable features. Loans to officers and directors totaled $1,544,495 and $1,703,116 at December 31, 1995 and 1996, respectively.


(11)  RESTRICTION ON TRANSFER OF FUNDS:

          Banks are restricted by banking regulations from making dividend payments above certain prescribed limits. At December 31, 1996, approximately $444,000 was available for payment of dividends without prior regulatory approval.


(12)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

          SFAS 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market values are not available, fair values are based on estimates using present value, discounted cash flows, or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

         Cash and cash equivalents -

          For cash, due from banks and federal funds sold, the carrying value is a reasonable estimate of fair value.

         Investment securities -

          For investment securities, fair values are based on quoted market prices. If quoted market price is not available, fair value is estimated using quoted market prices of similar securities.

         Loans -

          The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers of similar credit quality and for similar remaining maturities.


         Deposits -

          The fair value of demand deposits, saving accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-rate certificates of deposit is estimated using a discounted cash flow calculation based on rates currently offered for deposits of similar remaining maturities.


         Commitments to extend credit and letters of credit -

          The fair value of lines and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

          The carrying value and estimated fair value of the financial instruments of the Company at December 31, 1995 are as follows:

                                        Carrying       Fair
                                          Value        Value
                                       -----------  -----------

Financial assets:
  Cash and due from bank               $ 5,075,902  $ 5,075,902
  Federal funds sold                     3,400,000    3,400,000
  Investment securities                 56,604,041   56,892,414
  Net loans                             32,454,576   31,785,190
                                       -----------  -----------

    Total financial assets             $97,534,519  $97,153,506
                                       ===========  ===========

Financial liabilities:
  Deposits                             $88,762,030  $88,723,921
                                       -----------  -----------

    Total financial liabilities        $88,762,030  $88,723,921
                                       ===========  ===========

Unrecognized financial instruments:
  Commitments to extend credit         $       -0-  $       -0-
  Standby letters of credit                    -0-          -0-

          The carrying value and estimated fair value of the financial instruments of the Company at December 31, 1996 are as follows:

                                         Carrying        Fair
                                          Value         Value
                                       ------------  ------------
Financial assets:
  Cash and due from banks              $  5,339,599  $  5,339,599
  Federal funds sold                      5,300,000     5,300,000
  Investment securities                  55,213,358    55,342,553
  Net loans                              38,493,355    36,223,742
                                       ------------  ------------

    Total financial assets             $104,434,312  $102,205,894
                                       ============  ============

Financial liabilities:
  Deposits                             $ 94,330,998  $ 94,330,998
                                       ------------  ------------

    Total financial liabilities        $ 94,330,998  $ 94,330,998
                                       ============  ============

Unrecognized financial instruments:
  Commitments to extend credit         $        -0-  $        -0-
  Standby letters of credit                     -0-           -0-


(13)  REGULATORY MATTERS:

          The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) to total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to
average assets (as defined).   Management believes, as of December 31, 1995 and
1996, that the Bank meets all capital adequacy requirements to which it is subject.

          The Bank's actual capital amounts and ratios are also presented in the table.


                                                                                                           To Be Well
                                                                                                        Capitalized Under
                                                              For Capital                               Prompt Corrective
                                  Actual                   Adequacy Purposes                            Action Provisions
                            -------------------   ------------------------------------     ---------------------------------------
                             Amount      Ratio           Amount             Ratio                 Amount               Ratio
                            -------     -------   ---------------------  -------------     ---------------------  -----------------
As of December 31, 1995:
  Total Capital
   (to risk-                                      (Equal to              (Equal to         (Equal to              (Equal to
   weighted                                       or greater             or greater        or greater             or greater
   assets)                 $11,422,600    28.2%   than)      $3,239,280  than)      8.0%   than)      $4,049,100  than)      10.0%

  Tier I Capital
   (to risk-                                      (Equal to              (Equal to         (Equal to              (Equal to
   weighted                                       or greater             or greater        or greater             or greater
   assets)                  11,244,781    27.8%   than)       1,619,640  than)      4.0%   than)       2,429,460  than)       6.0%

  Tier I Capital                                  (Equal to              (Equal to         (Equal to              (Equal to
   (to average                                    or greater             or greater        or greater             or greater
   assets)                  11,244,781    11.2%   than)       3,016,170  than)      3.0%   than)       5,026,950  than)       5.0%


                                                                                                           To Be Well
                                                                                                        Capitalized Under
                                                              For Capital                               Prompt Corrective
                                  Actual                   Adequacy Purposes                            Action Provisions
                            -------------------   ------------------------------------     ---------------------------------------
                             Amount      Ratio           Amount             Ratio                 Amount               Ratio
                            -------     -------   ---------------------  -------------     ---------------------  -----------------
As of December 31, 1996:
  Total Capital
   (to risk-                                      (Equal to              (Equal to         (Equal to              (Equal to
   weighted                                       or greater             or greater        or greater             or greater
   assets)                 $12,442,016    27.0%   than)     $3,684,000   than)     8.0%    than)     $4,605,000   than)      10.0%

  Tier I Capital
   (to risk-                                      (Equal to              (Equal to         (Equal to             (Equal to
   weighted                                       or greater             or greater        or greater            or greater
   assets)                  12,242,380    26.6%   than)      1,842,000   than)     4.0%    than)     2,763,000   than)        6.0%

  Tier I Capital                                  (Equal to              (Equal to         (Equal to             (Equal to
   (to average                                    or greater             or greater        or greater            or greater
   assets)                  12,242,380    11.4%   than)      3,236,790   than)     3.0%    than)     5,394,650   than)        5.0%


                       BANCSHARES OF WEST MEMPHIS, INC.

                     UNAUDITED CONSOLIDATED BALANCE SHEETS

                          September 30, 1997 and 1996

                                    ASSETS
                                    ------

                                            1997           1996
                                            ----           ----
CASH AND CASH EQUIVALENTS:
 Cash and due from banks                $  4,956,954  $  4,808,181
 Federal funds sold                        1,100,000     6,000,000
                                        ------------  ------------

  Total cash and cash equivalents          6,056,954    10,808,181
                                        ------------  ------------

INVESTMENT SECURITIES:
 Held to maturity, at amortized cost      17,076,858    23,616,714
 Available for sale, at fair value        30,469,224    27,565,274
                                        ------------  ------------

                                          47,546,082    51,181,988
                                        ------------  ------------

LOANS:
 Real estate - construction                3,937,974     1,678,017
 Real estate - mortgage                   18,656,878    15,452,160
 Commercial and industrial                 8,202,946     7,623,079
 Consumer                                  6,891,955     6,812,070
 Agriculture                              12,345,919     9,558,099
 Other                                         4,000         1,000
                                        ------------  ------------

                                          50,039,672    41,124,425
 Less: allowance for loan losses            (364,902)     (264,791)
                                        ------------  ------------

  Net loans                               49,674,770    40,859,634
                                        ------------  ------------


BANK PREMISES AND EQUIPMENT                1,046,317     1,227,430
                                        ------------  ------------

OTHER ASSETS:
 Interest receivable                       1,539,632     1,436,057
 Other assets                                708,283       627,886
                                        ------------  ------------

  Total other assets                       2,247,915     2,063,943
                                        ------------  ------------

                                        $106,572,038  $106,141,176
                                        ============  ============



                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

                                                          1997           1996
                                                      -------------  -------------
DEPOSITS:
 Non-interest bearing -
  Individual and commercial                           $ 14,701,723   $ 13,144,954
                                                      ------------   ------------

 Interest bearing -
  NOW accounts                                          31,475,065     34,951,768
  Savings                                                7,288,682      7,948,586
  Certificates of deposit, $100,000 and over             7,284,350      7,026,476
  Other time deposits                                   31,662,036     30,263,366
                                                      ------------   ------------

     Total interest bearing                             77,710,133     80,190,196
                                                      ------------   ------------

     Total deposits                                     92,411,856     93,335,150
                                                      ------------   ------------

OTHER LIABILITIES:
 Accrued interest payable                                  252,469        277,729
 Deferred income taxes                                     244,471        100,222
 Other liabilities                                          80,481        331,982
                                                      ------------   ------------

     Total other liabilities                               577,421        709,933
                                                      ------------   ------------

MINORITY INTEREST                                          373,422        334,919
                                                      ------------   ------------

STOCKHOLDERS' EQUITY:
 Common stock, $10 par value; 100,000 shares
  authorized, 96,495 shares issued                         964,950        964,950
 Surplus                                                   965,025        965,025
 Retained earnings                                      11,908,746     10,690,219
 Unrealized securities gains (losses), net of tax          143,838        (85,800)
 Treasury stock, at cost, 15,211 shares at
  September 30, 1997 and 1997                             (773,220)      (773,220)
                                                      ------------   ------------

     Total stockholders' equity                         13,209,339     11,761,174
                                                      ------------   ------------

                                                      $106,572,038   $106,141,176
                                                      =============  ============

                       BANCSHARES OF WEST MEMPHIS, INC.

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

             For the nine months ended September 30, 1997 and 1996

                                                    1997           1996
                                                ----------      ----------
INTEREST INCOME:
 Loans, including fees                          $2,981,916      $2,584,242
 Investment securities
  U. S. Government and agencies                  2,080,649       2,102,902
  States and political subdivisions                264,659         205,466
 Federal funds sold                                172,819         142,265
                                                ----------      ----------

                                                 5,500,043       5,034,875
INTEREST EXPENSE                                 2,224,726       2,088,848
                                                ----------      ----------

NET INTEREST INCOME                              3,275,317       2,946,027
 Provision for loan losses                         110,000
                                                ----------      ----------

NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES                                     3,165,317       2,946,027
                                                ----------      ----------

OTHER OPERATING INCOME:
 Service charges on deposits                       384,999         364,848
 Other service charges and fees                     64,385          24,724
 Securities gains (losses), net                        302            (400)
 Other                                              35,532         119,224
                                                ----------      ----------

TOTAL OTHER INCOME                                 485,218         508,396
                                                ----------      ----------

OPERATING EXPENSES:
 Salaries and benefits                           1,246,438       1,309,555
 Occupancy                                         147,611         176,060
 Equipment                                         216,576         245,337
 Other                                             597,417         622,366
                                                ----------      ----------

TOTAL OPERATING EXPENSES                         2,208,042       2,353,318
                                                ----------      ----------

INCOME BEFORE INCOME TAXES AND
 MINORITY INTEREST                               1,442,493       1,101,105
INCOME TAX PROVISION                               389,636         297,416
                                                ----------      ----------

INCOME BEFORE MINORITY INTEREST                  1,052,857         803,689
MINORITY INTEREST                                   27,579          21,065
                                                ----------      ----------

NET INCOME                                      $1,025,278      $  782,624
                                                ==========      ==========

                       BANCSHARES OF WEST MEMPHIS, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

             For the nine months ended September 30, 1997 and 1996

                                                                   1997           1996
                                                               ------------   ------------
Net income                                                     $  1,025,278   $    782,624
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Securities (gains) losses, net                                       (302)           400
  Net investment securities premium
    amortization (discount accretion)                               (50,780)       (73,389)
  Depreciation and amortization                                     151,274        197,031
  Gain on assets disposed                                            (1,893)
  Gain on sale of other real estate                                                (84,999)
  Provision for loan losses                                         110,000
  Minority interest                                                  27,579         21,065
  Increase in accrued interest receivable
   and other assets                                                 (96,989)      (119,756)
  Increase (decrease) in accrued
   interest payable and other liabilities                          (207,036)       208,437
                                                               ------------   ------------
Net cash provided by operating activities                           957,131        931,413
                                                               ------------   ------------
Cash flows from investing activities:
 Proceeds from maturities of investment
  securities held-to-maturity                                     6,452,907     12,374,344
 Purchase of investment securities held-
  to-maturity                                                    (1,944,240)    (6,660,027)
 Proceeds from sales, calls and maturities
  of investment securities available-for-sale                     6,880,522     13,234,308
 Purchase of investment securities
  available-for-sale                                             (3,592,150)   (13,683,769)
 Net increase in loans                                          (11,291,415)    (8,405,058)
 Proceeds from sale of other real estate                                            85,000
 Proceeds from sale of assets                                        12,000
 Capital expenditures                                               (75,334)       (54,278)
                                                               ------------   ------------
Net cash used in investing activities                            (3,557,710)    (3,109,480)
                                                               ------------   ------------
Cash flows from financing activities:
 Net increase in time deposits                                    1,037,219      3,106,542
 Net increase (decrease) in other deposits                       (2,956,361)     1,466,578
 Dividends paid                                                     (60,963)       (60,963)
 Dividends paid by bank to minority
  interest stockholders                                              (1,961)        (1,961)
 Sale of treasury stock                                                                150
                                                               ------------   ------------
Net cash provided by (used in) financing activities              (1,982,066)     4,510,346
                                                               ------------   ------------
Net increase (decrease) in cash and cash
 equivalents                                                   $ (4,582,645)  $  2,332,279

CASH AND CASH EQUIVALENTS:
 Beginning of period                                             10,639,599      8,475,902
                                                               ------------   ------------

 End of period                                                 $  6,056,954   $ 10,808,181
                                                               ============   ============
SUPPLEMENTAL CASH FLOWS INFORMATION:
 Interest paid                                                $   2,257,362    $ 2,085,954
 Income taxes paid                                                  621,133        220,378

                                                                      APPENDIX I

                         AGREEMENT AND PLAN OF MERGER

                         DATED AS OF JANUARY 26, 1998

                                     AMONG

                       NATIONAL COMMERCE BANCORPORATION,

                 NATIONAL COMMERCE COMMUNITY BANCORP II, INC.

                                      AND

                       BANCSHARES OF WEST MEMPHIS, INC.

                               TABLE OF CONTENTS

RECITALS................................................................   I-6

                                   ARTICLE 1
                             TERMS OF THE MERGER........................   I-7

1.1  Merger.............................................................   I-7
1.2  Time and Place of Closing..........................................   I-7
1.3  Effective Time.....................................................   I-7
1.4  Charter............................................................   I-8
1.5  Bylaws.............................................................   I-8
1.6  Name...............................................................   I-8
1.7  Directors and Officers.............................................   I-8
1.8  NCBC's Right to Revise the Structure of the Transaction............   I-8

                                   ARTICLE 2
                        MANNER OF CONVERTING SHARES AND
                            OPTIONS; EXCHANGE RATIO.....................   I-8

2.1  Conversion; Cancellation and Exchange of Shares; Exchange Ratio....   I-8
2.2  No Stock Options...................................................  I-10
2.3  Anti-Dilution Provisions...........................................  I-11

                                   ARTICLE 3
                               EXCHANGE OF SHARES.......................  I-11

3.1  Exchange Procedures................................................  I-11
3.2  Rights of Former BWM Record Holders................................  I-12

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BWM...............  I-12

4.1  Organization, Standing and Power...................................  I-13
4.2  Authority; No Breach of Agreement..................................  I-13
4.3  Capital Stock......................................................  I-14
4.4  BWM Subsidiaries...................................................  I-14
4.5  BWM Financial Statements...........................................  I-15
4.6  Absence of Undisclosed Liabilities.................................  I-16
4.7  Absence of Certain Changes or Events...............................  I-16
4.8  Tax Matters........................................................  I-17
4.9  Allowance for Possible Loan Losses.................................  I-18

4.10 Assets.............................................................  I-19
4.11 Intellectual Property..............................................  I-19
4.12 Environmental Matters..............................................  I-20
4.13 Compliance with Laws...............................................  I-20
4.14 Labor Relations....................................................  I-21
4.15 Employee Benefit Plans.............................................  I-21
4.16 Material Contracts.................................................  I-23
4.17 Legal Proceedings..................................................  I-24
4.18 Reports............................................................  I-24
4.19 Statements True and Correct........................................  I-24
4.20 Accounting, Tax and Regulatory Matters.............................  I-25
4.21 State Takeover Laws................................................  I-25
4.22 Charter Provisions.................................................  I-25
4.23 Charter Documents..................................................  I-25

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF NCBC..............  I-26

5.1  Organization, Standing and Power...................................  I-26
5.2  Authority; No Breach by Agreement..................................  I-26
5.3  Capital Stock......................................................  I-27
5.4  SEC Filings; Financial Statements..................................  I-27
5.5  Absence of Undisclosed Liabilities.................................  I-28
5.6  Absence of Certain Changes or Events...............................  I-28
5.7  Compliance with Laws...............................................  I-28
5.8  Legal Proceedings..................................................  I-29
5.9  Reports............................................................  I-29
5.10 Statements True and Correct........................................  I-29
5.11 Accounting, Tax and Regulatory Matters.............................  I-30

                                   ARTICLE 6
                   CONDUCT OF BUSINESS PENDING CONSUMMATION.............  I-30

6.1  Affirmative Covenants of BWM.......................................  I-30
6.2  Negative Covenants of BWM..........................................  I-30
6.3  Covenants of NCBC..................................................  I-32
6.4  Adverse Changes in Condition.......................................  I-33
6.5  Reports............................................................  I-33

                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS......................  I-33

7.1  Registration Statement; Proxy Statement; Shareholder Approvals.....  I-33
7.2  Exchange Listing...................................................  I-34
7.3  Applications.......................................................  I-34
7.4  NCBC Filings with State Offices....................................  I-34
7.5  Agreement as to Efforts to Consummate..............................  I-34
7.6  Investigation and Confidentiality..................................  I-35
7.7  Press Release......................................................  I-35
7.8  Certain Actions....................................................  I-35
7.9  Accounting and Tax Treatment.......................................  I-37
7.10 State Takeover Laws................................................  I-37
7.11 Charter Provisions.................................................  I-37
7.12 Agreement of Affiliates............................................  I-37
7.13 Employee Benefits and Contracts....................................  I-38

                                   ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE........  I-38

8.1  Conditions to Obligations of Each Party............................  I-38
8.2  Conditions to Obligations of NCBC..................................  I-39
8.3  Conditions to Obligations of BWM...................................  I-41

                                   ARTICLE 9
                                  TERMINATION...........................  I-43

9.1  Termination........................................................  I-43
9.2  Effect of Termination..............................................  I-44
9.3  Non-Survival of Representations and Covenants......................  I-44

                                  ARTICLE 10
                              GENERAL PROVISIONS........................  I-45

10.1  Definitions.......................................................  I-45
10.2  Expenses..........................................................  I-53
10.3  Brokers and Finders...............................................  I-54
10.4  Entire Agreement..................................................  I-54
10.5  Amendments........................................................  I-54
10.6  Waivers...........................................................  I-54
10.7  Assignment........................................................  I-55
10.8  Notices...........................................................  I-55

10.9   Governing Law....................................................  I-56
10.10  Counterparts.....................................................  I-56
10.11  Captions.........................................................  I-56
10.12  Interpretation...................................................  I-56
10.13  Enforcement of Agreement.........................................  I-56
10.14  Attorneys' Fees..................................................  I-57
10.15  Severability.....................................................  I-57
10.16  Remedies Cumulative..............................................  I-57
10.17  Employment Opportunities.........................................  I-57

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of this 26th day of January, 1998, by and among NATIONAL COMMERCE BANCORPORATION ("NCBC"), a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and as a savings and loan holding company and whose principal offices are located at One Commerce Square, Memphis, Shelby County, Tennessee 38150; BANCSHARES OF WEST MEMPHIS, INC. ("BWM"), a corporation chartered and existing under the laws of the state of Arkansas which is registered as a bank holding company and whose principal offices are located at 626 East Broadway, West Memphis, Crittenden County, Arkansas 72301-3200; and NATIONAL COMMERCE COMMUNITY BANCORP II, INC. ("Merger Subsidiary" or "Surviving Corporation," as the context may require), a corporation chartered and existing under the laws of the state of Arkansas which is a direct, wholly owned subsidiary of NCBC and whose principal offices are located at One Commerce Square, Memphis, Shelby County, Tennessee 38150.

     Certain other capitalized terms used in this Agreement and in the plan of Merger are defined below in Section 10.1.

                                R E C I T A L S

     A. BWM intends to be the beneficial owner and holder of record of 100% of the issued and outstanding shares of capital stock of Bank of West Memphis (the "BWM Bank Subsidiary"), and BWM desires to have itself and, indirectly, all of its assets, including the capital stock it owns of BWM Bank Subsidiary, acquired by NCBC on the terms and subject to the conditions set forth in this Agreement and the Plan of Merger annexed hereto as Exhibit 1.

     B. NCBC desires to acquire BWM and, indirectly, BWM's assets, including the capital stock of the BWM Bank Subsidiary, on the terms and subject to the conditions set forth in this Agreement and the Plan of Merger.

     C. The Board of Directors of BWM deems it desirable and in the best interests of BWM, the BWM Bank Subsidiary, and the shareholders of BWM that BWM be merged with and into Merger Subsidiary (which would survive the merger as the Surviving Corporation, as defined herein) on the terms and subject to the conditions set forth in this Agreement and in the manner provided in this Agreement and the Plan of Merger (the "Merger") and has directed that this Agreement and the Plan of Merger be submitted to the shareholders of BWM with the recommendation that they be approved by them.

     D. The Boards of Directors of NCBC, as a party to the Merger and as sole share holder of Merger Subsidiary, and Merger Subsidiary deem it desirable and in the best interests of NCBC and Merger Subsidiary and the shareholders of NCBC that BWM be merged with and into Merger Subsidiary on the terms and subject to the conditions set forth in this Agreement and in the manner provided in this Agreement and the Plan of Merger.

     E. The respective Boards of Directors of NCBC, Merger Subsidiary and BWM have each adopted (or will each adopt) resolutions setting forth and adopting this Agreement and the Plan of Merger, and have directed that this Agreement and the annexed Plan of Merger and all resolutions adopted by said Boards of Directors and by the BWM Shareholders related to this Agreement, be submitted with appropriate applications to, and filed with all applicable Regulatory Authority as may be necessary in order to obtain all Consents required to consummate the proposed Merger and the transactions contemplated in this Agreement in accordance with this Agreement, the Plan of Merger and applicable law.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1
                              TERMS OF THE MERGER

      1.1 Merger.  Subject to the terms and conditions of this Agreement, at the
          ------
Effective Time BWM shall be merged with and into Merger Subsidiary in accordance with the provisions of Section 4-26-1001, et seq. and Section 4-27-1101, et seq. of the Arkansas Code of 1987 Annotated ("Arkansas Code") and with the effect provided in Section 4-27-1106 of the Arkansas Code (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the laws of the State of Arkansas. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of BWM, NCBC, and Merger Subsidiary, and the Plan of Merger, in substantially the form of Exhibit 1 which has been approved and adopted by the Boards of Directors of BWM, Merger Subsidiary, and by the Board of Directors of NCBC in its capacity as sole shareholder of Merger Subsidiary.

      1.2 Time and Place of Closing.  The Closing will take place at 9:00 a.m.
          -------------------------
on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.) or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at the NCBC Board Room, NCBC Executive Offices (Fourth Floor), One Commerce Square, Memphis, Shelby County, Tennessee 38150, or at such other place as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree.

      1.3 Effective Time.  The Merger and other transactions contemplated by
          --------------
this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the

Merger shall become effective with the Secretary of State of the State of Arkansas (the "Effective Time").

      1.4 Charter.  The Charter of Merger Subsidiary in effect immediately prior
          -------
to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

      1.5 Bylaws.  The Bylaws of Merger Subsidiary in effect immediately prior
          ------
to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

      1.6 Name.  The name of Merger Subsidiary shall remain unchanged after the
          ----
Effective Time, unless and until otherwise renamed.

      1.7 Directors and Officers.  The directors and officers of Merger
          ----------------------
Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected or appointed, shall serve as the directors and officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided herein.

      1.8 NCBC's Right to Revise the Structure of the Transaction.  NCBC shall
          -------------------------------------------------------
have the unilateral right to revise the structure of the Merger in order to achieve tax benefits or for any other reason which NCBC may deem advisable; provided, however, that NCBC shall not have the right, without the approval of the Board of Directors of BWM, to make any revision to the structure of the Merger which (i) changes the amount of the Consideration which the BWM Record Holders are to receive as determined in the manner provided in 2.1(c) of this Agreement; or (ii) changes the intended tax-free effect of the Merger to NCBC, Merger Subsidiary, BWM or to any BWM Record Holder (in the manner described in Section 7.1 of this Agreement). NCBC may exercise this right of revision by giving written notice to BWM in the manner provided in Section 10.8 of this Agreement, which notice shall be in the form of an amendment to this Agreement and the Plan of Merger or in the form of an Amended and Restated Agreement and Amended and Restated Plan of Merger.

                                   ARTICLE 2
            MANNER OF CONVERTING SHARES AND OPTIONS; EXCHANGE RATIO

      2.1 Conversion; Cancellation and Exchange of Shares; Exchange Ratio.  At
          ---------------------------------------------------------------
the Effective Time, by virtue of the Merger becoming effective and without any action on the part of NCBC, Merger Subsidiary, BWM, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a)  NCBC Capital Stock.  Each share of NCBC Capital Stock, including
               ------------------
any associated NCBC Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b)  Merger Subsidiary Common Stock.  Each share of Merger Subsidiary
               ------------------------------
common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall represent all of the issued and outstanding capital stock of Merger Subsidiary as the Surviving Corporation.

          (c)  BWM Common Stock.  Each share of BWM Common Stock issued and
               ----------------
outstanding at the Effective Time shall cease to represent any interest (equity, shareholder or otherwise) in BWM and shall, except for those shares held by any BWM Record Holders who shall have properly perfected such Holders' dissenters' rights and shall have maintained the perfected status of such dissenters' rights through the Effective Time ("BWM Dissenting Shareholders"), whose rights shall be governed by the provisions of Section 4-26-1007 of the Arkansas Code, automatically be converted exclusively into, and constitute only the right of each BWM Record Holder to receive in exchange for such Holder's shares of BWM Common Stock, the Consideration to which the BWM Record Holder is entitled as provided in this Section 2.1(c).

               (i)   The Exchange Ratio Calculation.  Subject to any adjustments
                     ------------------------------
which may be required by an event described in Subsection 2.1(c)(iii) below, at and as of the Effective Time:

                     (A) Each one (1) share of BWM Common Stock (other than Dissenting Shares) outstanding at and as of the Effective Time shall be converted into the right to receive that number of shares of NCBC Common Stock equal to the quotient of:

                         (I)  The greater of (x) 850,000 shares of NCBC Common
Stock or (y) the quotient of the Net Purchase Price (defined in Subsection 2.1(c)(i)(C) below) divided by the NCBC "Current Market Price Per Share" (as defined in Subsection 2.1(c)(ii) below),

                                  divided by
                                  ----------

                         (II) The number of shares of BWM Common Stock
outstanding at and as of the Effective Time; and

                     (B) Each share of BWM Common Stock held of record by a BWM Dissenting Shareholder shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provision of the Arkansas Code.

                     (C) Provided that BWM owns 100% of the authorized and outstanding common stock of BWM Bank Subsidiary, Net Purchase Price shall be equal to Twenty-five Million Five Hundred Thousand Dollars ($25,500,000.00).

                     No share of BWM Common Stock shall be deemed to be outstanding or have any rights other than those set forth in this Section 2.1(c) after the Effective Time. No fractional shares of NCBC Common Stock shall be issued in the Merger and, if after aggregating all of the whole and fractional shares of NCBC Common Stock to which a BWM Record Holder shall be entitled based upon this Exchange Ratio Calculation, there should be a fractional share of NCBC Common Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to Article 3 of this Agreement, which cash settlement shall be based upon the Current Market Price Per Share (as defined below) of one (1) full share of NCBC Common Stock.

               (ii) Definition of "Current Market Price Per Share".  The
                    ----------------------------------------------
Current Market Price Per Share" shall be the average of the closing price per share of the NCBC Common Stock on the NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by
NCBC) on the last five (5) trading days prior to the Effective Date.

               (iii) Effect of Stock Splits, Reverse Stock Splits, Stock
                    ----------------------------------------------------
Dividends and Similar Changes in the Capital of BWM.  Should BWM effect any
---------------------------------------------------
stock splits, reverse stock splits, stock dividends or similar changes in its respective capital accounts subsequent to the date of this Agreement but prior to the Effective Time, the Exchange Ratio may, in NCBC's sole discretion if such change in the capital accounts constitutes a breach of any of BWM's representations, warranties or covenants, be adjusted in such a manner as the Board of Directors of NCBC shall deem in good faith to be fair and reasonable in order to give effect to such changes. Notwithstanding the foregoing, nothing in this subparagraph (iii) shall be deemed to be a waiver of the inaccuracy of any representation or warranty or breach of any covenant by BWM set forth herein.

          (d)  Shares Held by BWM or NCBC.  Each of the shares of BWM Common
               --------------------------
Stock held by any BWM Company or by any NCBC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no Consideration shall be issued in exchange therefor.

          (e)  Dissenters' Rights of BWM Shareholders.  Any BWM Record Holder
               --------------------------------------
who shall comply strictly with the provisions of Section 4-26-1007 of the Arkansas Code ("BWM Dissenting Shareholders") shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Arkansas Code.

     2.2  No Stock Options.  As of the date of this Agreement there are no
          ----------------
options, Rights, warrants, scrip or similar rights of any nature, including stock option, stock appreciation or similar rights, issued and outstanding by BWM or any BWM Company to purchase shares of BWM Common Stock, any other capital stock of BWM, or any other securities or instruments of any nature which are convertible into or exchangeable for, or which derive their value, in whole or in part from, shares of BWM Common Stock or any other capital stock of BWM or any BWM Company. Therefore, at the Effective Time there will be no issued and outstanding options, securities, Rights or instruments of any nature whatsoever to purchase or otherwise acquire shares of BWM Common Stock or any other capital stock of BWM or any BWM Company, or which derive their value, in whole or in part from BWM Common Stock or any other capital stock of any BWM Company.

     2.3  Anti-Dilution Provisions.  In the event NCBC changes the number of
          ------------------------
shares of NCBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                                   ARTICLE 3
                              EXCHANGE OF SHARES

     3.1  Exchange Procedures.  Promptly after the Effective Time, NCBC and BWM
          -------------------
shall cause the Exchange Agent to mail to the BWM Record Holders appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of BWM Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each BWM Record Holder of BWM Common Stock (other than shares to be cancelled pursuant to Section 2.1(d) of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the Consideration provided in Section 2.1(c) of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 3.2 of this Agreement. To the extent required by Section 2.1(c) of this Agreement, each BWM Record Holder also shall receive, upon surrender of the certificate or certificates representing his or her shares of BWM Common Stock outstanding immediately prior to the Effective Time, cash in lieu of any fractional share of NCBC Common Stock to which such holder may be otherwise entitled (without interest). NCBC shall not be obligated to deliver the Consideration to which any BWM Record Holder is entitled as a result of the Merger until such BWM Record Holder surrenders such holder's certificate or certificates representing the shares of BWM Common Stock for exchange as provided in this Section 3.1. The certificate or certificates of BWM Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither NCBC nor the Exchange Agent shall be liable to a BWM Record Holder for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property Law. Adoption of this Agreement by the shareholders of BWM shall constitute ratification of the appointment of the Exchange Agent.

     3.2  Rights of Former BWM Record Holders.  At the Effective Time, the stock
          -----------------------------------
transfer books of BWM shall be closed as to holders of BWM Common Stock outstanding immediately prior to the Effective Time, and no transfer of BWM Common Stock by any BWM Record Holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1 of this Agreement, each certificate theretofore representing shares of BWM Common Stock (other than shares to be cancelled pursuant to Section 2.1(d) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Consideration provided in Section 2.1(c) of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by BWM in respect of such shares of BWM Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by NCBC on the NCBC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of NCBC Common Stock issuable pursuant to this Agreement, but beginning thirty (30) days after the Effective Time no dividend or other distribution payable to the holders of record of NCBC Common Stock as of any time subsequent to the Effective Time shall be delivered to a BWM Record Holder until such BWM Record Holder surrenders his or her certificate or certificates evidencing BWM Common Stock for exchange as provided in Section 3.1 of this Agreement. However, upon surrender of such BWM Common Stock certificate, both the NCBC Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BWM

     Except as disclosed in the BWM Disclosure Memorandum, BWM hereby represents and warrants to NCBC as follows:

     4.1  Organization, Standing and Power.  BWM is a corporation duly
          --------------------------------
organized, validly existing, and in good standing under the laws of the State of Arkansas and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. BWM is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BWM.

     4.2  Authority; No Breach of Agreement.
          ---------------------------------

          (a) BWM has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BWM, subject to the approval of this Agreement and the Plan of Merger by the holders of two-thirds (or such greater percentage as may be required by the Charter of BWM or other applicable law) of the outstanding shares of BWM Common Stock, which is the only shareholder vote required for approval of this Agreement and the Plan of Merger and consummation of the Merger by BWM. Subject to the receipt of such requisite shareholder approval, this Agreement and the Plan of Merger represent legal, valid and binding obligations of BWM, enforceable against BWM in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement or the Plan of Merger, as appropriate, by BWM, nor the consummation by BWM of the transactions contemplated hereby or thereby, nor compliance by BWM with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of BWM's Charter or Bylaws, or (ii) except as disclosed in Section 4.2(b) of the BWM Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any BWM Company under, any Contract or Permit of any BWM Company, or (iii) subject to receipt of the requisite Consents referred to in Section 7.3 of this Agreement, violate any Law or Order applicable to any BWM Company or any of their respective Material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any BWM Employee Plans or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BWM, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by BWM of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

          (d) No BWM Company is a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction, or any law which would prevent the execution and delivery of this Agreement and the Plan of Merger by BWM, or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against any BWM Company in which the validity of this Agreement, the transactions contemplated hereby or any action which has been taken by any of such Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

     4.3  Capital Stock.
          -------------

          (a) The authorized capital stock of BWM consists of 100,000 shares of BWM Common Stock, $1.00 par value per share, of which 81,284 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of BWM are duly and validly issued and outstanding and are fully paid and nonassessable under the Arkansas Code and BWM's Charter. None of the outstanding shares of capital stock of BWM has been issued in violation of any preemptive rights of the current or past shareholders of BWM.

          (b) Except as set forth in Section 4.3(a) of this Agreement, there are no shares of capital stock or other equity securities of BWM outstanding and no outstanding Rights relating to the capital stock of BWM.

     4.4  BWM Subsidiaries.  BWM has disclosed in Section 4.4 of the BWM
          ----------------
Disclosure Memorandum all of the BWM Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all the BWM Subsidiaries that are general or limited partnerships or other non-corporate entities, including limited liability companies (identifying the law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to do business, and the amount and nature of the ownership interest therein of all BWM Companies). Except for BWM Bank Subsidiary in which BWM will own 100% of BWM Bank Subsidiary's outstanding shares on the Closing Date, BWM or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each BWM Subsidiary. No capital stock (or other equity interest) of any BWM Subsidiary is or may become required to be issued (other than to another BWM Company) by reason of any Rights, and there are no Contracts by which any BWM Subsidiary is bound to issue (other than to another BWM Company) additional shares of its capital stock (or other equity interests) or Rights or by which any BWM Company is or may be bound to transfer any shares of the capital stock (or other equity interest) of any BWM Subsidiary (other than to another BWM Company). There are no Contracts relating to the rights of any BWM Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any BWM Subsidiary. All of the shares of capital stock (or other equity interests) of each BWM Subsidiary held by a BWM Company are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the BWM Company free and clear of any Lien. Each BWM Subsidiary is either a bank, a savings association, partnership, limited liability corporation, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each BWM Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BWM. The only BWM Subsidiary that is a depository institution is BWM Bank Subsidiary. BWM Bank Subsidiary is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the Deposits in which are insured by the Bank Insurance Fund, to the extent provided by law. The minute book and other organizational documents and Records for each BWM Subsidiary have been made available to NCBC for its review, and are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     4.5  BWM Financial Statements.  BWM has delivered to NCBC (or will deliver
          ------------------------
when available, with respect to periods ended after the date of this Agreement but prior to the Effective Time) true, correct and complete copies of:

          (a) All Call Reports and Federal Reserve Y-6 Reports, including any amendments thereto, filed with any Regulatory Authorities by BWM and BWM Bank Subsidiary, respectively, for the years ended December 31, 1993, 1994, 1995, and 1996, and thereafter, together with any correspondence with any Regulatory Authorities concerning any of the aforesaid financial statements and Reports (the "BWM Regulatory Financial Statements"). Such BWM Regulatory Financial Statements (i) were (or will be) prepared from the Records of BWM and/or each BWM Subsidiary; (ii) were (or will be) prepared in accordance with regulatory accounting principles consistently applied; (iii) present (or, when prepared, will present) BWM's and each BWM Subsidiary's financial condition and the results of its operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby; (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of BWM's and each BWM Subsidiary's financial condition and the results of BWM's and each BWM Subsidiary's operations and cash flows for the periods covered by such financial statements; and (v) in the opinion of the Board of Directors, do contain and reflect (or, when prepared, will contain and reflect) adequate provisions or Allowances for loan losses, for ORE reserves and for all reasonably anticipatable Liabilities and Taxes, with respect to the periods then ended; and

          (b) BWM's consolidated balance sheets as of December 31, 1996, 1995, and 1994 (audited); and consolidated statements of income and changes in stockholders' equity and consolidated statements of cash flows for the years ended December 31, 1996, 1995, and 1994 (audited) (the "BWM Financial Statements"). Each of the BWM Financial Statements (including the related notes) fairly presents the consolidated results of operations of BWM for the respective periods covered thereby and the consolidated financial condition of BWM as of the respective dates thereof, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

     4.6  Absence of Undisclosed Liabilities.  No BWM Company has any
          ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BWM, except Liabilities which are accrued or reserved against in the BWM Regulatory Financial Statements as of December 31, 1996, and the BWM Financial Statements as of September 30, 1997, or reflected in the notes or schedules, if any, thereto, and delivered with the BWM Disclosure Memorandum prior to the date of this Agreement. No BWM Company has incurred or paid any Liability since the Balance Sheet Date, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BWM.

     4.7  Absence of Certain Changes or Events.  Except as described in Section
          ------------------------------------
4.7 of the BWM Disclosure Memorandum, since the Balance Sheet Date there has not been:

          (a) Any material transaction by any BWM Company which was not undertaken in the ordinary course of business and in conformity with past practice.

          (b) Any damage, destruction or loss, whether or not covered by insurance, which has had or which may be reasonably expected to have a Material Adverse Effect on any BWM Company.

          (c) Any acquisition or disposition by any BWM Company of any Asset having a fair market value, singularly or in the aggregate for each BWM Company, in an amount greater than One Hundred Thousand Dollars ($100,000.00), except in the ordinary course of business and in conformity with past practice.

          (d) Any mortgage, pledge or subjection to Lien, of any kind on any of the Assets of any BWM Company, except to secure extensions of credit in the ordinary course of business and in conformity with past practice.

          (e) Any amendment, modification or termination of any Contract relating to any BWM Company or to which any BWM Company is a party which would or may be reasonably expected to have a Material Adverse Effect on BWM.

          (f) Any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent of any BWM Company, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of five percent (5%) per annum or Ten Thousand Dollars ($10,000.00) for any of them individually.

          (g) Any incurring of, assumption of, or taking of, by any BWM Company, any Asset subject to any Liability, except for Liabilities incurred or assumed or Assets taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice.

          (h) Any material alteration in the manner of keeping the books, accounts or Records of any BWM Company, or in the accounting policies or practices therein reflected.

          (i) Any release or discharge (or partial release or discharge) of any obligation or Liability of any Person related to or arising out of any loan made by any BWM Company, except in the ordinary course of business and in conformity with past practice.

     4.8  Tax Matters.
          -----------

          (a) All Tax Returns required to be filed by or on behalf of any of the BWM Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund litigation with respect to any Taxes, except as fully reserved against in the BWM Financial Statements made available prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the BWM Companies.

          (b) None of the BWM Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) Adequate provision for any Taxes due or to become due for any of the BWM Companies for the period or periods through and including the date of the respective BWM Financial Statements has been made and is reflected on such BWM Financial Statements.

          (d)  (Reserved).

          (e) Each of the BWM Companies is in compliance with, and its Records contain all information and documents (including properly completed IRS Forms W-
9) necessary
to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the IRC.

          (f) Except as set forth in Section 4.8(f) of the BWM Disclosure Memorandum, none of the BWM Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          (g)  There has not been an ownership change, as defined in the IRC
Section 382(g), of any of the BWM Companies that occurred during or after any Taxable Period in which the Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997.

          (h) Except as set forth in Section 4.8(h) of the BWM Disclosure Memorandum, none of the BWM Companies is a party to any tax allocation or sharing agreement and none of the BWM Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was BWM) or has any Liability for taxes of any Person (other than BWM and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by contract or otherwise.

     4.9  Allowance for Possible Loan Losses.  The allowance for possible loan
          ----------------------------------
or credit losses, including any allowances or reserves for losses on ORE and other collateral taken in satisfaction, or partial satisfaction of a debt previously contracted (the "Allowance") shown on the consolidated balance sheets of BWM included in the most recent BWM Regulatory Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of BWM included in the BWM Regulatory Financial Statements as of dates subsequent to the execution of this Agreement and as of the Closing Date will be, as of the dates thereof, in the reasonable opinion of management of BWM adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known and reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables and ORE reserves) of the BWM Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the BWM Companies as of the dates thereof. Except as described in Section 4.9 of the BWM Disclosure Memorandum (by loan type, loan number, classification and outstanding balance), no BWM Company has any Loan or other extension of credit which has been (or should have been in management's reasonable opinion) classified as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss," or similar classifications, that were not classified in any BWM Company's most recent report of examination. Section 4.9 of the BWM Disclosure Memorandum also lists all Loans or extensions of credit which are included on any BWM Company's "watch list." The net book value of any BWM Company's assets acquired through foreclosure in satisfaction of problem loans ("ORE") is carried on the balance sheet of the BWM

Financial Statements at fair value at the time of acquisition less estimated selling costs which approximate the net realizable value of the ORE in accordance with the American Institute of Certified Public Accountants' Statement of Position 92-3.

     4.10 Assets.  Except as disclosed or reserved against in the BWM Regulatory
          ------
Financial Statements made available prior to the date of this Agreement, the BWM Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible Assets used in the businesses of the BWM Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BWM's past practices. All Assets which are material to BWM's business on a consolidated basis, held under leases or subleases by any of the BWM Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. To the best of management's Knowledge, the BWM Companies currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the BWM Companies has received notice from any insurance carrier that (i) such insurance would be canceled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Section 4.10 of the BWM Disclosure Memorandum there are presently no claims pending under any such policies of insurance and no notices have been given by any BWM Company under such policies.

     4.11 Intellectual Property.  All of the Intellectual Property rights of the
          ---------------------
BWM Companies are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of BWM, there currently are not, any defaults thereunder by any BWM Company. A BWM Company owns or is the valid licensee of all such Intellectual Property rights free and clear of all liens or claims of infringement. None of the BWM Companies or, to the Knowledge of BWM, their respective predecessors, has misused the Intellectual Property rights of others and none of the Intellectual Property rights as used in the business conducted by any such BWM Company infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. Except as disclosed in Section 4.11 of the BWM Disclosure Memorandum, no BWM Company is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Each BWM Company owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of any BWM Company is party to any Contract which requires such officer, director or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information except as disclosed in
Section 4.11 of the BWM

Disclosure Memorandum, which restricts or prohibits such officer, director or employee from engaging in activities competitive with any person, including any BWM Company.

     4.12 Environmental Matters.  Except as set forth in Section 4.12 of the BWM
          ---------------------
Disclosure Memorandum:

          (a) To the Knowledge of BWM, each BWM Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all environmental laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BWM.

          (b) To the Knowledge of BWM, there is no litigation pending or threatened before any court, governmental agency or authority or other forum in which any BWM Company or any of its Operating Properties or Participation Facilities (or BWM in respect of such Operating Property or Participation Facility) has been or, with respect to threatened litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any environmental law or (ii) relating to the release into the environment of any hazardous material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any BWM Company or any of its Operating Properties or Participation Facilities, except for such litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BWM, nor is there any reasonable basis for any litigation of a type described in this sentence.

          (c) During the period of (i) any BWM Company's ownership or operation of any of their respective current properties, (ii) any BWM Company's participation in the management of any Participation Facility, or (iii) any BWM Company's holding of a security interest in an Operating Property, to the Knowledge of BWM, there have been no releases of hazardous material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BWM. Prior to the period of (i) any BWM Company's ownership or operation of any of their respective current properties,
(ii) any BWM Company's participation in the management of any Participation Facility, or (iii) any BWM Company's holding of a security interest in an Operating Property, to the Knowledge of BWM, there were no releases of Hazardous Material in, on, under, or affecting such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BWM.

     4.13 Compliance with Laws.  BWM is duly registered as a bank holding
          --------------------
company under the BHC Act. Each BWM Company has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, and there has occurred no default under any such Permit. Except as set forth in Section 4.13 of the BWM Disclosure Memorandum, to BWM's Knowledge, none of the BWM Companies:

          (a) Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; and

          (b) Has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any BWM Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any BWM Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     4.14 Labor Relations.  No BWM Company is the subject of any Litigation
          ---------------
asserting that it or any other BWM Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other BWM Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any BWM Company, pending or threatened, or to the Knowledge of BWM, is there any activity involving any BWM Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     4.15 Employee Benefit Plans.
          ----------------------

          (a) BWM has disclosed in Section 4.15(a) of the BWM Disclosure Memorandum, and has delivered or made available to NCBC prior to the date of this Agreement copies in each case of, all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written employee programs, arrangement or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any BWM Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively the "BWM Benefit Plans"). Any of the BWM Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "BWM ERISA Plan." Each BWM ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "BWM Pension Plan." No BWM Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b) All BWM Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BWM. Each BWM ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and BWM is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No BWM Company has engaged in a transaction with respect to any BWM Benefit Plan that, assuming the taxable period of such plan expired as of the date hereof, would subject any BWM Company to a tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

          (c) Except as otherwise provided in the BWM Disclosure Memorandum, no BWM Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial evaluation, there has been (i) no material change in the financial position of any BWM Pension Plan,
(ii) no change in the actuarial assumptions with respect to any BWM Pension Plan, and (iii) no increase in benefits under any BWM Pension Plan as a result of plan amendments or changes in applicable law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BWM or materially adversely affect the funding status of any such plan. Neither any BWM Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any BWM Company, or the single-employer plan of any entity which is considered one employer with BWM under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or
Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No BWM Company has provided, or is required to provide, security to a BWM Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

          (d) Within the six-year period preceding the Effective Time, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any BWM Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No BWM Company has incurred any withdrawal liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any BWM Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (e) Except as disclosed in Section 4.15(e) of the BWM Disclosure Memorandum, no BWM Company has any liability for retiree health and life benefits under any of the BWM Benefit Plans and there are no restrictions on the rights of such BWM Company to amend or terminate any such retiree health or benefit plan without incurring liability thereunder.

          (f) Except as disclosed in Section 4.15(f) of the BWM Disclosure Memorandum, nei ther the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any BWM Company from any BWM Company under any BWM Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any BWM Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement or employment agreement) of employees and former employees of any BWM Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the BWM Financial Statements to the extent required by and in accordance with GAAP.

     4.16 Material Contracts. Except as disclosed in Section 4.16 of the BWM
          ------------------
Disclosure Memorandum, none of the BWM Companies, nor any of their respective assets, businesses or operations, is a party to or, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting or retirement contract, (ii) any contract relating to the borrowing of money by any BWM Company or the guarantee by any BWM Company of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements and Federal Home Loan Bank advances of depository institution subsidiaries, trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business),
(iii) any contracts which prohibit or restrict any BWM Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other person, (iv) any contracts between or among BWM Companies, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract (not disclosed in the BWM Financial Statements delivered prior to the date of this Agreement) which is a financial derivative contract (including various combinations thereof), and (vi) any other material contract or amendment thereto that would be required to be filed as an exhibit to a BWM SEC Report (whether or not BWM is subject to the filing requirements of the SEC) filed (or which would have been filed if BWM were subject to the SEC reporting requirements) by BWM with the SEC prior to the date of this Agreement (together with all contracts referred to in Sections 4.10 and 4.15(a) of this Agreement (the "BWM Contracts")). With respect to each BWM
Contract: (i) the Contract is in full force and effect; (ii) no BWM Company is in default thereunder, (iii) no BWM Company has repudiated or waived any material provision of any such contract; and (iv) no other party to any such contract is, to the Knowledge of BWM, in default in any respect or has repudiated or waived any material provision thereunder. Except as set forth in

Section 4.16 of the BWM Disclosure Memorandum, all of the indebtedness of any BWM Company for money borrowed is prepayable at any time by such BWM Company without penalty or premium.

     4.17 Legal Proceedings.  There is no litigation instituted or pending, or,
          -----------------
to the Knowledge of BWM, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any BWM Company, or against any Asset, employee benefit plan, interest, or right of any of them that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BWM, nor are there any orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any BWM Company. Section 4.17 of the BWM Disclosure Memorandum includes a report of all material litigation as of the date of this Agreement to which any BWM Company is a party and which names a BWM Company as a defendant or cross-defendant.

     4.18 Reports. Since January 1, 1992, or the date of organization if later,
          -------
each BWM Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, if applicable, including Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) all other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BWM). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.19 Statements True and Correct. No statement, certificate, instrument or
          ---------------------------
other writing furnished or to be furnished by any BWM Company to NCBC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains, or will contain, any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any BWM Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by NCBC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any BWM Company or any Affiliate thereof for inclusion in the Proxy Statement, if applicable, to be mailed to BWM's shareholders in connection with the shareholders' meeting, and any other documents to be filed by a BWM Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated thereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of BWM, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the shareholders' meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the shareholders' meeting. All documents that any BWM Company or any Affiliate thereof is responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

     4.20 Accounting, Tax and Regulatory Matters.  No BWM Company or any
          --------------------------------------
Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance relating to BWM that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such section.

     4.21 State Takeover Laws. Each BWM Company has taken all necessary action
          -------------------
to exempt the transactions contemplated by this Agreement and the Plan of Merger from, or if necessary challenge the validity or applicability of any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover laws (collectively "Takeover Laws"), including Sections 23-43-101 et seq. of the Arkansas Code.

     4.22 Charter Provisions. Each BWM Company has taken all action so that the
          ------------------
entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger do not and will not result in the grant of any rights to any Person under the Charter, Bylaws or other governing instruments of any BWM Company or restrict or impair the ability of NCBC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any BWM Company that may be directly or indirectly acquired or controlled by it.

     4.23 Charter Documents. BWM has previously provided NCBC true and correct
          -----------------
copies of the Articles of Incorporation and Bylaws of BWM and the Articles of Incorporation or Articles of Association or Articles of Agreement and Bylaws of each BWM Company, as amended to date, and each are in full force and effect.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF NCBC

     Except as disclosed in the NCBC Disclosure Memorandum, NCBC hereby represents and warrants to BWM that:

     5.1  Organization, Standing and Power. NCBC and Merger Subsidiary are both
          --------------------------------
corporations duly organized, validly existing and in good standing under the laws of the States of Tennessee and Arkansas, respectively, and each has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material assets. NCBC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC.

     5.2  Authority; No Breach by Agreement.
          ---------------------------------

          (a) NCBC and Merger Subsidiary each has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Plan of Merger (as to Merger Subsidiary) and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NCBC and Merger Subsidiary including the approval of NCBC in its capacity as the sole shareholder of Merger Subsidiary. This Agreement represents a legal, valid and binding obligation of NCBC, enforceable against NCBC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by NCBC, nor the consummation by NCBC and Merger Subsidiary of the transactions contemplated hereby, nor compliance by NCBC and Merger Subsidiary with any of the provisions hereof will (i) conflict with or result in a breach of any provision of any NCBC Company's Charter (or similar governing instrument) or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any assets of any NCBC Company under any Contract or Permit of any NCBC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any NCBC Company or any of their respective material assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate law and the rules of the NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by NCBC and Merger Subsidiary of the Merger and the other transactions contemplated in this Agreement.

     5.3  Capital Stock. The authorized capital stock of NCBC consists of (i)
          -------------
75,000,000 shares of NCBC Common Stock, of which 48,946,583 shares are issued and outstanding as of September 25, 1997, and (ii) 5,000,000 shares of NCBC Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of NCBC Capital Stock are, and all of the shares of NCBC Common Stock to be issued in exchange for shares of BWM Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the Tennessee Code and the NCBC Charter. None of the outstanding shares of NCBC Capital Stock has been, and none of the shares of NCBC Common Stock to be issued in exchange for shares of BWM Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of NCBC. NCBC has reserved for issuance a sufficient number of shares of NCBC Common Stock for the purpose of issuing shares of NCBC Common Stock in accordance with the provisions of Section 2.1(c) and 2.2 of this Agreement.

     5.4  SEC Filings; Financial Statements.
          ---------------------------------

          (a) NCBC has filed and made available to BWM all SEC documents required to be filed by NCBC since December 31, 1994. The NCBC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such NCBC SEC Reports or necessary in order to make the statements in such NCBC SEC Reports, in light of the circumstances under which they were made, not misleading. Except for NCBC Subsidiaries that are registered as a broker, dealer or investment advisor, no NCBC Subsidiary is required to file any SEC Documents.

          (b) Each of the NCBC Financial Statements (including, in each case, any related notes) contained in the NCBC SEC Reports, including any NCBC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of NCBC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     5.5  Absence of Undisclosed Liabilities. No NCBC Company has any
          ----------------------------------
liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC, except liabilities which are accrued or reserved against in the consolidated balance sheets of NCBC as of September 30, 1997, included in the NCBC Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. No NCBC Company has incurred or paid any liability since September 30, 1997, except for such liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC or
(ii) in connection with the transactions contemplated by this Agreement.

     5.6  Absence of Certain Changes or Events.  Since September 30, 1997,
          ------------------------------------
except as disclosed in the NCBC Financial Statements delivered prior to the date of this Agreement or contemplated by pending federal legislation applicable to financial institutions generally, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC, and (ii) the NCBC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NCBC provided in Article 6 of this Agreement.

     5.7  Compliance with Laws.  NCBC is duly registered as a bank holding
          --------------------
company under the BHC Act and as a savings and loan holding company under the HOLA. Each NCBC Company has in effect all Permits necessary for it to own, lease or operate its material assets and to carry on its business as now conducted, and there has occurred no default under any such permit. No NCBC
Company:

          (a) Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; and

          (b) Has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any NCBC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any NCBC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.8   Legal Proceedings. There is no Litigation instituted or pending, or,
           -----------------
to the Knowledge of NCBC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any NCBC Company, or against any Asset, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC.

     5.9   Reports. Since January 1, 1994, NCBC has filed all reports and
           -------
statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC). As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.10  Statements True and Correct. No statement, certificate, instrument or
           ---------------------------
other writing furnished or to be furnished by any NCBC Company or any Affiliate thereof to BWM pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any NCBC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by NCBC with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any NCBC Company or any Affiliate thereof for inclusion in the Proxy Statement, if applicable, to be mailed to BWM's Shareholders in connection with the shareholders' meetings, and any other documents to be filed by any NCBC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of BWM, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the shareholders' meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicita-tion of any proxy for the shareholders' meetings. All documents that any NCBC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

      5.11  Accounting, Tax and Regulatory Matters.  No NCBC Company or any
            --------------------------------------
Affiliate thereof has taken any action or has any knowledge of any fact or circumstance relating to NCBC or Merger Subsidiary that is reasonably likely to
(i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                   ARTICLE 6
                   CONDUCT OF BUSINESS PENDING CONSUMMATION

      6.1   Affirmative Covenants of BWM. Unless the prior written consent of
            ----------------------------
NCBC shall have been obtained, and except as otherwise expressly contemplated herein, BWM shall, and shall cause each of its Subsidiaries to: (i) operate its business only in the usual, regular and ordinary course (which shall include matters of the type set forth in Section 6.1 of the BWM Disclosure Memorandum),
(ii) preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

      6.2   Negative Covenants of BWM. Except as specifically permitted by
            -------------------------
this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, BWM covenants and agrees that it will not do or agree to commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of NCBC, which consent shall not be unreasonably withheld:

            (a) Amend the Charter, Bylaws or other governing instruments of any BWM Company; or

            (b) Incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a BWM Company to another BWM Company) in excess of an aggregate of $100,000.00 (for the BWM Companies on a consolidated basis) except in the ordinary course of the business of BWM Subsidiaries consistent with past practices (which shall include, for BWM Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition on any Asset of any BWM Company of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the BWM Disclosure Memorandum); or

          (c) Repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any BWM Company, or declare or pay any dividend or make any other distribution in respect of BWM's capital stock, with the exception of its regular quarterly cash dividend not to exceed Twenty-Five Cents (25c) per share, the declaration date of which shall be consistent with past practices; or

          (d) Except pursuant to this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of BWM Common Stock or any other capital stock of any BWM Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock or any stock equivalent type rights; or

          (e) Adjust, split, combine or reclassify any capital stock of any BWM Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of BWM Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any BWM Subsidiary (unless any such shares of stock are sold or otherwise transferred to another BWM Company) or any asset, other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) Except for purchases of U.S. Treasury securities or U.S. government agency securities, which in either case have maturities of three (3) years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person other than a wholly owned BWM Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (g) Grant any increase in compensation or benefits to the employees or officers of any BWM Company, except in accordance with past practice disclosed in Section 6.2(g) of the BWM Disclosure Memorandum and Section 4.7(f) of this Agreement; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of this Agreement and disclosed in Section 6.2(g) of the BWM Disclosure Memorandum and subject to
Section 4.7(f) of this Agreement; and enter into or amend any severance agreements with officers of any BWM Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any BWM Company except in accordance with past practice disclosed in Section 6.2(g) of the BWM Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of BWM); or

          (h) Enter into or amend any employment contract between any BWM Company and any Person (unless such amendment is required by law) that the BWM Company does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the Effective Time; or

          (i) Adopt any new employee benefit plan of any BWM Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any BWM Company other than any such change that is required by law or that, in the opinion of counsel is necessary or advisable to maintain the tax-qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice; or

          (j) Make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP; or

          (k) Commence any litigation other than in accordance with past practice, settle any litigation involving any liability of any BWM Company for material money damages or restrictions upon the operations of any BWM Company; or

          (l) Enter into, modify, amend or terminate any material contract (excluding any loan contract) or waive, release, compromise or assign any material rights or claims, except in accordance with past practice.

     6.3  Covenants of NCBC. From the date of this Agreement until the earlier
          -----------------
of the Effective Time or the termination of this Agreement, NCBC covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the NCBC Common Stock and the business prospects of the NCBC Companies, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section

368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this agreement, provided, that the foregoing shall not prevent any NCBC Company from acquiring any other assets or businesses or from discontinuing or disposing of any of its assets or business if such action is, in the judgment of NCBC, desirable in the conduct of the business of NCBC and its Subsidiaries and would not, in the judgment of NCBC, likely delay the Effective Time to a date subsequent to the date set forth in Section 9.1(e) of this Agreement.

      6.4  Adverse Changes in Condition.  Each Party agrees to give written
           ----------------------------
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

      6.5  Reports.  Each Party and its Subsidiaries shall file all reports
           -------
required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with any Regulatory Authority pursuant to the Securities Laws, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP or regulatory accounting (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with any Regulatory Authorities pursuant to the Securities Laws will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with laws applicable to such reports.

                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

      7.1  Registration Statement; Proxy Statement; Shareholder Approvals.
           --------------------------------------------------------------
NCBC shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of the shares of NCBC Common Stock upon consummation of the Merger. BWM shall furnish all information concerning it and the holders of its capital stock as NCBC may reasonably request in connection with such action. BWM shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) NCBC and BWM shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement, if necessary, to the shareholders of BWM, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement,
(iii) the Board of Directors of BWM shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to their shareholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of BWM shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approvals.

      7.2  Exchange Listing.  NCBC shall use its reasonable efforts to list,
           ----------------
prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of NCBC Common Stock to be issued to the holders of BWM Common Stock or BWM Stock Options pursuant to the Merger, and NCBC shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein.

      7.3  Applications. NCBC shall prepare and file, and BWM shall
           ------------
cooperate in the preparation and, where applicable, filing of applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least two business days prior to filing, NCBC shall use its reasonable best efforts to provide BWM and its counsel with copies of such applications. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from, all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

      7.4  NCBC Filings with State Offices. Upon the terms and subject to
           -------------------------------
the conditions of this Agreement, NCBC and BWM shall execute and file the Articles of Merger with the Secretary of State of the State of Arkansas in connection with the Closing.

      7.5  Agreement as to Efforts to Consummate.  Subject to the terms and
           -------------------------------------
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 8 of this Agreement; provided, however, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.5 shall be construed to obligate NCBC or Merger Subsidiary to take any action to meet any condition required for it to obtain any Consent if NCBC, in its sole discretion, shall deem such condition to constitute a significant impediment upon NCBC's ability to carry on its business or to require NCBC to increase its capital ratios to amounts in excess of the Federal Reserve's minimum capital ratio guidelines which may from time to time be in effect.

      7.6  Investigation and Confidentiality.
           ---------------------------------

           (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

           (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

           (c) BWM shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with persons which are considering an Acquisition Proposal with BWM to preserve the confidentiality of the information relating to BWM provided to such persons and their Affiliates and representatives.

      7.7  Press Release.  Prior to the Effective Time, BWM and NCBC shall
           -------------
consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by law.

      7.8  Certain Actions.
           ---------------

           (a) Except with respect to this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, after the date of this Agreement, no BWM Company nor any Affiliate thereof nor any representatives thereof retained by any BWM Company shall directly or indirectly solicit or knowingly encourage any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of BWM

Board of Directors as advised by counsel, no BWM Company and no Affiliate or representative of BWM or any BWM Company shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into, or agree to enter into any contract with respect to any Acquisition Proposal, but BWM may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. BWM shall promptly notify NCBC orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. BWM shall
(i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its representatives not to engage in any of the foregoing.

          (b) As a condition of and as an inducement to NCBC's entering this Agreement, BWM covenants, acknowledges and agrees that it shall be a specific, absolute and unconditionally binding condition precedent to BWM's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, nonbinding, conditional or unconditional) with any third party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal, other than this Agreement and the transactions contemplated in this Agreement regardless of whether BWM has otherwise complied with the provisions of Section 7.8(a) hereof, that BWM or such third party which is a party of the Acquisition Proposal shall have paid NCBC the sum of Five Hundred Thousand Dollars ($500,000.00), which sum represents the (i) direct costs and expenses (including, but not limited to, fees and expenses incurred by NCBC's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by or on behalf of NCBC in negotiating and undertaking to carry out the transactions contemplated by this Agreement; and (ii) indirect costs and expenses of NCBC in connection with the transactions contemplated by this Agreement, including NCBC's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; and (iii) NCBC's loss as a result of the transactions contemplated by this Agreement not being consummated. Accordingly, BWM hereby stipulates and covenants that prior to BWM entering into a letter of intent, agreement in principle, or definitive agreement (whether binding, nonbinding, conditional or unconditional) with any third party with respect to an Acquisition Proposal or supporting or indicating an intent to support an Acquisition Proposal, either BWM or such third party shall have paid to NCBC the amount set forth above in immediately available funds to satisfy the specific absolute, and unconditionally binding condition precedent imposed by this
Section 7.8. Notwithstanding anything to the contrary in this Section 7.8(b) in the event such Acquisition Proposal should be the result of a hostile takeover of BWM, any sums due NCBC hereunder shall be paid only at the closing of the transactions set forth in such Acquisition Proposal. NCBC acknowledges that under no circumstances shall any officer or director of BWM (unless such officer or director shall have an interest in a potential acquiring party in any Acquisition Proposal) be held personally liable to NCBC for any amount of the foregoing payment. On the payment of such amount to NCBC, NCBC shall have no cause of action or claim (either in law or in equity) whatsoever against BWM, or any officer or director of BWM, with respect to or in connection with such Acquisition Proposal, this Agreement or the Plan of Merger.

          (c)  The requirements, conditions and obligations imposed by this
Section 7.8 shall continue in full force and effect from the date of this Agreement until September 30, 1998, unless and until the earlier of any of the events specified in the second paragraph of this paragraph (c) shall occur, in which event BWM shall not be obligated to pay the amount required by this
Section 7.8 as a condition precedent to such transaction.

               This Agreement shall have been terminated (i) mutually by the Parties pursuant to Section 9.1(a) of this Agreement; (ii) by BWM pursuant to
Section 9.1(b) of this Agreement; (iii) Reserved; (iv) by either Party pursuant to Section 9.1(d)(i) of this Agreement; (v) by BWM pursuant to Section 9.1(f) of this Agreement, other than due to the failure to satisfy Section 8.1(a); or (vi) by BWM pursuant to Section 9.1(c) of this Agreement, but in such event only on the basis of (a) material inaccuracy (without waiver thereof) of representations and warranties of NCBC as contemplated by the provisions of Section 8.3(a) of this Agreement; (b) noncompliance by NCBC with its obligations as required by the provisions of Section 8.3(b) of this Agreement; (c) the failure of NCBC to deliver all certificates as required by the provisions of Section 8.3(c) of this Agreement; or (d) the failure of NCBC to satisfy the conditions set forth in
Section 8.3(d) of this Agreement.

     7.9  Accounting and Tax Treatment.  Each of the Parties undertakes and
          ----------------------------
agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     7.10 State Takeover Laws.  Each BWM Company shall take all necessary steps
          -------------------
to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of any applicable, Takeover Law.

     7.11 Charter Provisions.  Each BWM Company shall take all necessary action
          ------------------
to ensure that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Charter, Bylaws, or other governing instruments of any BWM Company or restrict or impair the ability of NCBC or any of its Subsidiaries to vote, or to exercise the rights of a shareholder with respect to, shares of any BWM Company that may be directly or indirectly acquired or controlled by it.

     7.12 Agreement of Affiliates.  BWM has disclosed in Section 7.12 of the BWM
          -----------------------
Disclosure Memorandum each person whom it reasonably believes is an "affiliate" of BWM for purposes of Rule 145 under the 1933 Act. BWM shall use its reasonable efforts to cause each such Person to deliver to NCBC not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of BWM Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of NCBC Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and NCBC shall be entitled to place restrictive legends upon certificates for shares of NCBC Common Stock issued to affiliates of BWM pursuant to this Agreement and to enforce the provisions of this Section 7.12). NCBC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of NCBC Common Stock by such affiliates.

     7.13 Employee Benefits and Contracts.  Following the Effective Time, NCBC
          -------------------------------
shall provide to officers and employees of the BWM Companies employee benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the NCBC Companies to their similarly situated officers and employees. To the extent permitted by BWM's profit sharing plan and applicable law, as soon as reasonably practical after consummation of the Merger, BWM's profit sharing plan will be terminated and distributions made in accordance therewith. For purposes of participation and vesting, but not other benefit accrual, under any such NCBC employee benefit plans, the service of the employees of the BWM Companies prior to the Effective Time shall be treated as service with an NCBC Company participating in such employee benefit plan. Nothing herein shall be deemed to have reduced, contracted, enlarged, undertaken, authorized, approved or otherwise to have affected whatever contractual rights the officers and employees of BWM may have under existing documentation other than as expressly stated herein, and nothing herein shall be deemed to be an employment contract, agreement or understanding, or offer of employment by NCBC or any of its direct or indirect Subsidiaries after the Effective Time.

                                   ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     8.1  Conditions to Obligations of Each Party.  The respective obligations
          ---------------------------------------
of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6 of this Agreement:

          (a)  Shareholder Approvals.  The shareholders of BWM shall have
               ---------------------
approved this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by law, by the provisions of any governing instruments.

          (b)  Regulatory Approvals.  All Consents of, filings and registrations
               --------------------
with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner, which in the reasonable judgment of the Board of Directors of NCBC would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, NCBC would not, in its reasonable judgment, have entered into this Agreement.

          (c)  Consents.  Each Party shall have obtained any and all Consents
               --------
required for consummation of the Merger (other than those referred to in Section 8.1(b) of this Agreement) or for the preventing of any default under any contract or permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

          (d)  Legal Proceedings.  No court or government or regulatory
               -----------------
authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement and the Plan of Merger.

          (e)  Registration Statement.  The Registration Statement shall be
               ----------------------
effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of NCBC Common Stock issuable pursuant to the Merger shall have been received.

          (f)  Exchange Listing.  The shares of NCBC Common Stock issuable
               ----------------
pursuant to the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

          (g)  (Reserved).

          (h)  (Reserved).

     8.2  Conditions to Obligations of NCBC.  The obligations of NCBC to perform
          ---------------------------------
this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by NCBC pursuant to Section 10.6(a) of this Agreement:

          (a)  Representations and Warranties.  For purposes of this Section
               ------------------------------
8.2(a), the accuracy of the representations and warranties of BWM set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of BWM set forth in Section 4.3 of this Agreement shall be true and correct. The representations and warranties of BWM set forth in Sections 4.20,
4.21 and 4.22 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of BWM set forth in this Agreement (including the representations and warranties set forth in Sections 4.3, 4.20, 4.21 and 4.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BWM.

          (b)  Performance of Agreements and Covenants.  Each and all of the
               ---------------------------------------
agreements and covenants of BWM to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)  Certificates.  BWM shall have delivered to NCBC (i) a
               ------------
certificate, dated as of the Effective Time and signed on its behalf by its chairman and the cashier of the BWM Bank Subsidiary, to the effect that the conditions of its obligations set forth in Sections 8.2(a) and 8.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by BWM's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as NCBC and its counsel shall request.

          (d)  Affiliates Agreements.  BWM shall have used its reasonable best
               ---------------------
efforts to have received from each affiliate of BWM the affiliates letter referred to in Section 7.12 of this Agreement.

          (e)  Legal Opinion.  BWM shall have delivered to NCBC an opinion of
               -------------
counsel, dated as of the Closing Date, addressed to and in form and substance satisfactory to NCBC, to the effect that:

               (i) BWM and BWM Bank Subsidiary are an Arkansas corporation and an Arkansas bank, respectively, duly organized, validly existing and in good standing under the laws of the State of Arkansas.

               (ii) This Agreement and the Plan of Merger have each been duly and validly authorized, executed and delivered on behalf of BWM by a duly authorized officer or representative of BWM, and (assuming this Agreement is a binding obligation of NCBC) constitute a valid and binding obligation of BWM enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion;

               (iii) The execution, delivery and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of BWM.

          (f)  Maintenance of Certain Covenants, Etc.  At the time of Closing,
               -------------------------------------

               (i) The average total deposits of BWM Bank Subsidiary for the quarter immediately preceding the Closing Date shall be not less than Ninety-Two Million Dollars ($92,000,000.00);

               (ii) Exclusive of any securities gains or losses pursuant to FAS 115, total consolidated stockholders' equity of BWM for the quarter immediately preceding the Closing Date shall not be less than Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00);

               (iii) BWM shall own, free and clear of any liens, not less than 100% of the outstanding capital stock of BWM Bank Subsidiary; and

               (iv) From and after the Balance Sheet Date, there shall have been no extraordinary sale of assets, nor any material investment portfolio restructuring by any BWM Company.

               The financial criteria and calculations set forth above shall be determined in accordance with GAAP assuming that BWM and each other BWM Company shall have been operated consistently in the normal course of their respective businesses; provided, however, that the effects of any balance sheet expansion through abnormal, unusual, nonrecurring or out-of-the-ordinary borrowings or by the realization of extraordinary or nonrecurring gains otherwise than in the ordinary course of business or other income from the disposition of assets or liabilities or through similar transactions shall be eliminated from the calculations.

          (g)  Non-Compete Agreements.  George H. Dunklin, M.E. Black Dunklin,
               ----------------------
and George H. Dunklin, Jr. shall have entered into a non-compete agreement with NCBC, Merger Subsidiary and BWM Bank Subsidiary substantially in the form of the non-compete agreement which is annexed hereto as Exhibit 2.

     8.3  Conditions to Obligations of BWM.  The obligations of BWM to perform
          --------------------------------
this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by BWM pursuant to Section 10.6(b) of this Agreement.

          (a)  Representations and Warranties.  For purposes of this Section
               ------------------------------
8.3(a), the accuracy of the representations and warranties of NCBC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of NCBC set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of NCBC set forth in
Section 5.11 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of NCBC set forth in this Agreement (including the representations and warranties set forth in Sections 5.3 and 5.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on NCBC.

          (b)  Performance of Agreements and Covenants.  Each and all of the
               ---------------------------------------
agreements and covenants of NCBC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)  Certificates.  NCBC shall have delivered to BWM (i) a
               ------------
certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 8.3(a) and 8.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by NCBC's Board of Directors and Merger Subsidiary's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as BWM and its counsel shall request.

          (d)  Legal Opinion.  NCBC shall have delivered to BWM an opinion of
               -------------
counsel, which may be in-house counsel of NCBC, dated as of the Closing Date, addressed to and in form and substance satisfactory to BWM, to the effect that:

               (i) NCBC and Merger Subsidiary are respectively Tennessee and Arkansas corporations duly organized, validly existing and in good standing under the laws of the States of Tennessee and Arkansas;

               (ii) This Agreement and the Plan of Merger have been duly and validly authorized, executed and delivered on behalf of NCBC and Merger Subsidiary by duly authorized officers or representatives thereof, and (assuming this Agreement is a binding obligation of BWM) constitutes a valid and binding obligation of NCBC and Merger Subsidiary enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion;

               (iii) The execution, delivery and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of NCBC and Merger Subsidiary.

          (e)  (Reserved).

                                   ARTICLE 9
                                  TERMINATION

     9.1  Termination.  Notwithstanding any other provision of this Agreement,
          -----------
and notwithstanding the approval of this Agreement by the shareholders of NCBC or BWM, this Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of NCBC and the Board of Directors of BWM; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of BWM and Section 8.3(a) in the case of NCBC or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to terminate the Merger under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of BWM and Section 8.3(a) of this Agreement in the case of NCBC; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of BWM and Section 8.3(a) in the case of NCBC or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such Regulatory Authority or if any action taken by such Regulatory Authority is not appealed within the time limit for appeal or (ii) the shareholders of

BWM fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the Arkansas Code and BWM's Charter and Bylaws; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e) and further, if NCBC shall have filed all applications necessary to obtain the necessary Consents of banking Regulatory Authorities within sixty (60) days of the date hereof, and if the Closing shall not have occurred because of a delay caused by a bank Regulatory Authority in its review of the application before it, or by the SEC in its review of the Registration Statement to be filed by NCBC, then BWM shall, upon NCBC's written request, extend the March 31, 1998, date for a reasonable time, in no event less than thirty (30) days, in order for NCBC to obtain all Consents of bank Regulatory Authorities required and/or all Consents of the SEC and any other securities Regulatory Authorities, and for the expiration of any stipulated waiting periods; or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of BWM and Section 8.3(a) in the case of NCBC or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(e) of this Agreement as the same may be extended pursuant to Section 9.1(e).

     9.2  Effect of Termination.  In the event of the termination and
          ---------------------
abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions of this Section 9.2 and Article 10 and Sections 7.6(b) and 7.8 of this Agreement shall survive any such termination and abandonment;
(ii) a termination pursuant to Sections 9.1(b), 9.1(c) or 9.1(f) of this Agreement shall not relieve the breaching Party from liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination; and (iii) Section 7.8 of this Agreement shall be governed by its own terms.

     9.3  Non-Survival of Representations and Covenants.  The respective
          ---------------------------------------------
representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except this Section 9.3 and Articles 1, 2, 3 and 10 and Sections 7.1, 7.8, 7.12, and 7.13 of this Agreement.

                                  ARTICLE 10
                              GENERAL PROVISIONS

     10.1 Definitions.
          -----------

          (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

               "Acquisition Proposal" shall mean any exchange offer or any proposal for a merger, consolidation, acquisition of all or substantially all, but in no event less than 77%, of the outstanding common stock of BWM and concurrently, not less than 97.4% of the outstanding common stock of BWM Bank Subsidiary.

               "Affiliate" of a Party means any Person, partnership, corporation, association, limited liability company, business trust, or other legal entity directly or indirectly controlling, controlled by or under common Control, with that Party.

               "Agreement" shall mean this Agreement, the Plan of Merger and the Exhibits delivered pursuant hereto and incorporated herein by reference.

               "Allowances" shall mean the allowances for loan, lease and other credit losses, including losses in connection with ORE, of any Person.

               "Arkansas Code" shall mean the Arkansas Code Annotated, as amended.

               "Articles of Merger" shall mean the Articles of Merger to be executed by NCBC, Merger Subsidiary and BWM and filed with the Secretary of State of the State of Arkansas pursuant to Section 4-27-1105 of the Arkansas Code, relating to the merger of BWM with and into Merger Subsidiary as contemplated by this Agreement and the Plan of Merger.

               "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

               "Balance Sheet Date" shall mean December 31, 1997.

               "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended.

               "Business Day" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that it not a federal or state holiday generally recognized or observed by banks in the States of Tennessee and Arkansas.

               "BWM Bank Subsidiary" shall mean Bank of West Memphis, West Memphis, Arkansas.

               "BWM Common Stock" shall mean the common stock of BWM, $1.00 par value per share.

               "BWM Company(ies)" shall mean BWM and all of its Subsidiaries, whether direct or indirect.

               "BWM Disclosure Memorandum" shall mean the written information entitled "BWM Bancshares Company Disclosure Memorandum" delivered prior to the date of this Agreement to NCBC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

               "BWM Employee Plans" shall mean any pension plans, profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and any other such or related benefit plans or arrangements offered or funded by BWM or any BWM Subsidiary, to or for the benefit of the officers, directors, employees, independent contractors or consultants of BWM or any BWM Subsidiary.

               "BWM Record Holders" means those Persons who shall be the holders of record of any of the issued and outstanding shares of BWM Common Stock immediately prior to the Effective Time.

               "Closing" shall mean the consummation of the Merger.

               "Closing Date" shall mean the date on which the Closing occurs.

               "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or affirmation by any Person pursuant to any Contract, Law, Order or Permit.

               "Consideration" shall mean the shares of NCBC Common Stock and the cash settlement of any remaining fractional share of NCBC Common Stock deliverable to the BWM Record Holders pursuant to Section 2.1(c) of this Agreement.

               "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

               "Control" shall have the meaning assigned to such term in Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended.

               "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence or any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

               "Deposits" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of the BWM Bank Subsidiaries and other deposit-taking Affiliates.

               "Effective Date" shall mean that date on which the Effective Time of the Merger shall have occurred.

               "Effective Time" shall mean the date and time that the Articles of Merger shall become effective with the Secretary of State of Arkansas.

               "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and any state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 USC (S)9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 USC (S)6901, et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               "Exchange Agent" shall mean Bank of New York.

               "Exchange Ratio" shall mean the number of shares of NCBC Common Stock, and fractions thereof, to be exchanged for each share of BWM Common Stock pursuant to Section 2.1(c) of this Agreement, subject to such adjustments as may be provided in this Agreement and the Plan of Merger.

               "Exhibits" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

               "FDIC" shall mean the Federal Deposit Insurance Corporation.

               "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of St. Louis when acting under delegated authority.

               "GAAP" shall mean generally accepted accounting principles as in effect from time to time, consistently applied.

               "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

               "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title III of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

               "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and other intellectual property rights.

               "IRC" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, Chief Executive Officer, President, Chief Administrative Officer, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer or General Counsel of such Person, or such other officer of such Person, regardless of title, charged with or responsible for the oversight of a particular area, department or function to which the subject matter relates.

               "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

               "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

               "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

               "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic routine examinations of depository institutions and their Affiliates by Regulatory Authorities.

               "Material Adverse Effect" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

               "Merger" shall mean the merger of BWM with and into Merger Subsidiary, as described in Section 1.1 of this Agreement.

               "NASDAQ" shall mean the NASDAQ Stock Market or NASDAQ National Market, or its successor, upon which shares of NCBC Common Stock are listed for trading.

               "NCBC" shall mean National Commerce Bancorporation, a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and as a savings and loan holding company and whose principal offices are located at One Commerce Square, Memphis, Shelby County, Tennessee 38150.

               "NCBC Capital Stock" shall mean, collectively, the NCBC Common Stock, the NCBC Preferred Stock and any other class or series of capital stock of NCBC.

               "NCBC Common Stock" shall mean the $2.00 par value common stock of NCBC.

               "NCBC Companies" shall mean, collectively, NCBC and all NCBC Subsidiaries.

               "NCBC Disclosure Memorandum" shall mean the written information entitled "National Commerce Bancorporation Disclosure Memorandum" delivered prior to the date of this Agreement to BWM describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

               "NCBC Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of NCBC as of September 30, 1997, and as of December 31, 1996, and 1995, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine (9) months ended September 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by NCBC in SEC Documents, (ii) the consolidated balance sheet of NCBC (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

               "NCBC Merger Subsidiary" or "Merger Subsidiary" shall mean Nation Commerce Community Bancorp, Inc., a wholly owned subsidiary of NCBC.

               "NCBC Preferred Stock" shall mean the no par value preferred stock of NCBC authorized but none of which is currently outstanding.

               "NCBC Subsidiaries" shall mean the Subsidiaries of NCBC.

               "1933 Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               "Operating Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

               "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

               "ORE" shall mean real estate and other property acquired through fore closure, deed in lieu of foreclosure, or similar procedures.

               "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

               "Party" shall mean either NCBC or Merger Subsidiary, on the one hand, or BWM on the other hand, and "Parties" shall mean, NCBC, Merger Subsidiary and BWM.

               "Pension Plan" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

               "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

               "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

               "Plan of Merger" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 1.

               "Proxy Statement" shall mean the proxy statement to be used by BWM to solicit proxies with a view to securing the approval of the BWM shareholders of this Agreement and the Plan of Merger.

               "Records" means all available records, minutes of meetings of the Board of Directors, committees and shareholders of a Party; original instruments and other documentation, pertaining to a Party or any of its Subsidiaries or assets (including plans and specifications relating to any realty), Liabilities, Deposits, Contracts, capital stock, and loans; and all other business and financial records which are necessary or customary for use in the conduct of such Person or any of such Person's Subsidiary businesses on or after the Effective Time as it was conducted prior to the Effective Time.

               "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by NCBC under the 1933 Act with respect to the shares of NCBC Common Stock to be issued to the shareholders of BWM in connection with the transactions contemplated by this Agreement.

               "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASDAQ, the National Association of Securities Dealers and the SEC, or any respective successor thereto.

               "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

               "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for shares of the capital stock of a Person, or which derive their value in whole or in part from shares of the capital stock of a Person, including stock appreciation rights and phantom stock, or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

               "SEC" shall mean the United States Securities and Exchange Commission, or any successor thereto.

               "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

               "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal or state bank Regulatory Authorities.

               "Shareholders' Meeting" shall mean the Special Meeting of the shareholders of BWM to be held pursuant to Section 7.1 of this Agreement, including any adjournment or adjournments thereof.

               "Subsidiaries" shall mean all of those Persons of which the entity in question owns or controls 5% or more of the outstanding voting equity securities or equity interest, either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities or equity interest is owned directly or indirectly by its parent; provided, however, that there shall not be included any Person acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, or any such Person the equity securities or equity interest of which are owned or controlled in a fiduciary capacity or through a small business development corporation.

               "Surviving Corporation" shall mean National Commerce Community Bancorp, Inc., as the corporation resulting from and surviving the consummation of the Merger as set forth in Section 1.1 of this Agreement.

               "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

               "Tennessee Code" shall mean the Tennessee Code Annotated, as amended.

          (b) Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     10.2 Expenses.
          --------

          (a) Except as otherwise provided in Section 7.8 and this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the costs contemplated hereunder, including, filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that NCBC shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

          (b) Nothing contained in this Section 10.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

     10.3 Brokers and Finders. Each of the Parties represents and warrants that
          -------------------
neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investments bankers fees, brokerage fees, commissions, or finders fees in connection with this Agreement or the ones contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by BWM or NCBC, each of BWM and NCBC, as the case may be agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     10.4 Entire Agreement. Except as otherwise expressly provided herein, this
          ----------------
Agreement (including the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     10.5 Amendments. To the extent permitted by Law, this Agreement may be
          ----------
amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement and the Plan of Merger has been obtained; provided, that after any such approval by the holders of BWM Common stock, there shall be made no amendment that modifies in any material respect the Consideration to be received by the BWM Record Holders.

     10.6 Waivers.
          -------

          (a) Prior to or at the Effective Time, NCBC, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BWM, to waive or extend the time for the compliance or fulfillment by BWM of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NCBC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NCBC.

          (b) Prior to or at the Effective Time, BWM, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NCBC, to waive or extend the time for the compliance or fulfillment by NCBC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BWM under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of BWM.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     10.7 Assignment. Except as expressly contemplated hereby, neither this
          ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, NCBC and/or Merger Subsidiary may assign all of their rights hereunder to any other wholly owned Subsidiary whether now existing or hereafter acquired or organized. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     10.8 Notices. All notices or other communications which are required or
          -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          If to NCBC/Merger Subsidiary:    National Commerce Bancorporation
                                           One Commerce Square
                                           Memphis, TN  38150
                                           Fax:  (901) 523-3170
                                           Telephone:  (901) 523-3320
                               Attention:  Lewis E. Holland
                                           Vice Chairman and CFO

                               and         Charles A. Neale
                                           Vice President and General Counsel
                                           Fax:  (901) 523-3303
                                           Telephone:  (901) 523-3371

          If to BWM:                       Bancshares of West Memphis, Inc.
                                           c/o George H. Dunklin
                                           15 Longmeadow
                                           Pine Bluff, AR
                                           Fax: (870)535-6400
                                           Telephone:

          With copies to:        George H. Dunklin, Jr.
                                 Fax:  (870)946-1401
                                 Telephone:

                          and    Kent J. Rubens
                                 Sloan, Rubens & Peeples
                                 600 North Missouri Street
                                 West Memphis, AR 72203
                                 or
                                 --
                                 P.O. Box 768
                                 West Memphis, AR 72303
                                 Fax: (501)735-2624
                                 Telephone: (501)735-5500

                          and    John Clayton Randolph
                                 Friday, Eldredge & Clark
                                 400 West Capitol  Suite 2000
                                 Little Rock, AR 72201
                                 Fax: (501)376-2147
                                 Telephone: (501)370-1559

     10.9  Governing Law. This Agreement shall be governed by and construed in
           -------------
accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

     10.10 Counterparts. This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

     10.11 Captions. The captions contained in this Agreement are for reference
           --------
purposes only and are not part of this Agreement.

     10.12 Interpretation. No Party to this Agreement shall be considered the
           --------------
draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

     10.13 Enforcement of Agreement. The Parties hereto agree that irreparable
           ------------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.14 Attorneys' Fees. If any Party hereto shall bring any action at law or
           ---------------
in equity to enforce its rights under this Merger Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

     10.15 Severability. Any term or provision of this Agreement which is
           ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.16 Remedies Cumulative. All remedies provided in this Agreement, by Law
           -------------------
or otherwise, shall be cumulative and not alternative.

     10.17 Employment Opportunities. NCBC agrees to use its best efforts to
           ------------------------
retain all curent employees of BWM Companies at compensation not less than their current compensation. In the event NCBC does not deem any such employee's continued employment in West Memphis to be feasible, NCBC agrees to use its best efforts to find comparable employment for such employee with another NCBC bank or subsidiary.

     IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Agreement or has caused this Agreement to be executed and delivered in its name and on behalf by its representatives thereunto duly authorized, all as of the date first written above.


                                 BANCSHARES OF WEST MEMPHIS, INC.

                                 By: /s/ George H. Dunklin, Jr.
                                     --------------------------
                                     Its:Chairman
                                         ----------------------


ATTEST:

/s/ Jack Hogan
-------------------------------
Jack Hogan, Assistant Secretary

                              NATIONAL COMMERCE BANCORPORATION

                              By: /s/ Thomas M. Garrott
                                  -----------------------------------
                                  Thomas M. Garrott, Chairman and CEO

ATTEST:

/s/ Gus B. Denton
------------------------
Gus B. Denton, Secretary



                              NATIONAL COMMERCE COMMUNITY
                              BANCORP, INC.

                              By: /s/ Thomas M. Garrott
                                  ----------------------------
                                  Thomas M. Garrott, President

ATTEST:

/s/ Lewis E. Holland
---------------------------
Lewis E. Holland, Secretary

                                                                     APPENDIX II

                        DISSENTERS' RIGHTS OF APPRAISAL

                              TITLE 4, CHAPTER 26
                       ARKANSAS BUSINESS CORPORATION ACT

                   SUBCHAPTER 10 -- MERGER AND CONSOLIDATION

     4-26-1007.  RIGHTS OF DISSENTING SHAREHOLDERS.

          (a) If a shareholder of a corporation which is a party to a merger or consolidation files with the corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to the plan of merger or consolidation and does not vote in favor thereof, and the shareholder within ten (10) days after the date on which the vote was taken makes written demand on the surviving or new domestic or foreign corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, then, if the merger or consolidation is effected, the surviving or new corporation shall pay to the shareholder, upon surrender of his certificate or certificates representing the shares, the fair value thereof.

          (b) The demand shall state the number and class of the shares owned by the dissenting shareholder.

          (c) Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the merger or consolidation.

          (d) Within ten (10) days after the merger or consolidation is effected, the surviving or new corporation, as the case may be, shall give notice to each dissenting shareholder who has made demand as herein provided for the payment of the fair value of his shares.

          (e) (1) If within thirty (30) days after the date on which the merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment shall be made within ninety (90) days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing those shares.

          (2) Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in those shares or in the corporation.

          (f) (1) If within the period of thirty (30) days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder, within sixty (60) days after the expiration of the thirty-day period, may file a petition in the circuit court of the county in which the registered office of the surviving corporation is located, if the surviving corporation is a domestic corporation or in the Pulaski County Circuit Court if the surviving corporation is a foreign corporation, asking for a finding and determination of the fair value of the shares and shall be entitled to judgment against the surviving or new corporation for the amount of the fair value as of the day prior to the date on which the vote was taken approving such merger or consolidation, together with interest thereon to the date of the judgment.

          (2) The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing the shares.

          (3) Upon payment of the judgement, the dissenting shareholder shall cease to have any interest in the shares or in the surviving or new corporation.

          (4) Unless the dissenting shareholder files the petition within the time herein limited, the shareholder and all persons claiming under him shall be bound by the terms of the merger or consolidation.

          (g) Shares acquired by the surviving or new corporation pursuant to the payment of the agreed value thereof or to payment of the judgment entered, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares.

          (h) The provisions of this section shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other domestic or foreign corporations that are parties to the merger.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The following summary is qualified in its entirety by reference to the complete text of the statute, Charter, Bylaws and agreements referred to below.

     The Registrant's Bylaws provide that the Registrant will indemnify any person, who is made a party to a suit by or in the right of the Registrant by reason of the fact that he is or was an officer or director of the Registrant, against amounts paid in settlement and reasonable expenses incurred as a result of such suit or proceeding or any appeal therein to the extent permitted by, and in the manner provided by, Tennessee law. The Registrant will indemnify any person made, or threatened to be made, a party to a suit other than by or in the right of any corporation, by reason of the fact that he was an officer or director of the Registrant or served such other corporation in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses incurred as a result of such suit or proceeding or any appeal therein, if such director or officer acted in good faith for a purpose he reasonably believed to be in the best interest of the Registrant and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful, and to the extent permitted by, and in the manner provided by, Tennessee law.

     The Registrant's Charter provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for unlawful distributions under the laws of Tennessee. Under Part 5 of Article 18 of the Tennessee Securities Act, a corporation may indemnify a director, officer, employee or agent of the corporation who is made a party to a proceeding against liability incurred in the proceeding if (1) he conducted himself in good faith and (2) he reasonably believed (a) that his conduct was in the best interest of the corporation in the case of conduct in his official capacity, (b) that his conduct was at least not opposed to the corporation's best interest in all other cases, and (c) he had no reasonable cause to believe his conduct was unlawful, in the case of a criminal proceeding. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     The Registrant maintains a directors and officers liability insurance policy. Such policy has a deductible of $150,000 and an annual per occurrence and aggregate cap on coverage of $20 million. In addition, the Registrant maintains a general liability insurance policy with an annual per occurrence and aggregate cap of $20 million.


ITEM 21:  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     An index to Exhibits appears at pages II-5 through II-6 hereof.


ITEM 22:  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on January 28, 1998.


                                  NATIONAL COMMERCE BANCORPORATION


                                  By:  /s/ THOMAS M. GARROTT
                                       -----------------------
                                           Thomas M. Garrott
                                           Chairman of the Board, President and
                                           Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lewis E. Holland and Charles A. Neale and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature                              Title                                          Date
---------                              -----                                          ----
/s/ THOMAS M. GARROTT                  Chairman of the Board, President and           January 28, 1998
-------------------------------        Chief Executive Officer
Thomas M. Garrott                      (Principal Executive Officer)


/s/ LEWIS E. HOLLAND                   Executive Vice President,                      January 28, 1998
-------------------------------        Treasurer and Chief Financial
Lewis E. Holland                       Officer (Principal Financial Officer
                                       and
                                       Principal Accounting Officer)


/s/ FRANK G. BARTON, JR.               Director                                       January 28, 1998
-------------------------------
Frank G. Barton, Jr.


/s/ R. GRATTAN BROWN, JR.              Director                                       January 28, 1998
-------------------------------
R. Grattan Brown, Jr.

Signature                                    Title                           Date
---------                                    -----                           ----
_______________________________              Director                        January __, 1998
Bruce E. Campbell, Jr.


/s/ JOHN D. CANALE, III                      Director                        January 28, 1998
-------------------------------
John D. Canale, III


/s/ THOMAS C. FARNSWORTH, JR.                Director                        January 23, 1998
-------------------------------
Thomas C. Farnsworth, Jr.


/s/ R. LEE JENKINS                           Director                        January 28, 1998
-------------------------------
R. Lee Jenkins


/s/ W. NEELY MALLORY, JR.                    Director                        January 23, 1998
-------------------------------
W. Neely Mallory, Jr.


_______________________________              Director                        January __, 1998
James E. McGehee, Jr.


/s/ HARRY J. PHILLIPS, SR.                   Director                        January 28, 1998
-------------------------------
Harry J. Phillips, Sr.


_______________________________              Director                        January __, 1998
Sidney A. Stewart, Jr.


 /s/ G. Mark Thompson                        Director                        January 27, 1998
-------------------------------
G. Mark Thompson

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------

  2.1 Agreement and Plan of Merger among National Commerce Bancorporation, National Commerce Community Bancorp, Inc. and Bancshares of West Memphis, Inc. dated January 26, 1998 (included as Appendix I to the Information Statement/Prospectus in Part I of this Registration Statement). The exhibits and schedules to this Exhibit, comprising the form of Plan of Merger, Non-Competition Agreement, Affiliate Agreement and certain disclosure schedules, have been omitted. The Registrant hereby undertakes to furnish supplementally to the Commission any such omitted exhibit or schedule.

  3.1 Charter of National Commerce Bancorporation as amended and restated (filed as Exhibit 3.1 to the Registrant's Form 10-K for the year ended December 31, 1996 (File No. 0-6094) and incorporated herein by reference).

  3.2     Bylaws of National Commerce Bancorporation as amended (filed as
          Exhibit 3.2 to the Registrant's Form 10-K for the year ended December 31, 1995 (File No. 0-6094) and incorporated herein by reference).

  4.1 Specimen Stock Certificate (filed as Exhibit 4.1 to the Registrant's Form 10-K for the year ended December 31, 1996 (File No. 0-6094) and incorporated herein by reference).

  5.1 Opinion of Susan Warner, associate counsel of the Registrant, as to the legality of the shares of the Registrant's Common Stock being registered.

  8.1 Opinion of Ernst & Young LLP, tax advisors to the Registrant, as to certain federal income tax consequences of the Merger (to be filed by amendment).

  10.1 Form of Promissory Notes of NBC payable to The Mallory Partners (filed as Exhibit 10.1 to the Registrant's Form 10-K for the year ended December 31, 1987 (File No. 0-6094) and incorporated herein by reference).

  10.2 Employment Agreement as of October 1, 1991, by and between National Bank of Commerce and Bruce E. Campbell, Jr. (filed as Exhibit 10.5 to the Registrant's Form 10-K for the year ended December 31, 1987 (File No. 0-6094) and incorporated herein by reference).

  10.3 Employment Agreement dated as of January 1, 1992, by and between National Bank of Commerce and John S. Evans (filed as Exhibit 10.6 to the Registrant's Form 10-K for the year ended December 31, 1992 (File No. 0-6094) and incorporated herein by reference).

  10.4 Employment Agreement dated as of January 1, 1992, by and between National Bank of Commerce and William R. Reed, Jr. (filed as Exhibit
          10.8 to the Registrant's Form 10-K for the year ended December 31, 1992 (File No. 0-6094) and incorporated herein by reference).

  10.5 Employment Agreement dated as of September 1, 1993, by and between National Bank of Commerce and Thomas M. Garrott (filed as Exhibit 10.9 to the Registrant's Form 10-K for the year ended December 31, 1994 (File No. 0-6094) and incorporated herein by reference).

  10.6 Employment Agreement dated as of September 1, 1993, by and between National Bank of Commerce and Gary L. Lazarini (filed as Exhibit 10.10 to the Registrant's Form 10-K for the year ended December 31, 1994 (File No. 0-6094) and incorporated herein by reference).

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------

  10.7 Employment Agreement dated as of September 1, 1993, by and between National Bank of Commerce and Mackie H. Gober (filed as Exhibit 10.11 to the Registrant's Form 10-K for the year ended December 31, 1994 (File No. 0-6094) and incorporated herein by reference).

  10.8    Deferred Compensation Agreement for Thomas M. Garrott (filed as
          Exhibit 10c(2) to the Registrant's Form 10-K for the year ended December 31, 1984 (File No. 0-6094) and incorporated herein by reference).

  10.9 Employment Agreement dated as of July 1, 1994, by and between National Bank of Commerce and Lewis E. Holland (filed as Exhibit 10.14 to the Registrant's Form 10-K for the year ended December 31, 1994 (File No. 0-6094) and incorporated herein by reference).

  10.1 Split Dollar Insurance Plan (filed as Exhibit 10c(3) to the Registrant's Form 10-K for the year ended December 31, 1984 (File No. 0-6094) and incorporated herein by reference).

  10.11 Bonus Incentive Plan (filed as Exhibit 10c(1) to the Registrant's Form 10-K for the year ended December 31, 1980 (File No. 0-6094) and incorporated herein by reference).

  10.12 1982 Incentive Stock Option Plan, as amended. (filed as Exhibit 10.8 to the Registrant's Form 10-K for the year ended December 31, 1988 (File No. 0-6094)) and incorporated herein by reference).

  10.13 1986 Stock Option Plan (filed as Exhibit A to the Registrant's Proxy Statement for the 1987 Annual Meeting of Shareholders and incorporated herein by reference).

  10.14 1990 Stock Plan (filed as Exhibit A to the Registrant's Proxy Statement for the 1990 Annual Meeting of Shareholders and incorporated herein by reference).

  10.15 Form of Amendment to 1986 Stock Option Plan (filed as Exhibit 10.10 to the Registrant's Form 10-K for the year ended December 31, 1988 (File No. 0-6094) and incorporated herein by reference).

  10.16 1994 Stock Plan (filed as Exhibit A to the Registrant's Proxy Statement for the 1994 Annual Meeting of Shareholders and incorporated herein by reference).

  10.17 Resolution authorizing Pension Restoration Plan (filed as Exhibit 10(c)(7) to the Registrant's Form 10-K for the year ended December 31, 1986 (File No. 0-6094) and incorporated herein by reference).

     11   Statement re:  Earnings Per Share.

     21   Subsidiaries of the Registrant.

   23.1   Consent of Ernst & Young LLP.

   23.2   Consent of Ernst & Young LLP.

   23.3   Consent of Erwin & Co.

   23.4 Consent of Ernst & Young LLP (included in the opinion filed on Exhibit 8.1).

     24   Powers of Attorney (see signature pages).